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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ⌧                              Filed by a Party other than the Registrant   ◻

Check the appropriate box:

◻	Preliminary Proxy Statement
◻	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
⌧	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material Pursuant to § 240.14a-12

RE/MAX HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

⌧	No fee required.

◻	Fee paid previously with preliminary materials.

◻	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear Fellow Stockholder:

RE/MAX Holdings, Inc. is holding its 2023 annual meeting of stockholders at 1:30 p.m. mountain time on Wednesday, May 24, 2023. The meeting will be held as a virtual meeting, which stockholders can attend by visiting www.virtualshareholdermeeting.com/RMAX2023. This will be the seventh year that our annual meeting of stockholders is virtual. We have found that the virtual format makes it easier for stockholders to attend the meeting, improves communication, and reduces costs both for the Company and for stockholders who attend the meeting. We plan to give stockholders the opportunity to ask questions about the items of business for the meeting and our business generally.

We encourage stockholders to vote their shares by proxy in advance of the annual meeting.

The attached notice of the 2023 annual meeting of stockholders and proxy statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy. The enclosed proxy statement and proxy card are first being sent to our stockholders on approximately April 13, 2023.

The Board of Directors recommends that you vote “FOR” each of the Director nominees named in the proxy statement, “FOR” approval of the RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan, “FOR” the advisory vote on compensation of our named executive officers, “Every Year” for the vote on the frequency of future advisory votes on compensation of executive officers, and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm.

You may submit your proxy either over the telephone or the internet or you may vote through the online portal during the meeting. In addition, if you received a paper copy of the proxy materials, you can vote by marking, signing, dating, and returning the proxy card sent to you in the envelope accompanying the proxy materials.

Thank you for your continued support.

Sincerely,

David Liniger

Chairman and RE/MAX Co-Founder

April 13, 2023

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

Meeting Information	Items of Business		Our Board’s Recommendation	More information
WHEN Wednesday, May 24, 2023 at 1:30 p.m. (mountain time)	1	To elect four Directors to our Board of Directors from the nominees named in the proxy statement	FOR each nominee	p. 7
ADMISSION Stockholders of record as of the close of business on March 30, 2023, will be entitled to attend, vote, and ask questions at the Annual Meeting	2	To conduct an advisory vote on our executive compensation	FOR	p. 28
WEBCAST The virtual meeting will be held online at: www.virtualshareholdermeeting.com /RMAX2023. You will need to enter the control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card	3	To conduct an advisory vote on the frequency of future advisory votes on executive compensation	Every year	p. 51
	4	To approve the RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan	FOR	p. 52
	5	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	FOR	p. 62

The above actions are described in more detail in this proxy statement. We may also transact any other business as may properly come before the Annual Meeting or before any adjournment or postponement thereof.

Your vote is important. We encourage you to vote by proxy in advance of the meeting, whether or not you plan to attend the meeting. Please vote using one of the following advance voting methods:

BY INTERNET	BY TELEPHONE	BY MAIL
You may vote via the internet by visiting http://www.proxyvote.com and entering the unique control number for your shares located on the Notice of Internet Availability of Proxy Materials.	You may vote by phone by calling (800) 690-6903. You will need the control number from your Notice of Internet Availability of Proxy Materials.	Beneficial Owners of Shares Held in Street Name: You may vote by filling out the card you received from the organization holding your shares and returning it as instructed by that organization.

Stockholders of Record:
If you requested that Proxy Materials be mailed to you, you will receive a proxy card with your Proxy Materials and may vote by filling out and signing the proxy card and returning it in the envelope provided.

Please feel free to contact our Investor Relations department at (303) 224-5458 or investorrelations@remax.com if you have any questions about voting or attending the meeting.

By Order of the Board of Directors

Susie Winders, Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 24, 2023. The Company’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are also available at http://materials.proxyvote.com/75524W.

PROXY SUMMARY

About RE/MAX Holdings, Inc.

RE/MAX Holdings, Inc. (“RE/MAX Holdings”) is one of the world’s leading franchisors in the real estate industry. We franchise real estate brokerages globally under the RE/MAX® brand (“RE/MAX”) and mortgage brokerages in the U.S. under the Motto® Mortgage brand (“Motto”). We also sell ancillary products and services to our franchise networks, including loan processing services to our Motto network through our wemlo brand. The RE/MAX network, which celebrated the fiftieth anniversary of its founding this year, has a presence in over 110 countries and territories and more than 140,000 agents in over 9,000 offices. Motto is the first-and-only national franchisor of mortgage brokerages in the United States. Motto is among the fastest growing franchises and has grown to over 225 open offices across more than 40 states since it was founded in 2016. RE/MAX and Motto are 100% franchised—we do not own any of the brokerages that operate under these brands. We focus on enabling our networks’ success by providing powerful technology, quality education, and valuable marketing to build the strength of the RE/MAX and Motto brands.

A Leading Dual-Brand Franchisor with Compelling Growth Opportunities

RE/MAX: #1 Name in Real Estate1 (US/Canada) and Unmatched Global Footprint2. Highly Productive Network of More Than 140,000 Agents. Agent-centric Model is Different and Better. MOTTO MORTGAGE: Rapidly Expanding Network of offices with Almost $2.8 Billion in 2022 Annual Loan Volume. First-and-Only National Mortgage Brokerage Franchise in U.S. Among Top Recession-Proof and Best of the Best Franchises3.

1 Source: MMR Strategy Group Study of unaided brand awareness

2 RE/MAX has a presence in more than 110 countries and territories.

3 For more information on Motto awards please see www.mottomortgage.com/awards-disclaimers.

2023 Proxy Statement	RE/MAX Holdings, Inc.	1

PROXY SUMMARY

2022 – Performance Highlights

Strategic Initiatives

In 2022, RE/MAX Holdings announced a set of strategic initiatives centered on driving our U.S. RE/MAX agent count growth and accelerating the expansion of our growing mortgage business. RE/MAX launched a tailored program designed to attract, retain, and grow medium to large real-estate agent teams and is aggressively executing on its plan to convert independent and other real estate brokerages to RE/MAX. In our growing mortgage segment, we are investing in sales and marketing resources for both our Motto Mortgage and wemlo brands.

Our Growing Franchise Brands RE/MAX Agent Count as of December 31 Total Open Motto Mortgage Offices:

STRONG FINANCIAL POSITION

$353.4M Revenue	$121.6M Adjusted EBITDA[1]

1 Adjusted EBITDA is a non-GAAP measure. Please see Appendix 1 on page 78 of this Proxy Statement for a definition of this term and reconciliation with the most directly comparable GAAP measure.

2	RE/MAX Holdings, Inc.	2023 Proxy Statement

PROXY SUMMARY

Compensation Highlights

We believe that the compensation of our CEO and other Named Executive Officers should be tied to the long-term interests of our stockholders. We have therefore structured executive compensation to be largely variable, based on Company and individual performance. As the charts to the right show, approximately 60% of our CEO’s (Mr. Joyce) compensation and 75% of the compensation of our other Named Executive Officers (“NEOs”) compensation in 2022 was at-risk or performance-based. (The chart showing the average of other NEOs does not include Mr. Contos, our former CEO.)

CEO: base salary 18%, bonus 32%, equity grant 49%, other 1%. Average of other NEOs: base salary 25%, bonus 23%, equity grant 51%, other 1%

Our Mission, Vision, Values, and Beliefs

The graphic below shows our mission, vision, values, and beliefs. Our values, summarized by the acronym “MORE,” are reflected in our Code of Conduct, which is discussed in greater detail below.

RE/MAX HOLDINGS INC. MISSION: DELIVER THE BEST EXPERIENCE IN EVERYTHING REAL ESTATE. VISION: TO BE THE GLOBAL REAL ESTATE LEADER; THE ULTIMATE DESTINATION FOR PROFESSIONALS AND CONSUMERS. VALUES: DELIVER TO THE MAX; CUSTOMER OBSESSED, DO THE RIGHT THING, TOGETHER EVERYBODY WINS. BELIEFS: WE BELIEVE IN THE VALUE OF FULL-TIME DIVERSE PROFESSIONALS. WE BELIEVE IN PREPARATION, EDUCATION AND CONSTANT GROWTH. WE BELIEVE IN BOTH EXPERIENCE AND INNOVATION. WE BELIEVE IN THE POWER OF ASSOCIATION—AND THAT INDIVIDUALS THRIVE IN POSITIVE, PRODUCTIVE, INCLUSIVE ENVIRONMENTS.

2023 Proxy Statement	RE/MAX Holdings, Inc.	3

PROXY SUMMARY

Our Commitment to our Stakeholders

EVERYBODY WINS:
Environmental	Social	Governance
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LEED Certified headquarters building.
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Striving for more efficient resource utilization by reducing our footprint and subleasing portions of our headquarters building.
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Received 88 out of 100 on the Energy Star® Energy Performance Scorecard.
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Many initiatives to minimize headquarters building footprint: e.g., single-stream recycling, composting, low-flow appliances, LED lighting retrofit, among others.

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Providing aspiring entrepreneurs in over 110 countries and territories the opportunity to become small business owners.
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Strong focus on diversity, equity, and inclusion in our networks and at headquarters: two of six Executive Officers and more than half of Board members are women or from diverse populations and over half of RE/MAX agents are women.
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RE/MAX brokers and agents in the U.S. and Canada have donated almost $200 million to Children’s Miracle Network since 1992.
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The Motto Mortgage Mission Against Hunger organizes food drives across the country and headquarter staff volunteers at a local food pantry.

●
Key Board committees are fully independent.
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Separate Chair & CEO roles
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Robust Lead Independent Director role.
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Most Directors attended 100% of Board and committee meetings; no Director attended less than 75% of Board and committee meetings in 2022.
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Three Directors are Board Leadership Fellows with the National Association of Corporate Directors (“NACD”) and one has earned the NACD Directorship Certification.
●
Annual self-assessments administered by inside counsel or third-party.
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Commitment to Board refreshment—two new members added in 2020, two in 2022, and one new nominee in 2023.

Diversity, Equity, and Inclusion

As a franchisor, human capital development and opportunity are foundational elements of our business. With a presence in more than 110 countries and territories, we offer motivated small-business owners of virtually all ethnicities, genders, races, orientations, and religions the opportunity to elevate their careers. Moreover, we have been a leader in expanding opportunities for women within real estate since our founding 50 years ago. In our early days, one of the keys to our initial success was an intentional decision to invite women to join the RE/MAX network as real estate agents, which helped create professional opportunities for women in a persistently male-dominated industry at the time. Through the years, we have consistently prioritized leadership opportunities for women within our organization. For example, in the history of the Company, two of our six CEOs have been women, and today, two of our six Executive Officers and seven of our eleven Board members are women, three of whom chair Board committees. Globally, approximately 48% of RE/MAX franchises have at least one female owner and 52% of our agents are women as of December 31, 2022. We remain committed to diversity, equity, and inclusion and continue to expand our efforts around this important topic. To ensure our affiliates as well as our employees are informed, educated, and engaged, we infuse education on diversity, equity, and inclusion at key Company events and routinely promote available educational resources.

We are proud to support multiple industry groups that aim to increase diversity in the real estate profession and homeownership by diverse groups. We financially support organizations such as the National Association of Hispanic Real Estate Professionals, the Asian Real Estate Association of America, the LGBTQ+ Real Estate Alliance, the Women’s Council of REALTORS®, National Association of Black Real Estate Professionals, Freddie MAC (Affordable Housing

4	RE/MAX Holdings, Inc.	2023 Proxy Statement

PROXY SUMMARY

Program), and the National Association of REALTORS®. We seek to have diverse guests and presenters for events such as our annual conventions and in media directed at our networks. In 2022, Motto Mortgage was named a Top Franchise for Black Entrepreneurs by BLACK ENTERPRISE in partnership with Franchise Business Review. The list of the Top 25 Franchises for Black Entrepreneurs highlights franchisors with the highest owner satisfaction scores among Black franchise owners.

Giving Back

Giving back to our communities is part of our culture. All around the world, RE/MAX affiliates make a difference in their communities. For over 30 years, RE/MAX affiliates have been making miracles happen through our partnership with Children's Miracle Network Hospitals (CMN Hospitals) in the United States and Canada. During this time, RE/MAX Associates have donated almost $200 million to CMN Hospitals. CMN Hospitals raises funds and awareness for 170 member children’s hospitals, which provide 32 million patient visits to 10 million kids each year across the U.S. and Canada. All donations made by RE/MAX Associates through the Miracle Home® program and Miracle Property Program or from local fund-raising events, go to the local member children’s hospital to fund critical treatments and healthcare services, pediatric medical equipment, and charitable care.

In 2018, Motto founded The Motto Mortgage Mission Against Hunger as a way for our nationwide network to give back to local communities. The goal is simple: minimize food waste while supporting those who are food insecure. Throughout the year, the Motto network organizes food drives across the country. The office that goes above and beyond is recognized with the Mission Against Hunger Community Champion Award. Motto Mortgage headquarters staff also donates to and volunteers regularly at a Denver area food pantry. In 2022, Motto’s Mission Against Hunger made a nationwide impact of 43,462 meals provided to families in need.

Environmental Sustainability

We are committed to sustainability in our operations. Our headquarters building is LEED certified. We have many initiatives at headquarters to minimize our environmental footprint and create a safe and comfortable working environment, including single-stream recycling and composting throughout the building, reusable dishes and utensils in dining areas and break rooms, low-flow plumbing fixtures, a recent LED lighting retrofit with most lights on timers or photocells, a direct digital control HVAC system, and drip irrigation landscaping. We use an environmental consultant to assess design and construction and an industrial hygienist to evaluate usage of chemicals. We offer most employees the option of working from home and have many employees who are fully remote, which reduces emissions associated with employees commuting to the office. We recently refreshed the space in our headquarters building to strive for more efficient resource utilization both by reducing our own office footprint due to evolving workplace habits and by increased subleasing of our headquarters building.

Employee Growth and Development

A major focus for Company management is ensuring that our employees have resources to grow and develop in their career paths. Toward this end, we have established our 2023 Growth and Development Strategy which includes enhancements to established efforts as well as additional resources that promote upskilling our talent. We recently formalized and expanded our employee mentorship program, which provides an opportunity for employees to gain exposure to and learn from leaders across the Company. We provide a generous annual budget to each department for training and development which covers anything from advanced certifications and training programs to seminars and workshops. We also offer reimbursement for continued education through our Education Assistance Program. Leadership coaching is provided to certain members of senior leadership on a case-by-case basis through an established coaching program. We also provide internal trainings and programs to support growth and development. As part of the 2023 Growth and Development Strategy, we’ve recently partnered with a leading online educational provider to provide all of our employees unlimited access to over 18,000 courses and certifications that target a breadth of information on hard, technical, and soft skills relevant to all areas of our business and beyond. We’ve also recently encouraged our managers to allocate dedicated time for their employees to spend on growth and development initiatives. This has been well received by our managers who understand the priority and want to ensure their employees are able to dedicate time to their continued development.

2023 Proxy Statement	RE/MAX Holdings, Inc.	5

PROXY SUMMARY

Code of Conduct and Supplemental Code of Ethics

We have adopted a Code of Conduct applicable to all employees and a Supplemental Code of Ethics applicable to our principal executive, financial, and accounting officers and all persons performing similar functions. Our Code of Conduct emphasizes our core values and that our competitive advantages come by doing MORE – delivering to the max while doing the right thing.

DELIVER TO THE MAX: We stay hungry and continually push ourselves to higher levels of performance. We go above and beyond expectations, approaching everything we do with the highest levels of enthusiasm, energy and pride. We actively learn, listen, improve and evolve; our self-improvement never stops. CUSTOMER OBSESSED: We put customers first—focusing on their needs and exceeding their expectations. We know the company is built on relationships, so we’re committed to maintaining and growing them. We think big—delivering an experience that’s far beyond the norm, and far beyond what anyone expects. DO THE RIGHT THING: We act with integrity, honesty and transparency. Every day. We hold ourselves to the highest standards in performance, ethics and accountability. We own our actions and outcomes—taking smart risks with confidence and decisiveness. TOGETHER EVERYBODY WINS: We collaborate and communicate—contributing to an environment in which everybody wins. We lead by example; helping others develop their talents and reach their goals. We show gratitude and respect. Everybody’s voice matters. We use resources efficiently, for everybody’s greater good.

The Compensation Committee evaluates how our Executive Officers live our MORE values when evaluating performance and determining annual incentive compensation, as discussed further in the Compensation Discussion and Analysis below.

A copy of each code is available on our investor relations website, accessible through our principal corporate website at www.remaxholdings.com. Any amendments to either code, or any waivers of their requirements, that apply to our Directors or Executive Officers will be disclosed on our investor relations website.

6	RE/MAX Holdings, Inc.	2023 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

What am I voting on? Stockholders will elect four Directors to serve as Class I Directors, each for a three-year term.

At the 2023 Annual Meeting of Stockholders (the “Annual Meeting”), stockholders will vote to elect four Directors to the Board of Directors as Class I Directors. Each of the Class I Directors elected at the Annual Meeting will hold office until the 2026 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Roger Dow, Norman Jenkins, Laura Kelly, and Katherine Scherping to serve as Class I Directors for terms expiring at the 2026 Annual Meeting of Stockholders.

If any Class I Director nominee becomes unavailable or declines to serve as a Director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the then-current Board of Directors to fill the vacancy. Three of the nominees currently serve as Directors and we do not expect that any nominee will be unavailable or will decline to serve.

What is the required vote?

Each Director must be elected by a plurality of the votes cast. This means that the four nominees receiving the largest number of “FOR” votes will be elected as Directors. We do not have cumulative voting.

Recommendation of the Board: The Board recommends you vote FOR each of the nominees in this Proposal 1.

Class I Directors nominated for election or re-election at this year’s annual meeting.

Roger J. Dow	Norman K. Jenkins	Laura G. Kelly	Katherine L. Scherping
Roger, who serves as our Lead Independent Director, brings many years of franchise experience and leadership of complex organizations.	Norm will bring extensive experience in the real estate and franchising industries, as well as public company board experience.	Laura brings extensive experience in financial services and data solutions.	Katherine brings many years of strategic and financial leadership of franchise organizations.

2023 Proxy Statement	RE/MAX Holdings, Inc.	7

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Board Overview

Gender Diversity[1]	RE/MAX Holdings Tenure[2]

Racial Diversity[1]	Independence[1]

Gender Diversity: 55% women. RE/MAX Holdings Tenure: Average tenure 6.7 years. Less than 3 years: 20%, greater than 5 years, 80%. Racial diversity: 18% diverse. Independence: 72% independent.

.

Corporate Governance Factsheet
✓
11 Members of the Board of Directors
✓
8 Independent Directors
✓
All Members of Key Committees are Independent[3]
✓
Lead Independent Director
✓
Separate Chair and CEO
✓
Corporate Governance Guidelines
✓
Independent Directors Meet Without Management or Non-Independent Directors
✓
Board and Committee Self-Evaluations
✓
Annual Review of Director Independence
✓
Commitment to Regular Board Refreshment

✓
Policy for Auditor Independence
✓
Independent Compensation Consultant
✓
Anti-Hedging and Anti-Pledging Policy
✓
Clawback Policy for Executive Compensation
✓
Board Succession Plan
✓
Management Succession Plan
✓
Committee Charters
✓
Board Onboarding Process
✓
Annual Compliance Training for Directors and Employees
✓
Demonstrated Commitment to Director Education

1 Includes new nominee (Norman Jenkins); does not include retiring member (Ron Harrison).

2 Based on current members of Board (excluding new nominee), as of December 31, 2022.

3 All members of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent.

8	RE/MAX Holdings, Inc.	2023 Proxy Statement

CORPORATE GOVERNANCE

Our Board of Directors

Our Board of Directors currently consists of eleven members. Ronald Harrison, who has been on our Board since our IPO, will be retiring when his current term ends at the Annual Meeting. We have nominated Norman Jenkins to fill the seat being vacated by Mr. Harrison, so the size of the Board will remain at eleven following the Annual Meeting. The Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to Directors whose terms expire will be elected to serve until the third annual meeting following election. The following table summarizes information about each Director nominee and continuing Directors.

Director and Principal Occupation	Age	RMAX Director Since	Independent	COMMITTEES
				Audit	Compensation	Finance and Investment	Nominating and Corporate Governance
CLASS I―DIRECTOR NOMINEES (FOR TERMS EXPIRING IN 2026)
Roger J. Dow Former President and CEO of the U.S. Travel Association	76	2013	✓		C
Norman K. Jenkins President, Capstone Development	60	n/a	✓	(Committee assignments to be determined)
Laura G. Kelly Former executive with CoreLogic, Dun & Bradstreet, American Express	66	2020	✓	M	M
Katherine L. Scherping Former CFO, National CineMedia	63	2022	✓	M		C
CLASS II―CONTINUING DIRECTORS (WITH TERMS EXPIRING IN 2024)
Kathleen J. Cunningham Former CFO of Novatix Corporation	76	2013	✓	C		M
Gail A. Liniger Vice Chair, and Co-Founder of RE/MAX	77	2013
Christine M. Riordan President, Adelphi University	58	2015	✓		M		C
CLASS III = CONTINUING DIRECTORS (WITH TERMS EXPIRING IN 2025)
Stephen P. Joyce Former CEO and board member of Dine Brands Global, Inc. (NYSE: DIN)	63	2020				M
David L. Liniger Non-Executive Chair and Co-Founder of RE/MAX, former CEO	77	2013
Annita M. Menogan Former General Counsel, Secretary, and Compliance Officer at Atkins Nutritionals / The Simply Good Food Company	68	2022	✓		M		M
Teresa S. Van De Bogart Former Vice President—Global IT Solution Delivery for Molson Coors Beverage Company	67	2016	✓	M			M
Number of Meetings in 2022:				9	4	4	7

2023 Proxy Statement	RE/MAX Holdings, Inc.	9

CORPORATE GOVERNANCE

Diversity of Skills, Qualifications, and Experience

Your Board members possess a diverse range of skills and experience including in the areas below. The table shows the number of members with substantial experience in each area.

Cyber Security As the industries the Company operates in become more technology centered, the risks increase. Board members with information technology security background are valuable in this important area of Board oversight.	1
Finance Board members with strong financial backgrounds assist the Board in its oversight of the Company’s accounting and financial reporting. Two members are “audit committee financial experts.”	6
Franchise Expertise The Company is primarily a franchisor. Board members with franchise experience can help the Company navigate the unique challenges of the franchise business model.	7
Global RE/MAX, with a presence in over 110 countries and territories, continues to grow quickly in international markets. Board members with experience in global businesses can help as the Company seeks to expand global revenue opportunities.	9
In-Depth Company Knowledge The RE/MAX network was founded in 1973 by David and Gail Liniger. These real estate visionaries have led RE/MAX through many economic cycles and massive changes in the industry. The wisdom these leaders have gained over their careers continues to be invaluable to the Board as RE/MAX Holdings continues to grow and expand its business.	2
Public Company Board Experience (other than RMAX) Experience on other public company boards gives members a broad perspective on the issues that public companies face.	4
Real Estate Expertise As a holding company that addresses many aspects of home buying and home selling, having Board members with broad experience in the real estate industry is crucial.	5

10	RE/MAX Holdings, Inc.	2023 Proxy Statement

CORPORATE GOVERNANCE

Nominees for Election at the Annual Meeting (For Terms that will Expire in 2026)

Roger J. Dow Age: 76 RMAX Director Since: 2013 Committee Membership: Compensation (Chair)
Key Skills

Roger J. Dow was first appointed to the Board of Directors in July 2013 and serves as Lead Independent Director and as Chair of the Compensation Committee. He has served as a member of the Company’s Board of Directors or Board of Managers since 2005. From January 2005 through his retirement in July 2022, he was the President and Chief Executive Officer of the U.S. Travel Association. He previously served in various roles at Marriott International, including as Senior Vice President, Global Sales. He is currently a director of Forbes Travel Guide. The Board recommends that you vote for Mr. Dow’s election because of his knowledge of and experience in strategic planning and leadership of complex organizations and his franchising experience.

Strategic Planning Experience Strong Leadership Experience Franchise Industry Experience

Norman K. Jenkins Age: 60 Nominee for Election Committee Memberships: To be determined

Norman K. Jenkins has been nominated for election to the Board of Directors at the Annual Meeting. Mr. Jenkins has served as President and Chief Executive Officer of Capstone Development since the Company’s founding in 2009. Capstone develops and acquires hotels, multi-family and other classes of commercial real estate. Prior to launching Capstone, Mr. Jenkins served in a variety of senior leadership roles during his 16-year career at Marriott International, Inc. Prior to joining Marriott, Mr. Jenkins held positions in finance and operations at McDonalds Corporation. Mr. Jenkins currently serves on the boards of AutoNation (NYSE: AN) and Urban Edge Properties (NYSE: UE). He also served on the board of Duke Realty (NYSE: DRE) from February 2017 until its acquisition by Prologis, Inc. in October 2022 and on the board of New Senior Investment Group, Inc. (NYSE: SNR) from November 2020 through its acquisition by Ventas, Inc. in September 2021. He is a member of the Washington DC Developer Roundtable and a former member of the Suburban Hospital Board of Trustees and the Howard University Board of Trustees. Mr. Jenkins was nominated to our Board due to his extensive experience in real estate and franchising as well as his experience on other public company boards.

Key Skills
Real Estate Experience Franchise Industry Expertise Public Company Board Experience

2023 Proxy Statement	RE/MAX Holdings, Inc.	11

CORPORATE GOVERNANCE

65 2020 Audit, Compensation
Laura G. Kelly Age: 66 RMAX Director Since: 2020 Committee Memberships: Audit, Compensation
Key Skills Global Business Experience Public Company Board Experience

Laura G. Kelly was elected to the Board of Directors in 2020. Ms. Kelly previously served as President of The Columbia Institute for CoreLogic and also served as its Managing Director of Valuation Solutions, a hybrid technology and operating subsidiary with revenues of nearly $500 million. Laura has over 30 years of executive experience across financial services (MasterCard (NYSE: MA), American Express (NYSE: AXP), USAA), data solutions (Dun & Bradstreet), B2B insurance and mortgage services (Southwest Business Corp.) and real estate valuation (CoreLogic). Ms. Kelly is also a member of the Board of Directors for Jack Henry (NASDAQ: JKHY), a financial technology company, and USAA’s Saving’s Bank Board. Ms. Kelly’s early career included service to her country as an active duty and reserve officer for the United States Air Force. The Board recommends that you vote for Ms. Kelly because of her experience in leading global change and innovation and extensive background in financial services and data solutions.

Katherine L. Scherping Age: 63 RMAX Director Since: 2022 Committee Membership: Finance and Investment (Chair), Audit

Katherine L. Scherping was appointed to the Board of Directors in December 2022 and serves as Chair of the Finance and Investment Committee. She served for nearly 20 years as the CFO of private and public companies, including Quiznos and Red Robin Gourmet Burgers Inc. (NASDAQ: RRGB), before retiring in March 2020 as the CFO of National CineMedia, Inc. (NASDAQ: NCMI), a movie theater advertising business, a position she held since 2016. Ms. Scherping currently serves on the board and audit committee and is chair of the nominating and governance committee of Turtle Beach Corporation (NYSE: HEAR), one of the world’s leading providers of gaming accessories. She previously was a board member, nominating and governance committee member, and audit committee chair for Papa Murphy’s. Ms. Scherping was selected for our Board due to her extensive leadership experience at publicly-traded franchise organizations and financial expertise.

Key Skills
Financial Expertise Franchise Industry Experience Public Company Board Experience

12	RE/MAX Holdings, Inc.	2023 Proxy Statement

CORPORATE GOVERNANCE

Directors Whose Terms Expire in 2024 (Class II Directors):

Kathleen J. Cunningham Age: 76 RMAX Director Since: 2013 Committee Membership: Audit (Chair), Finance and Investment
Key Skills

Kathleen J. Cunningham was first appointed to the Board of Directors in July 2013 and serves as Chair of the Audit Committee. She was a member the Board of Managers of RMCO, LLC (“RMCO”) from February 2013 until she transitioned to the RE/MAX Holdings Board. Ms. Cunningham has been retired since 2009. From October 2005 to May 2009, she was Chief Financial Officer of Novatix Corporation. She was previously Chief Financial Officer at Webroot Software and US WEST Information Systems. She has been a board member of Q Advisors, LLC since 2003. Previously, she served on the boards of Chileno Bay LLC from December 2011 to October 2013, The Assist Group from June 2011 to March 2013 and Novatix Corporation from 2005 to 2009. Ms. Cunningham has served on four public company boards and their audit committees. Ms. Cunningham is a Board Leadership Fellow of the NACD and is a co-founder and past President of its Colorado Chapter. Ms. Cunningham was selected for our Board because of her knowledge of and experience in finance, capital structure, and public company board governance.

.

Financial Expertise Global Business Experience Public Company Board Experience

Gail A. Liniger Age: 77 RMAX Director Since: 2013 Committee Membership: None

Gail A. Liniger is Vice Chair of the Board and Co-Founder of RE/MAX. She has been a Director of RE/MAX Holdings since July 2013 and, before that, of RE/MAX, LLC or its parent companies, since 1974. Mrs. Liniger held many officer positions with the Company since its founding in 1973, including President from 1979-1991, and Chief Executive Officer from 1991 through 2002. Mrs. Liniger is married to David Liniger, our Chair and Co-Founder. Mr. and Mrs. Liniger were named to the International Franchise Association’s Hall of Fame in 2005. Ms. Liniger was selected for our Board because of her role in founding RE/MAX, and her intimate knowledge of the Company and the real estate industry.

Key Skills
Real Estate Experience Franchise Industry Expertise Company Specific Knowledge – RE/MAX Co-Founder

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CORPORATE GOVERNANCE

Christine M. Riordan Age: 58 RMAX Director Since: 2015 Committee Memberships: Nominating and Corporate Governance (Chair), Compensation
Key Skills

Christine M. Riordan, Ph.D. was first appointed to the Board of Directors in January 2015. She is Chair of the Nominating and Corporate Governance Committee. Dr. Riordan is President of Adelphi University in New York, a top-150 ranked comprehensive university. Dr. Riordan is an internationally recognized expert in leadership, talent development and career success, strategy, team performance, and diversity and inclusion. For more than twenty-five years, she has designed leadership and diversity and inclusion programs, and served as an executive coach for senior-level executives within various industries. She has experience in the financial services, insurance, real estate, mortgage, franchised businesses, human resources/talent development, consulting, non-profit, and higher education industries. She also currently serves on the board of directors of the Commission for Independent Colleges and Universities and as a Trustee for Adelphi University. Dr. Riordan is a Board Leadership Fellow of the NACD. Dr. Riordan was selected for our Board because of her deep experience as a senior executive and chief executive officer, broad business background, board experience, and expertise in leadership and strategy.

Strong Leadership Experience Broad Business Experience

Directors Whose Terms Expire in 2025

David L. Liniger Age: 77 RMAX Director Since: 2013 Committee Membership: None

David L. Liniger is the non-executive Chair of the Board of Directors and Co-Founder of RE/MAX. He has been Chair of the Board of Directors of RE/MAX Holdings since July 2013, and, before that, of RE/MAX, LLC or its parent and predecessor companies since the first RE/MAX company was founded in January 1973. Mr. Liniger served in a variety of leadership roles within the RE/MAX organization over the past 50 years, including Co-CEO from May 2017 through February 2018 and CEO from December 2014 until May 2017. Mr. Liniger is married to Gail Liniger, our Vice Chair and Co-Founder. Mr. and Mrs. Liniger were named to the International Franchise Association’s Hall of Fame in 2005. Mr. Liniger was selected for our Board because of his role in co-founding RE/MAX and launching Motto Mortgage, his intimate knowledge of our Company, and his long history as a visionary in the real estate industry.

Key Skills
Real Estate Industry Expertise Franchise Industry Expertise Global Business Experience Deep Company Specific Knowledge—RE/MAX Co-Founder

14	RE/MAX Holdings, Inc.	2023 Proxy Statement

CORPORATE GOVERNANCE

Stephen P. Joyce Age: 63 RMAX Director Since: 2020 Committee Membership: Finance and Investment
Key Skills

Stephen P. Joyce was appointed to the Board of Directors in April 2020. Mr. Joyce began serving as Chief Executive Officer on March 1, 2022, serving as co-CEO alongside our outgoing CEO, Adam Contos, for the month of March 2022. Mr. Joyce is serving as Chief Executive Officer on an interim basis until the Company appoints a new Chief Executive Officer. Further information about Mr. Joyce can be found under “Executive Officers.” Mr. Joyce was selected for our Board due to his leadership of franchise brands, both as a board member and as an executive of publicly traded companies.

Public Company Board Experience Franchise Industry Experience Technology Experience Global Business Experience

Annita M. Menogan Age: 68 RMAX Director Since: 2022 Committee Membership: Compensation, Nominating and Corporate Governance

Annita M. Menogan was elected to the Board of Directors in 2022. Ms. Menogan has nearly four decades of experience as a business and corporate attorney, including 20 years as chief legal and governance executive with publicly held companies. She served as General Counsel, Corporate Secretary, and Compliance Officer of Atkins Nutritionals, Inc. / The Simply Good Foods Company (NASDAQ: SMPL) from 2015 through 2018 and, prior to that was Senior Vice President, Chief Legal Officer, and Corporate Secretary for Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) from 2006 through 2013. Prior to that she was Vice President, Corporate Secretary, and Deputy General Counsel at Adolph Coors Company and Molson Coors Beverage Company (NYSE: TAP). She has also worked in private law practice. She has served on the Board of Children’s Hospital Colorado since 2014, and on the Board of the National Association of Corporate Directors, Colorado Chapter since 2018. Previously she has served on the Boards of Denver Kids, Inc. and the University of Denver, Sturm College of Law Institute for the Advancement of the American Legal System. Additionally, she has served on the boards of several other non-profits. Ms. Menogan was selected for our Board due to her deep expertise in legal and governance matters and extensive experience as a public company executive, including at a publicly held franchisor.

Key Skills
Franchise Industry Experience Legal Expertise Public Company Leadership

2023 Proxy Statement	RE/MAX Holdings, Inc.	15

CORPORATE GOVERNANCE

65 : 2016 : Audit, Nominating and Corporate Governance
Teresa S. Van De Bogart Age: 67 RMAX Director Since: 2016 Committee Membership: Audit, Nominating and Corporate Governance
Key Skills Public Company Leadership Technology Experience Cybersecurity Knowledge

Teresa S. Van De Bogart was first elected to the Board of Directors in May 2016. Ms. Van De Bogart retired in 2019 as Vice President—Global IT Solution Delivery for Molson Coors Beverage Company (NYSE: TAP), a position she held since 2012. She had been an IT vice president of Molson Coors (and its predecessors) since 2005 establishing a global project management office and leading large-scale global project implementations. She previously served in various other leadership roles at Molson Coors including procurement, finance and accounting. Ms. Van De Bogart is a Board Leadership Fellow of NACD and has earned the NACD Directorship Certification®. She additionally serves on the Board of Sunflower Bank where she serves as chair of the risk committee and as a member of the compensation committee as well as Craig Hospital Foundation Board where she serves as chair of the nominating and governance committee. She is also a member of the Mile High United Way Board of Trustees. She previously served as the board chair for the Colorado Women’s Chamber of Commerce as well as the Women’s Leadership Foundation. Ms. Van De Bogart was selected for our Board because of her information technology and financial background including security trends and risk assessment, and her experience as a senior leader in a global public company.

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CORPORATE GOVERNANCE

Board Diversity and Refreshment

David and Gail Liniger founded RE/MAX with the view that anyone can be an entrepreneur, regardless of race, gender, or background. The RE/MAX network has grown to over 9,000 offices with over 140,000 agents from virtually every walk of life who share a commitment to helping people realize the dream of homeownership. That commitment to diversity, which is shared by its sister brand, Motto, continues today and is reflected in our Board and management team.

The Board aims to have Directors with diverse backgrounds, viewpoints, and experiences. To that end, the Board pays special attention to the diversity of its members and potential nominees, and the Board believes its oversight capabilities are bolstered by its diverse composition.

Gender and Racial Diversity
(Includes new nominee; excludes retiring member)

Nearly three quarters of our Board members are women or from racially diverse populations: our Board currently has seven female Directors and two Black Directors (including Mr. Harrison, whose term ends at the Annual Meeting), and this year’s new nominee is a Black man. Most of the new members since our initial public offering in 2013 (the “IPO”) are women. Women chair three of our four standing Board committees (Audit, Finance and Investment, and Nominating and Corporate Governance Committees). The Nominating and Corporate Governance Committee does not have a formal policy regarding diversity, but continually looks for opportunities to maintain and increase the diversity of the Board.

The Board aims to have a diverse mix of tenure on the Board, so that the Board has members with substantial experience with the Company as well as newer members who bring fresh perspectives. Six of the current members of the Board have joined since our IPO in 2013, including two new members in 2022 and one new member nominated for election at the Annual Meeting.

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CORPORATE GOVERNANCE

Director Independence

The Board periodically assesses the independence of its members. For a Director to be considered independent, the Board must affirmatively determine that the Director does not have any direct or indirect material relationship with us, other than as a Director, that would interfere with their exercise of independent judgment in carrying out their responsibilities as a Director of the Company. When assessing the materiality of a Director’s relationship with us, our Board will consider the question not merely from the standpoint of the Director, but also from the standpoint of persons or organizations with which the Director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, social, and familial relationships, among others.

The Board of Directors has determined that Kathleen Cunningham, Roger Dow, Ronald Harrison, Laura Kelly, Annita Menogan, Christine Riordan, Katherine Scherping, and Teresa Van De Bogart are each an “independent Director” under applicable New York Stock Exchange (“NYSE”) standards and the Company’s corporate governance guidelines, and that none of these Directors have any relationships with the Company that would interfere with their exercise of independent judgment in carrying out their responsibilities as a Director of the Company. The Board has also determined that Norman Jenkins, who has been nominated for election to the Board, will be independent under these same standards.

Mr. Joyce was previously considered independent; however, he currently serves as our Chief Executive Officer on an interim basis and, due to that role, the Board has determined that he is not independent at this time. Once Mr. Joyce’s interim service ends, the Board will reassess whether he qualifies as an independent Director depending on the length of his service as Chief Executive Officer and other factors.

David and Gail Liniger have not, since our IPO, been considered independent Directors, due to their recent service as officers of the Company. The Linigers have a close, personal relationship with our former CEO, Adam Contos, and his family, which the Linigers and Mr. Contos describe as like immediate family. As a result, Mr. and Mrs. Liniger represented that they recused themselves from any matters relating to Mr. Contos and his performance, including evaluations of his performance, compensation, and continued employment. In addition, as befitting such relationships, the Linigers and Contoses occasionally give gifts to each other, such as the cost of vacations they spend together, or the Linigers’ contributions to the Contos children’s college funds. These gifts are made from the Linigers’ personal funds and the Board is satisfied that they are intended as gifts in good faith. Because of this, and because there is no incremental cost to the Company, those amounts are not considered income to Mr. Contos or compensation from the Company and are not included in the Compensation Discussion and Analysis or Compensation Tables, below.

Board of Directors Leadership Structure; Separate Board Chair and Chief Executive Officer; Formal Lead Independent Director Role

The Board annually elects a Chair of the Board. Currently the roles of Chair and CEO are split between Mr. Joyce, our Chief Executive Officer, and Mr. Liniger, the Chair of the Board, who serves in a non-executive capacity. The Board believes it is important to retain the flexibility to determine whether it is in the best interest of the Company and its stockholders to have the same person serve as both CEO and Chair or whether the roles should be separated based on the circumstances at any given time. Mr. Liniger was most recently re-elected as Chair of the Board in February 2023. The independent members of the Board elect a Lead Independent Director annually. The role of the Lead Independent Director is defined in the Company’s Bylaws and Lead Independent Director charter, which are both available on our investor relations website, accessible through our principal corporate website at www.remaxholdings.com.

Chief Executive Officer	Lead Independent Director	Chair of the Board

Mr. Joyce has been CEO since March 2022. Mr. Joyce is serving in this capacity on an interim basis while the Company selects its next Chief Executive Officer. Mr. Joyce is the principal management representative of the Company and is responsible for all aspects of oversight of the management team and day-to-day operations.

	Roger Dow was first elected Lead Independent Director in May 2019 and was most recently reelected in February 2023. The role is described below.	Mr. Liniger’s role as Chair of the Board allows him to provide leadership as a RE/MAX co-founder and real estate industry veteran and to focus on considerations of long-term strategy for the business.

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CORPORATE GOVERNANCE

Lead Independent Director Role

●

Presides over meetings of the independent Directors

●

Serves as the primary liaison between Company management and the independent members of the Board

●

Meets in private sessions with management

●

Leads, in conjunction with the Compensation Committee, the independent Directors’ evaluation of the CEO

●

Calls meetings of the Board or of the independent Directors

●

Has authority to retain advisors and consultants

Enterprise Risk Management and Board of Directors Role in Risk Oversight

Risk management is primarily the responsibility of the Company’s management, and the Board of Directors oversees an enterprise-wide approach to risk management designed to support the achievement of corporate objectives, including strategic objectives, to improve long-term Company performance and enhance stockholder value. A fundamental part of risk management is to understand the specific risks the Company faces and what mitigating steps are being taken, while balancing an appropriate level of risk for the Company. The Company’s enterprise risk management (“ERM”) program provides an effective tool for managing risks. As part thereof, annually, management evaluates a comprehensive list of enterprise risks, identifies those that are most significant and ensures that, where possible, adequate risk mitigation strategies are deployed. At least annually, management provides the Audit Committee with a comprehensive review of the Company’s ERM processes, as well as updates on key risks that have been identified and assessed during the year and the accompanying mitigation strategies. Additional risk assessments are performed, as required, for material events such as the integration of acquired businesses, and those results are also shared with the Audit Committee. On an annual basis, the Board discusses enterprise risk activities including risk assessment and risk management.

In addition to the Company’s ERM process, the oversight of additional specific risks is performed by committees of the Board. The Audit Committee is primarily responsible for overseeing the quality and integrity of the Company’s financial reporting process, internal controls over financial reporting, the Company’s compliance programs, and the risks related to each of these areas. Oversight of the Company’s management of cybersecurity risks is also primarily the responsibility of the Audit Committee. To effectively address the cybersecurity threats present in today’s environment, the Company has a dedicated Information Security team responsible for leading enterprise-wide information security strategy, policy, standards, architecture, and processes. The Company’s comprehensive information security program includes, among other aspects, threat management, vulnerability management, incident response management, access management, and monitoring. The Company performs third-party security assessments to evaluate overall security posture associated with logical network security controls. The Vice President of Information Security and Risk (who serves as the Company’s Information Security Officer), along with the Chief Compliance Officer, lead regular reviews and discussions with the Audit Committee and full Board, including results of testing and training, initiatives to continuously improve cybersecurity measures and policies, and implementation of new technologies. The ERM process discussed above includes evaluation of information technology risks. The Company has an Incident Response Policy and Plan in place which provides a framework for handling security incidents and facilitates coordination across the Company. Company management collaborates with vendors and other third parties on threat intelligence, vulnerability management, and response. The Board and several key members of management participated in a customized in-boardroom training session on cybersecurity presented by NACD in late 2022. All employees receive annual cybersecurity awareness training, and additional information about cybersecurity throughout the year. The Company also provides educational resources and information to its franchisees about cybersecurity.

The Compensation Committee oversees compensation-related risks and oversees an annual compensation risk assessment. The Nominating and Corporate Governance Committee oversees the Company’s corporate governance programs, including the Code of Conduct. The Nominating and Corporate Governance Committee also oversees management of social and environmental matters. The Finance and Investment Committee oversees risks such as those relating to capital structure and allocation, investment of cash, interest rates, currency, compliance with debt covenants, and other financial arrangements. Management regularly reports to the Board and its committees on the risks that the Company may face and the steps that management is taking to mitigate those risks.

2023 Proxy Statement	RE/MAX Holdings, Inc.	19

CORPORATE GOVERNANCE

Board of Directors Role in Succession Planning

Succession planning is a crucial role of the Board in ensuring the long-term performance of the Company. The Board maintains, and at least annually evaluates and updates, succession plans for Executive Officers, other key management positions as well as for the Chair of the Board and Lead Independent Director roles. These plans cover both planned and emergency succession scenarios. Executive management regularly discusses succession planning with the Board. The Board executed its succession plan in connection with Mr. Contos’s departure, by appointing Mr. Joyce to serve as Chief Executive Officer on an interim basis until the Board completes its selection process for a permanent replacement. The selection process for the Company’s next Chief Executive Officer includes both internal and external candidates.

Our Board’s Commitment to Director Training and Education

Our Board of Directors is committed to continuing Director education. As highlighted in their biographical information above, three of our Board of Directors have been named as Fellows by NACD and one has earned an NACD Directorship Certification. For the past several years, the Board has engaged NACD for annual customized training sessions for all members. During 2022, the customized training session focused on cybersecurity. Previous sessions have covered topics such as environmental, social, and governance (“ESG”) matters, investor relations, mergers and acquisitions, building the board as a strategic asset, company culture, stockholder engagement, communication, and transitioning from a controlled company.

Board of Directors Evaluation Process

The Board, under the direction of the Nominating and Corporate Governance Committee, conducts an assessment of the Board, its committees, and its members. The timing of the assessment may vary from year to year but occurs approximately once per year. Each Director is asked to evaluate the performance of the Board and the committees on which he or she serves. In order to encourage Directors to speak candidly, responses to evaluation questions are collected by the Company’s counsel or an outside consultant, who provides aggregated responses that protect the anonymity of individual ratings and comments. Each committee discusses its own assessment results, and the Nominating and Corporate Governance Committee reviews all results and reports the results to the Board. The Nominating and Corporate Governance Committee also oversees an evaluation of the skills, background, and experience of each Board member to ensure an appropriate mix of expertise on the Board.

Our Classified Board

Our Board is divided into three classes, with each member serving a three-year term. Our Board believes that this structure continues to be appropriate. Our Board believes that a classified Board promotes stability, continuity, and a focus on the long-term interests of the Company and its stockholders and that three-year terms enhance Board independence.

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CORPORATE GOVERNANCE

Board Committees and Meetings

During 2022, our Board of Directors had the following standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Finance and Investment Committee. From time to time, the Board may also establish committees for special limited purposes.

The Board met 9 times in 2022. The tables below show the number of times each committee met in 2022. In 2022, most Directors attended 100% of the meetings of the Board and the committees on which they serve, and no Directors attended less than 75% of the total number of meetings of the Board and committees on which they serve.

The tables below summarize some information about each standing committee. More information about each committee can be found in the committees’ charters, which have been adopted by the Board and are reviewed annually. The charters are available on our investor relations website, accessible through our principal corporate website at www.remaxholdings.com. The content of our website is not incorporated in this proxy statement.

AUDIT COMMITTEE

Our Audit Committee is fully independent under applicable NYSE standards and Rule 10A-3 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”).

Our Board of Directors has determined that Kathleen Cunningham and Katherine Scherping each qualifies as an “Audit Committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Meetings: 9
Chair: Kathleen Cunningham
Other Members:
● Laura Kelly ● Katherine Scherping ● Teresa Van De Bogart

Key Responsibilities:
● appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;
● discussing with our independent registered public accounting firm its independence from our management;
● reviewing with our independent registered public accounting firm the scope and results of their audit;
● approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

●
overseeing the financial reporting process and discussing the interim and annual financial statements that we file with the Securities and Exchange Commission (“SEC”) with management and our independent registered public accounting firm;

● reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;
● monitoring the implementation and impact of new accounting policies;

●
establishing procedures for the confidential and/or anonymous submission and review of concerns regarding questionable accounting, internal controls, auditing matters, or anything else that appears to involve financial or other wrongdoing;

● reviewing and approving related party transactions; and
● overseeing the Company’s risk management, including the ERM program discussed above and efforts to mitigate cybersecurity risks.

The Audit Committee reviews our annual report and makes recommendations to the full Board about its approval. The Audit Committee reviews and approves our quarterly reports and earnings releases for the first, second, and third quarters. After approving the first dividend each year and determining the anticipated dividend for the remainder of the year, the Board generally delegates authority to the Audit Committee to approve the subsequent quarterly dividends for that year, within parameters established by the Board.

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CORPORATE GOVERNANCE

COMPENSATION COMMITTEE	Our Compensation Committee is fully independent under applicable Exchange Act rules and NYSE standards.
Meetings: 4
Chair: Roger Dow
Other Members:
● Ronald Harrison ● Christine Riordan ● Laura Kelly ● Annita Menogan

Key Responsibilities:
● reviewing and approving the compensation of our Directors and Executive Officers;
● overseeing compensation of other officers;
● reviewing key employee compensation goals, policies, plans, and programs;
● administering the RE/MAX Holdings, Inc. Omnibus Incentive Plan;
● reviewing and approving employment agreements and other similar arrangements between us and our Executive Officers;
● reviewing the Compensation Discussion and Analysis and Compensation Committee Report contained in this proxy statement; and
● engaging any compensation consultants.
The Compensation Committee’s role is discussed further below in the Compensation Discussion and Analysis.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	Our Nominating and Corporate Governance Committee is fully independent under applicable Exchange Act rules and NYSE standards.
Meetings: 7
Chair: Christine Riordan
Other Members:
● Ronald Harrison ● Annita Menogan ● Teresa Van De Bogart

Key Responsibilities:

●
identifying and evaluating potential candidates for the slate of Directors nominated for election by stockholders at annual meetings and vacancies occurring on the Board from time to time and making recommendations to the Board regarding qualified individuals to be members of our Board of Directors;

● overseeing the organization of our Board of Directors to discharge the Board’s duties and responsibilities properly and efficiently;
● developing and recommending to our Board of Directors a set of corporate governance guidelines and principles and reviewing portions of our code of conduct related to corporate governance;
● overseeing succession for the CEO, other executive officers, and Board members, for both planned and emergency succession scenarios;
● overseeing the Company’s management of ESG matters and initiatives, including updates on ESG matters from management at least twice a year; and
● overseeing the Board’s annual self-evaluation.

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CORPORATE GOVERNANCE

FINANCE AND INVESTMENT COMMITTEE
Meetings: 4
Chair: Katherine Scherping
Other Members:
● Kathleen Cunningham ● Stephen Joyce

Key Responsibilities

●
assisting the Board with oversight, approval, and recommendations regarding capital structure and capital allocation including return of capital to shareholders, investment of cash, management of financial risks such as interest rate and currency risks and debt covenant compliance; and

● overseeing management of tax issues, including tax receivable agreements.

Annual Meeting Attendance

We encourage all Directors to attend our annual meetings of stockholders. Nine of our then-current Directors and nominees attended the 2022 annual meeting of stockholders. The Annual Meeting will coincide with a regularly scheduled meeting of the Board we expect that all members and nominees will attend the meeting. We do not have a formal policy with respect to Director attendance at annual meetings of stockholders.

Director Nomination Process

Nominating and Corporate Governance Committee Responsibilities:

The Nominating and Corporate Governance Committee is responsible for evaluating potential candidates and making recommendations to the Board of Directors with respect to candidates to be nominated to serve as Directors. The Nominating and Corporate Governance Committee ensures that candidates meet qualifications necessary under SEC rules or NYSE standards.

Factors Considered by the Committee:

Among the qualifications the Nominating and Corporate Governance Committee may consider are:

●
personal and professional integrity;
●
exceptional ability and judgment;
●
broad experience in business, finance, legal, and/or administration;
●
familiarity with the real estate, mortgage, and/or franchising industries;
●
executive leadership experience;
●
service on other boards;
●
ability to serve the long-term interest of our stockholders; and
●
sufficient time to devote to the Board duties.

Director Recommendations and Nominations by Stockholders

The Nominating and Corporate Governance Committee welcomes the Company’s stockholders to nominate candidates for Board membership. The Committee will consider any such nominee in the same manner in which it evaluates other potential nominees, so long as the recommendation is submitted in accordance with the Company’s Bylaws and the Committee’s charter. A summary of the requirements for nominating candidates is below under “Information Regarding Stockholder Proposals.”

2023 Proxy Statement	RE/MAX Holdings, Inc.	23

CORPORATE GOVERNANCE

Stockholder Engagement

We value the opportunity to engage with our stockholders and gain insight into their perspectives on our business strategy, governance, and compensation practices. Executives and management from the RE/MAX Holdings Investor Relations team meet regularly with stockholders on a variety of topics. Annually, a cross-functional group from our Finance, Legal, and Investor Relations teams conducts an investor outreach to gather feedback on key strategic initiatives, corporate governance matters, executive compensation, and other topics of interest to our stockholders. We also regularly engage with proxy advisory firms. During our most recent outreach cycle, we contacted stockholders representing almost 60% of our outstanding Class A shares as of December 31, 2022, and we met with stockholders which held almost 30% of our outstanding shares. Feedback received during these conversations is communicated to and discussed by the full Board and helps to inform ongoing decision-making on our governance, compensation, and other practices.

Communication with the Board of Directors

We believe communication between the Board and our stockholders is an important aspect of corporate governance. Any stockholder or other interested party who would like to communicate with the Board of Directors, the Chair, the Lead Independent Director, the independent Directors as a group, or any specific member or members of the Board of Directors should send such communications to the attention of our Corporate Secretary at 5075 S. Syracuse St., Denver, CO 80237 or legal@remax.com. Communications should contain instructions regarding the Directors for whom the communication is intended. In general, such communication will be, depending on the nature of the communication, either forwarded or periodically presented to the intended recipients. However, we may, in the Corporate Secretary’s discretion, decline to forward any communications that are abusive, threatening, or otherwise inappropriate, or may summarize communications as appropriate.

Compensation Committee Interlocks and Insider Participation

None of our Executive Officers currently serves or in the past year has served as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving on our Board of Directors.

Corporate Governance Guidelines

We have adopted corporate governance guidelines that provide a framework for corporate governance. The corporate governance guidelines address, among other matters, selection of Directors, Director independence, Director responsibility, Director access to management, Director compensation, information about the Board and its committees, Director orientation and continuing education, management succession, and evaluation of the Board. The corporate governance guidelines are available on our investor relations website, accessible through our principal corporate website at www.remaxholdings.com.

24	RE/MAX Holdings, Inc.	2023 Proxy Statement

DIRECTOR COMPENSATION

Our Compensation Committee is responsible for determining Director compensation. The table below illustrates the annual compensation structure for non-employee Directors in 2022 (which is pro-rated for Directors who serve less than a full calendar year). Directors who are also employees receive no additional compensation for their services as Directors. The compensation Mr. Joyce received for Board service prior to becoming an employee is included in this section. Mr. Joyce’s compensation as an employee and Mr. Contos’s compensation is included with that of our other Named Executive Officers below under “Executive Compensation.”

Annual
Amount
Element	($)
Retainer (cash)	80,000
Equity Grant (restricted stock units that vest after approximately one year)	100,000
Additional Retainer for Lead Independent Director (cash)	30,000
Additional Retainer for Audit Committee Chair (cash)	25,000
Additional Retainer for Audit Committee Member (cash)	12,500
Additional Retainer for Compensation Committee Chair (cash)	15,000
Additional Retainer for Compensation Committee Member (cash)	5,000
Additional Retainer for Nominating and Corporate Governance Committee Chair (cash)	10,000
Additional Retainer for Nominating and Corporate Governance Committee Member (cash)	5,000
Additional Retainer for Finance and Investment Committee Chair (cash)	10,000
Additional Retainer for Finance and Investment Committee Member (cash)	5,000

The following table shows Director compensation for fiscal year 2022.

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards	Compensation
Name	($)	($)(1)	($)(2)	Total ($)
Kathleen J. Cunningham	131,250	100,005	2,205	233,460
Joseph A. DeSplinter (3)	120,000	100,005	2,205	222,210
Roger J. Dow	145,000	100,005	2,205	247,210
Ronald E. Harrison	110,000	100,005	2,205	212,210
Stephen P. Joyce	21,250	—	2,205	23,455
Laura G. Kelly	117,500	150,021	2,205	269,726
David L. Liniger (4)	—	—	—	—
Gail A. Liniger (4)	—	—	—	—
Annita M. Menogan	67,500	50,015	—	117,515
Christine M. Riordan	115,000	100,005	2,205	217,210
Katherine L. Scherping	24,375	25,008	—	49,383
Teresa S. Van De Bogart	117,500	100,005	2,205	219,710

(1)   Reflects the grant date fair value of restricted stock units (“RSUs”) granted to each Director, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 13 to our audited consolidated financial statements in our 2022 Annual Report. As of December 31, 2022, each of Ms. Cunningham, Mr. DeSplinter, Mr. Dow, Mr. Harrison, Dr. Riordan, and Ms. Van De Bogart each had 3,374 unvested RSU, Ms. Kelly had 5,850 RSUs, Ms. Menogan had 2,476 unvested RSUs, and Ms. Scherping had 1,238 unvested RSUs, all of which vested on March 1, 2023.

(2)   Reflects dividend equivalents paid in cash upon settlement of RSUs that vested in 2022.

(3)   Mr. DeSplinter retired from our Board on December 8, 2022.

(4)   Since our IPO in 2013, Mr. and Ms. Liniger have not received compensation for their service as Directors or officers (other than medical benefits similar to our employees).

In addition to the amounts in the table above, all Directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of our Board of Directors and other Company events.

2023 Proxy Statement	RE/MAX Holdings, Inc.	25

INFORMATION ABOUT EXECUTIVE OFFICERS

Executive Officers	Biography:
Stephen P. Joyce Age: 63 Position: Chief Executive Officer

Stephen P. Joyce began serving as Chief Executive Officer on March 1, 2022, initially serving as co-CEO alongside our former CEO, Adam Contos, for the month of March 2022. Mr. Joyce is serving as Chief Executive Officer on an interim basis until the Company completes its selection process for a new Chief Executive Officer. Mr. Joyce is the former Chief Executive Officer and served on the Board of Directors of Dine Brands Global, Inc. (NYSE: DIN), the franchisor of Applebee’s Grill + Bar and IHOP. Prior to that he served as President, Chief Executive Officer, and Director of Choice Hotels International, Inc. Prior to that he spent over 25 years at Marriott International, Inc., in several roles, including Executive Vice President Global Development, Owner and Franchise Services. Mr. Joyce has served on the Board of the Hospitality Investors Trust, serving on their Compensation and Special Litigation Committees. Mr. Joyce has held many leadership roles with the International Franchise Association, including Chairman. He also serves on the boards of a variety of community organizations.

Nicholas R. Bailey is the President and Chief Executive Officer of RE/MAX, LLC. He previously served as President of RE/MAX, LLC since June 2021 and as Chief Customer Officer beginning in September 2019. Mr. Bailey has over 24 years of real estate experience. He previously worked for RE/MAX from 2001 to 2012 leading growth and development for several RE/MAX regions. He left RE/MAX for approximately seven years, first becoming Senior Vice President of Strategic Partnerships at Market Leader from 2012 through its acquisition by Trulia in 2013. Following Zillow’s acquisition of Trulia in 2015, he served as a Vice President at Zillow. Then, Mr. Bailey served as President and CEO of Century 21 Real Estate, LLC from August 2017 to March 2019.

Nicholas R. Bailey Age: 48 Position: President and Chief Executive Officer, RE/MAX, LLC

Karri R. Callahan is our Chief Financial Officer, a position she has held since March 2016. From January 2016 to March 2016, she served as Co-Chief Financial Officer. Ms. Callahan joined RE/MAX Holdings in April 2013 as Senior Manager of SEC Reporting and was promoted to Vice President, Corporate Controller in June 2014. She served as the Company’s Acting Chief Accounting Officer from November 2014 to January 2015 and as Acting Chief Financial Officer from December 2014 through January 2015. Prior to joining the Company, Ms. Callahan worked at Ernst & Young, LLP.

Karri R. Callahan Age: 45 Position: Chief Financial Officer

26	RE/MAX Holdings, Inc.	2023 Proxy Statement

INFORMATION ABOUT EXECUTIVE OFFICERS

W. Grady Ligon joined RE/MAX Holdings as its Chief Information Officer in September 2022. He previously served as Chief Information Officer of Fathom Holdings from July 2020 through August 2022, as owner of Safis Digital from February 2021 through July 2022 and as Chief Information Officer of HSF Affiliates (which operates and manages the real estate brokerage and franchise networks Berkshire Hathaway Homes Services and Real Living Real Estate) from 2013 through February 2019.

W. Grady Ligon Age: 55 Position: Chief Information Officer

Ward M. Morrison is the President and Chief Executive Officer of Motto Mortgage and wemlo. He previously served as President of Motto since Motto was launched in the fall of 2016. Prior to leading Motto Mortgage, Mr. Morrison served the Company as Vice President, Region Operations from 2013 to 2016, as Region Vice President from 2011 to 2013, and in various other roles since joining the Company in 2005. Prior to joining the Company, Mr. Morrison worked in various capacities in the real estate and mortgage industries, including as a mortgage broker and CFO of one of the largest RE/MAX brokerages.

Ward M. Morrison Age: 55 Position: President and Chief Executive Officer of Motto Mortgage and wemlo

Serene M. Smith has served as Chief of Staff and Chief Operating Officer since January 2019. She served as Chief Operating Officer since May 2017. Prior to becoming Chief Operating Officer, Ms. Smith served as Senior Vice President, Financial Planning and Business Analytics from January 2016 to May 2017. From April 2014 to December 2015, Ms. Smith served as Vice President, Financial Planning and Analysis and was Vice President, Operational Controller, from April 2010 to April 2014. She has served in various other capacities since joining RE/MAX in 2006.

Serene M. Smith Age: 44 Position: Chief of Staff and Chief Operating Officer

2023 Proxy Statement	RE/MAX Holdings, Inc.	27

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

What am I voting on? Stockholders will vote, on an advisory basis, whether to approve the compensation of Named Executive Officers.

We are asking stockholders to approve, on a nonbinding, advisory basis, the compensation paid to our Named Executive Officers (as defined below) as described in this proxy statement. This vote is commonly referred to as a “say on pay” vote.

We encourage stockholders to read the Compensation Discussion and Analysis section below, which describes the philosophy, structure, and goals of our executive compensation program. We also encourage stockholders to review the information in the Compensation Tables section, which sets forth detailed information about Named Executive Officer compensation.

In accordance with Section 14A of the Exchange Act, we are asking stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the Stockholders of RE/MAX Holdings, Inc. (the “Company”) approve, on an advisory, nonbinding basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes, and narratives in the Proxy Statement for the Company’s 2023 Annual Meeting of Stockholders.

The advisory say-on-pay resolution is nonbinding on the Board. Although nonbinding, the Board and Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our Named Executive Officers, as described in this proxy statement in accordance with the rules of the SEC.

What is the required vote? The resolution will be approved if a majority of shares voted vote FOR the resolution.

Recommendation of the Board: The Board recommends you vote FOR the approval of the advisory resolution on executive compensation.

28	RE/MAX Holdings, Inc.	2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Roadmap

		Page
1	Our Named Executive Officers
	Our Named Executive Officers for 2022	30

2	Overview and Philosophy of our Executive Compensation Program	30
	Compensation philosophy and an overview of decisions on compensation practices

3	Compensation Best Practices	31
	Examples of practices we follow and some that we avoid

4	Performance Highlights	31
	Our key business achievements in 2022

5	Elements of Executive Compensation	32
	Explanation of our primary components of executive compensation

6	Peer Group	36
	List of Peer companies used in 2022

7	Other Compensation Policies and Risk Assessment	37
	Overview of other compensation policies and practices, including stock ownership guidelines, clawback policy, and compensation risk assessment

2023 Proxy Statement	RE/MAX Holdings, Inc.	29

COMPENSATION DISCUSSION AND ANALYSIS

1	Our Named Executive Officers

In this Compensation Discussion and Analysis, we provide information on how we compensate our Named Executive Officers. Our Named Executive Officers for 2022 were:

●	Stephen Joyce, Chief Executive Officer;
●	Nicholas Bailey, President and Chief Executive Officer, RE/MAX, LLC;
●	Karri Callahan, Chief Financial Officer;
●	Ward Morrison, President and Chief Executive Officer of Motto Mortgage and wemlo;
●	Serene Smith, Chief Operating Officer and Chief of Staff; and
●Adam Contos, former Chief Executive Officer

2	Overview and Philosophy of our Executive Compensation Program

Our philosophy is that executive compensation should aim to align the goals of management with the interests of the Company and its stockholders and attract and retain talented executives with the skills to help the Company achieve its goals. Toward these ends, we seek to provide a competitive level of compensation that balances rewards for both short-term performance and long-term value creation, promotes accountability, incentivizes and rewards both corporate and individual performance without encouraging imprudent risk taking, and attracts and retains talented leaders. This philosophy drives all aspects of officer (including Named Executive Officer) compensation, including our base pay guidelines, annual incentive, and grants of long-term equity-based compensation awards. A majority of each of our Executive Officer’s compensation is at risk.

	Role of the Compensation Committee	Role of the CEO

The Compensation Committee is responsible for all aspects of compensation of Executive Officers and Board members and oversees the compensation of other officers and employees. This includes setting appropriate corporate and individual goals for the CEO and other Executive Officers and reviewing their performance, setting their base salaries, short- and long-term incentive compensation, approving any other compensation or benefits, and reviewing and approving compensation policies and programs generally. In determining the amount and mix of compensation, the Committee reviews the compensation levels of the Executive Officers relative to a group of peers. As part of this review the Compensation Committee considers the financial and operational performance of the Company.

The Chief Executive Officer, working with our Human Resources department and leveraging information from the Compensation Committee’s independent compensation consultant discussed below, recommends to the Compensation Committee the amount and form of compensation for officers other than the CEO. The CEO’s recommendation for each officer is based on his evaluation of Company performance and individual performance, relative to goals that the Board and Company management have set.

	Role of Compensation Consultant	Stockholder Engagement

The Compensation Committee, pursuant to its charter, has the authority to engage advisers to assist the Committee. The Compensation Committee has engaged Meridian Compensation Partners, LLC (“Meridian”) since September 2020. Meridian is independent under NYSE standards. Meridian reports directly to the Compensation Committee. Meridian’s role is to provide advice and data to the Compensation Committee and assist in designing and administering executive compensation programs. Meridian also advises the Compensation Committee on Director compensation.

We value the opportunity to engage with our stockholders and gain insight into their perspectives on our compensation program and other elements of our business strategy and governance practices. We have held an advisory vote on executive compensation (“say-on-pay”) every three years based on the vote of our stockholders in 2017. We are asking stockholders to vote on the frequency of future say-on-pay votes again this year. The Board recommends stockholders vote for annual say-on-pay votes. The Company values input from stockholders on executive compensation and other matters at any time. As discussed above, we meet regularly with stockholders on a variety of topics, including executive compensation. In our 2022 governance outreach, we contacted stockholders representing almost 60% of our outstanding Class A shares and met with stockholders holding almost 30% of our outstanding Class A shares as of December 31, 2022.

30	RE/MAX Holdings, Inc.	2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

3	Compensation Best Practices

We have adopted common best practices that are consistent with our compensation philosophy and serve the long-term interests of our stockholders. These include the following:

What we do:	What we don’t do
●
Our short-term incentive award goals are tied to key Company financial and strategic performance metrics.
●
Most executive compensation is “at-risk” and performance driven.
●
The majority of long-term incentive awards for Executive Officers have performance-based vesting.
●
We have multi-year targets for LTI performance.
●
We compare executive compensation targets against a relevant Peer Group to ensure market competitiveness.
●
We engage with stockholders on executive compensation matters.
●
We have stock ownership guidelines.
●
We have a clawback policy.
●
We conduct a compensation risk assessment.
●
Our LTI program encourages retention of key personnel through long-term vesting.
●
We consider our Company’s “MORE” values when rewarding annual incentives.

●
No guaranteed bonuses.
●
No excessive perquisites.
●
We do not have single-trigger change in control provisions for cash severance or in equity awards.
●
We do not provide excise tax gross-ups for change in control severance benefits.
●
Our Insider Trading Policy prohibits hedging or pledging Company stock without Board approval.
●
We do not pay accumulated dividends on restricted stock units until vesting.

4	Performance Highlights

Despite a challenging macro-economic environment for the real estate industry, the Company continued to grow revenue and Adjusted EBITDA1 in 2022.

$353.4M Revenue	$121.6M Adjusted EBITDA[1]

RE/MAX Holdings continues to focus on growing its RE/MAX and Motto Mortgage brands, thereby increasing revenue and ultimately the Company’s profitability and cash flow.

Revenue ($ in millions)	Adjusted EBITDA[1] ($ in millions)

1 Adjusted EBITDA is a non-GAAP measure. Please see Appendix 1 on page 78 of this Proxy Statement for a definition of this term and reconciliation with the most directly comparable GAAP measure.

2023 Proxy Statement	RE/MAX Holdings, Inc.	31

COMPENSATION DISCUSSION AND ANALYSIS

5	Elements of Executive Compensation

The compensation of our Named Executive Officers consists primarily of base salary, short-term incentive, and long-term incentive compensation.

Compensation Element	Key Features	Primary Objectives
Base Salary (Fixed)

Factors considered in determining Base Salary:

●
the recommendation of the CEO,
●
market data provided by the Company’s compensation consultant on base salary paid to similar officers at other companies, and
●
each officer’s experience and performance.
Attract & Retain quality officers who will drive the Company’s success
Short-Term Incentive (At-Risk)

Mr. Joyce is not eligible to participate in the Company’s short-term incentive compensation (other than a signing bonus pursuant to his employment agreement). Each other Executive Officer’s short-term incentive target level is based on a percentage of base salary and the actual payout is based on Company and individual performance.

Motivate & Reward officers for meeting and exceeding personal and corporate objectives.
Long-Term Equity Incentive Compensation (At-Risk)

Mr. Joyce’s long-term incentive compensation consisted of stock options, which vested monthly.

Long-term incentive grants for other Executive Officers are restricted stock units, 60% of which have performance-based vesting conditions and 40% of which are time-based.

Incentivize long-term value creation by aligning each officer’s interests with those of stockholders. Motivate & Reward Company performance. Retain key personnel through long-term vesting.
Perquisites and Other Benefits (Fixed)	The Company offers a comprehensive benefit package to all full-time employees designed to attract and retain talented employees at all levels.	Attract & Retain talented employees at all levels.

Pay Mix

Base salary 18%, bonus 32%, equity grant 49%, other 1%. Average of other NEOs: base salary 25%, bonus 23%, equity grant 51%, other 1%

The tables above show the pay mix for the CEO and the Named Executive Officers as a group for 2022 based on the actual bonus paid and grant date fair value of equity grants (as reflected in the Summary Compensation Table below).

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COMPENSATION DISCUSSION AND ANALYSIS

Base Salary

Each Named Executive Officer receives a base salary, which is a fixed component of their compensation. Paying a competitive base salary is a crucial aspect of attracting and retaining qualified leaders who will drive the Company’s success. The Company aims to pay experienced, seasoned officers near the midpoint of the established base salary range for that position, based on data from its compensation consultant. Base salary for each of the Executive Officers is determined by the Compensation Committee, taking into account the recommendation of the CEO (for Executive Officers other than the CEO), market data provided by the Company’s compensation consultant on base salary paid to similar officers at other companies, and each officer’s performance, in order to determine a base salary level that is competitive and commensurate with the performance, duties, and experience of each Executive Officer. The CEO and Compensation Committee generally evaluate base salary for Executive Officers annually, taking into account factors such as changes in the executive’s role or responsibilities, the executive’s experience and job performance, market performance, and other factors deemed appropriate by the Compensation Committee. The table below shows the base salary increases for each of the Named Executive Officers, other than Mr. Joyce and Mr. Contos (neither of whom received an increase to base salary in 2022). Each increase was effective on March 1, 2022.

	Base Salary	Base Salary
Name	Beginning of 2022 ($)	After Increase ($)
Nicholas R. Bailey	390,000	403,650
Karri R. Callahan	385,000	398,475
Ward M. Morrison	350,000	362,250
Serene M. Smith	360,000	372,600

Short-Term Incentive

General Description

We use annual incentives to motivate and reward Executive Officers for meeting and exceeding personal and Company objectives. Mr. Joyce does not participate in the short-term incentive program. Other than a $100,000 signing bonus he received when he entered into his employment agreement in January 2022, he did not receive any short-term incentive. For other Named Executive Officers, the annual incentive paid with respect to 2022 performance was one-half cash and one-half Class A common stock of the Company that was fully vested upon grant.

The annual incentive depends on individual and Company performance during the prior year. Each year, the Compensation Committee adopts an annual short-term incentive plan pursuant to the Omnibus Incentive Plan. Pursuant to the incentive plan for 2022, each of our Named Executive Officers was eligible for an annual incentive based on a percentage of such officer’s base salary.

Award amounts for Executive Officers under the 2022 annual incentive plan are based on both Company and individual performance. For Executive Officers, half of the annual incentive is based on Company-wide financial goals and half is based on individual strategic goals that are tied to profitable growth.

For Company performance, the Compensation Committee established a measurement called Bonus Adjusted EBITDA1, which is the Company’s Adjusted EBITDA, excluding bonus expense, and including such other adjustments that the Compensation Committee deems appropriate. We believe Adjusted EBITDA reflects the performance of our business, facilitates a meaningful evaluation of operating results on a comparable basis with historical results and helps align executive compensation with stockholders’ interests.

For individual performance, the CEO, working with our Human Resources department, prepares strategic goals for each Executive Officer (other than the CEO). The Compensation Committee then reviews and revises these goals as it deems appropriate, before approving them. Following the end of the year, the Compensation Committee evaluates the officer’s performance against such goals to establish the individual performance used in determining the annual incentive. The Compensation Committee also evaluates how each Executive Officer lives up to RE/MAX Holdings MORE values in determining the individual component of the short-term incentive.

For both Company financial performance and individual strategic goals, the Compensation Committee sets levels for threshold, target, and stretch performance.

1 Adjusted EBITDA and Bonus Adjusted EBITDA are non-GAAP measures. See Appendix 1 on page 78 of this Proxy Statement for the definition these terms and reconciliation to the most directly comparable GAAP financial measures.

2023 Proxy Statement	RE/MAX Holdings, Inc.	33

COMPENSATION DISCUSSION AND ANALYSIS

2022 Goals and Results

The Compensation Committee set the 2022 Bonus Adjusted goals as follows

Bonus Adjusted EBITDA (in millions)
Threshold	Target	Stretch
$131.7	$139.9	$154.4

Actual 2022 Bonus Adjusted EBITDA was $127.7. As this amount was below threshold, no Named Executive Officer received any payment with respect to the financial component of the short-term incentive program for 2022.

Following the CEO change in the first quarter of 2022, the Company, under the new leadership of Mr. Joyce, embarked on several strategic initiatives centered on reinvigorating U.S. agent count growth and accelerating the expansion of its growing mortgage business. Individual performance goals for 2022 were largely related to these initiatives and included:

●	Evaluating vendors for the next step in the evolution of RE/MAX technology, negotiating a contract with the selected vendor (kvCORE), and beginning the transition from certain in-house technology to the kvCORE platform;
●	A broad effort to accelerate U.S. agent count growth and to attract, retain, and grow teams, which included updated technology offerings, a new education program, and revised brand standards for RE/MAX yard signs for teams;
●	Designing and implementing a pilot program to attract and grow medium- to large-sized teams, which offers an alternative fee structure for eligible teams;
●	Designing and launching a brokerage merger and conversion initiative to encourage and support transactions that result in profitable conversions of brokerages and agents to the RE/MAX network;
●	Expanding the sales and marketing teams for the Motto Mortgage and wemlo brands to better capitalize on growth opportunities;
●	Improving the employee experience;
●	Increasing operational efficiency throughout the Company by, for example, sub-leasing portions of the Company's headquarters building, and implementing process improvements and workflow efficiencies and;
●	Completing integration activities related to the RE/MAX INTEGRA acquisition.

After evaluating each Named Executive Officer’s (other than Mr. Joyce and Mr. Contos) 2022 performance related to their individual performance goals, the Compensation Committee awarded each Named Executive Officer (other than Mr. Joyce and Mr. Contos) a bonus at the target level for the individual strategic objectives component of the 2022 annual incentive plan.

As no Named Executive Officer received any annual incentive related to the Company financial performance and each Named Executive Officer (other than Mr. Joyce and Mr. Contos) received a target level achievement on the individual strategic objectives component, each Named Executive Officer (other than Mr. Joyce or Mr. Contos) received an annual incentive of 50% of target.

The table below shows the target bonus as a percentage of base salary, the target as a dollar amount, and the actual bonus paid to each Named Executive Officer (other than Mr. Joyce and Mr. Contos). Mr. Joyce is not included because he did not participate in the short-term incentive program and Mr. Contos is not included because his bonus was paid pursuant to his separation agreement.

	Target Bonus	Target Bonus	Bonus Achievement	Bonus Payout
Name	% of Base Salary	($)	(% of Target)	($)
Nicholas R. Bailey	50%	201,825	50%	100,913
Karri R. Callahan	50%	199,238	50%	99,619
Ward M. Morrison	50%	181,125	50%	90,563
Serene M. Smith	50%	186,300	50%	93,150

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COMPENSATION DISCUSSION AND ANALYSIS

In addition to the annual incentive, the Compensation Committee has discretion to pay additional bonuses to Named Executive Officers based on special projects or other exceptional circumstances and has authorized the CEO to grant project-based bonuses to other Company non-executive officers or personnel at any time.

In January of 2022, each of the Named Executive Officers, other than Mr. Joyce and Mr. Contos, received a discretionary bonus pursuant to Reward and Retention Bonus Agreements approved by the Compensation Committee. The Compensation Committee adopted the Reward and Retention Agreements primarily to encourage retention of the Company’s management team given the transition of the Company’s Chief Executive Officer (following the announcement of Mr. Contos’s departure) and amidst the highly competitive market for talent, both within the real estate and mortgage industries and, more generally, for seasoned top leadership with the specific expertise possessed by these Named Executive Officers.

The table below shows the amount paid to each Named Executive Officer pursuant to the Reward and Retention Agreements, other than Mr. Joyce and Mr. Contos, neither of whom entered into a Reward and Retention Agreement.

Reward and
Retention Agreement
Name	Payout ($)
Nicholas R. Bailey	312,000
Karri R. Callahan	308,000
Ward M. Morrison	280,000
Serene M. Smith	288,000

The bonus paid to Mr. Contos was pursuant to his separation agreement and was based on the target level bonus under the 2022 annual incentive plan, pro-rated for the portion of the year that he served as Chief Executive Officer or Co-Chief Executive Officer.

Long-Term Equity Incentive Compensation

The Compensation Committee also grants Executive Officers and other Company officers and certain employees equity awards to incentivize long-term value creation by aligning each officer’s interests with those of stockholders, to reward strong performers, and to retain key personnel through long-term vesting.

The Board of Directors, as part of the annual budget process, determines the aggregate budget for all long-term equity awards. The CEO, working with Company management, recommends an individual award for each recipient, including Named Executive Officers (other than the CEO). The Compensation Committee reviews this recommendation and grants equity awards for Executive Officers and, for other recipients, either grants the awards or delegates authority to grant individual awards to the CEO.

The Compensation Committee believes the long-term incentive program should incentivize performance and align the interests of the officers with stockholders. Mr. Joyce’s long-term incentive compensation consisted entirely of options, which vest monthly. The Compensation Committee believes that these option grants incentivize Mr. Joyce to grow shareholder value. Other Executive Officers receive restricted stock unit grants, which are generally a mix of performance-based grants and time-based grants. The Compensation Committee believes that this mix of grants aligns with the Company’s compensation philosophy and goals. Performance-based grants incentivize officers to drive stockholder value.

For the Named Executive Officers (other than Mr. Joyce and Mr. Contos) in 2022, 60 percent of the awards that were granted had performance-based vesting and 40 percent of the awards that were granted had time-based vesting. The time-based awards, which generally vest in three annual installments, provide more predictable compensation, promote retention, and align Executive Officers’ interests with stockholders’ through meaningful stock ownership.

Each Named Executive Officer (other than Mr. Joyce and Mr. Contos) was granted a target number of performance-based restricted stock units, which vest based on Company revenue. The Compensation Committee chose this metric because it aligns with the Company’s pay-for-performance philosophy, incentivizes Executive Officers to increase revenue in order to drive stockholder value, and diversifies the performance criteria by using different metrics than those used for other incentive programs. The award is based on revenue for three one-year performance periods, with no restricted stock units vesting until the full three-year performance period is complete. The Compensation Committee sets threshold, target, and stretch goals for revenue for each year of the three-year performance period early in each year. If, in any year, the threshold level is not met, the portion of the award based on that year does not vest. If the threshold is met, the number of restricted stock units that vest is 50% of the target at the threshold level, 100% at target, and 200% of the target amount at the stretch level (with actual payout based on linear interpolation between the levels).

2023 Proxy Statement	RE/MAX Holdings, Inc.	35

COMPENSATION DISCUSSION AND ANALYSIS

The table below shows the threshold, target, and stretch performance levels, as well as actual results and percentage payout for completed years. (We do not disclose revenue targets prospectively for competitive reasons.)

Revenue-based awards (2021 and 2022) (Revenue in millions)
	Threshold	Target	Stretch	Actual	Payout Percentage
2021	$289.3	$304.5	$335.0	$329.7	183%
2022	$337.4	$351.5	$379.6	$347.8	87%

Prior to 2021, the performance-based awards were based on revenue and relative total shareholder return (“rTSR”) over the three-year performance period. The table below shows the goals for the threshold, target, and stretch levels, as well as the actual results and payout for the 2020 long-term incentive awards.

2020 Performance-Based RSUs (Revenue in millions)
	Threshold	Target	Stretch	Actual	Payout Percentage
rTSR	35%	55%	75%	Below threshold	0%
Revenue	$635.7	$664.2	$682.8	$702.0	150%

Payout is 0% if below threshold, 25% at threshold for the revenue portion and 50% at threshold for the rTSR portion, 100% at target for both revenue and rTSR and 150% at stretch for both revenue and rTSR. Payout is based on linear interpolation between the levels. The Company’s performance exceeded the stretch level for the revenue portion of the equity awards and was below the threshold for the rTSR portion. We no longer use rTSR for LTI awards, but all past rTSR awards had a cap where the payout could not exceed the target level if rTSR were negative for the performance period.

Perquisites and Other Benefits

The Company offers a comprehensive benefit package to all full-time employees designed to attract and retain talented employees at all levels. Generally, the Company’s benefits for its Executive Officers are substantially the same as those provided to other officers and employees.

6	Peer Group

In late 2020, working with Meridian, the Compensation Committee chose a new peer group for executive compensation. In selecting peers, the Compensation Committee took a holistic approach, considering revenue and other relevant factors. The peer group includes companies that share similar traits with RE/MAX Holdings, such as franchisors and companies in the real estate industry, lenders, technology companies, and companies based in Colorado.

In selecting companies for the peer group, one goal was to include companies with comparable revenue as the Company. However, the Compensation Committee believes that it is appropriate to have companies with higher revenue because, as a worldwide franchisor, the responsibilities of management extend beyond the operations and revenue of the Company. The Company operates two franchised brands with franchisees who operate in over 110 countries and territories. While each franchised office is independently owned and operated, Company management is responsible for matters such as managing franchise relationships, including encouraging and supporting franchisees in their growth; marketing, expanding, and protecting the Company’s brands; customer satisfaction; and overall operation of the entire franchised systems. Therefore, the demands on Company management may be greater than those on management of non-franchise companies with similar revenue.

36	RE/MAX Holdings, Inc.	2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The peer group is one resource for data on executive pay. This data may be supplemented by proprietary surveys of compensation market data and other sources. The Company believes the use of this peer group will allow the Committee to effectively make informed pay decisions.

Peer Group

Anywhere Real Estate, Inc.

CarGurus, Inc.

Cars.com, LLC

Concrete Pumping Holdings, Inc.

CSG Systems International, Inc.

Dine Brands Global, Inc.

Emerald Holding, Inc.

Enova International, Inc.

eXp World Holdings, Inc.

LendingClub Corporation

Marcus & Millichap, Inc.

NewAge, Inc.

Noodles & Company

Ping Identity Holding Corp.

Planet Fitness, Inc.

Quotient Technology Inc.

Redfin Corporation

ServiceSource International, Inc.

The ONE Group Hospitality, Inc.

TrueCar, Inc.

Wingstop Inc.

Zillow Group, Inc.

7	Other Compensation Policies and Compensation Risk Assessment

Policies for Hedging and Other Transactions Involving Company Stock

Our Insider Trading Policy prohibits all officers, employees, and Directors from engaging in any of the following activities without the prior written consent of the Board of Directors: pledging Company stock, entering into hedging transactions involving Company stock, short sales of Company stock, and trading in derivative securities related to Company stock. No officers, employees, or Directors have been granted consent to engage in any such transactions.

Stock Ownership Guidelines

Ownership of RE/MAX Holdings stock helps align the interests of our Directors and Executive Officers with those of stockholders. To encourage stock ownership, our Board of Directors has adopted stock ownership guidelines applicable to Directors, all Named Executive Officers and other officers who are Senior Vice President or higher. The stock

2023 Proxy Statement	RE/MAX Holdings, Inc.	37

COMPENSATION DISCUSSION AND ANALYSIS

ownership guidelines provide a minimum share ownership level for Directors and certain officers based on a multiple of base salary or cash retainer. The multiples are as follows:

Chief Executive Officer of RE/MAX Holdings
5x base salary
Other Executive Officers
2x base salary
Other officers subject to the guidelines (SVP and higher):
1x base salary
Non-employee Directors:
3x base cash retainer

The guidelines do not mandate a time period to reach the applicable ownership level. Rather, if an officer or Director is below the guidelines’ applicable threshold, he or she may not sell more than one half of the after-tax portion of equity awards without approval of the Compensation Committee (other than those that were vested at the time of our IPO or those that are issued as part of the short-term incentive compensation). All shares beneficially owned by the officer or Director, as well as unvested time-based restricted stock units, count toward the threshold. Unvested performance-based restricted stock units do not count towards the threshold.

Clawback Policy

The Board has adopted an Incentive Compensation Recoupment Policy pursuant to which the Board may recover incentive compensation in certain circumstances. The policy applies to each officer whom the Board has designated as a Section 16 officer (as defined in Section 16 of the Securities Exchange Act of 1934) of the Company (referred to as “Covered Officers”). Pursuant to the policy, in the event of misconduct by a Covered Officer that causes or contributes to a restatement of the Company’s financial statements, the Board may, in its discretion and to the extent permitted by applicable law, seek to recover incentive compensation paid to such Covered Officer during the three years preceding the restatement to the extent such incentive compensation exceeded the incentive compensation that would have been paid to such Covered Officer based on the restated results. All compensation, whether paid in cash or in stock, that is based wholly or in part upon the attainment of any measure based on financial reporting measures is subject to the Incentive Compensation Recoupment Policy.

Compensation Risk Assessment

In 2022, the Compensation Committee, working with its Compensation Consultant, conducted a risk assessment of the Company’s compensation practices. In conducting the assessment, the Committee evaluated the inherent risks of the Company’s business and how the Company’s compensation program mitigates the risk of excessive risk taking. As a result of the risk assessment, the Committee determined that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis above. Based on this review and these discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for 2022 for filing with the SEC.

Compensation Committee:

Roger J. Dow, Chair

Ronald E. Harrison

Laura G. Kelly

Annita M. Menogan

Dr. Christine M. Riordan

2023 Proxy Statement	RE/MAX Holdings, Inc.	39

COMPENSATION TABLES

Summary Compensation Table

The following table presents information regarding compensation earned by or awards to our Named Executive Officers during fiscal years 2022, 2021, and 2020.

					Non-Equity
				Stock	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation
Name and Principal Position	Fiscal Year	($)	($)(1)	($)(2)	($)(3)	($)		Total ($)
Stephen P. Joyce, CEO	2022	1,000,000	100,000	1,537,536	—	—		2,637,536
Nicholas R. Bailey, President and CEO of RE/MAX, LLC	2022	401,375	312,000	807,300	100,913	18,448	(4)	1,640,036
	2021	377,288	—	762,493	356,400	7,773		1,503,954
	2020	358,333	115,000	731,787	—	3,888		1,209,008
Karri R. Callahan, Chief Financial Officer	2022	396,229	333,000	796,950	99,619	35,345	(4)	1,661,143
	2021	380,833	—	770,026	351,900	13,532		1,516,291
	2020	358,333	115,000	731,787	—	14,607		1,219,727
Ward M. Morrison, President and CEO, Motto Mortgage and wemlo	2022	360,208	280,000	724,500	90,563	28,196	(4)	1,483,467
	2021	337,500	—	700,020	319,900	11,767		1,369,187
	2020	270,833	88,438	559,029	—	16,074		934,374
Serene M. Smith, Chief of Staff and Chief Operating Officer	2022	370,500	288,000	745,200	93,150	33,909	(4)	1,530,759
	2021	356,667	—	720,004	329,000	14,157		1,419,828
	2020	338,333	108,750	691,165	—	9,960		1,148,208
Adam M. Contos, Former CEO	2022	187,500	187,500	872,418	—	695,792	(5)	1,943,210
	2021	741,667	—	2,275,033	1,370,800	52,471		4,439,971
	2020	700,000	440,000	1,245,072	—	9,097		2,394,169

(1)   Represents discretionary cash bonuses in the year in which they were earned. Bonuses paid pursuant to incentive plans are reported in the “Non-Equity Incentive Plan Compensation” column. Each Named Executive Officer’s bonus in 2020 was paid approximately half in cash and half in equity (except for a $2,500 bonus to each Named Executive Officer in 2020 that was paid entirely in cash). For additional details, see “Compensation Discussion and Analysis” above.

(2)   Reflects the grant date fair value of options granted to Mr. Joyce and RSUs granted to other Named Executive Officers, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 13 to our audited consolidated financial statements in our 2022 Annual Report. A portion of the awards to Mr. Bailey, Ms. Callahan, Mr. Morrison, and Ms. Smith was performance-based RSUs. The value of the performance-based RSU awards granted in 2022, assuming achievement of the maximum performance level for performance-based awards, would have been. :Mr. Bailey: $968,813; Ms. Callahan: $956,364; Mr. Morrison: $869,400; and Ms. Smith: $894,298. The amount for Mr. Contos in 2022 represents the value of RSUs the vesting of which was accelerated pursuant to his separation agreement.

(3)   Reflects the awards that our Named Executive Officers received under each year’s incentive plan. The awards in this column were paid half in cash and half in Class A common stock of the Company. Further details of incentive plans are above in the Compensation Discussion and Analysis.

(4)   Reflects matching contributions made under our 401(k) plan ($10,250 for each of Mr. Bailey, Ms. Callahan, and Ms. Smith and $13,500 for Mr. Morrison), dividend equivalents paid in cash upon vesting of RSUs (Mr. Bailey: $8,086 , Ms. Callahan: $24,982, Mr. Morrison: $14,583, Ms. Smith: $23,546) and a tax gross-up of approximately $115 for a holiday gift to each of Mr. Bailey, Ms. Callahan, Mr. Morrison, and Ms. Smith.

(5)    Reflects salary continuation of $562,500 and health insurance benefits with an estimated cost of $15,438 paid to Mr. Contos in 2022 pursuant to his separation agreement. Payment of these benefits is contingent upon Mr. Contos’s continued compliance with his separation agreement, therefore only amounts paid in 2022 are included. Further information about Mr. Contos’s separation agreement is below under “Potential Payments on Termination/Change in Control.” Also includes matching contribution under our 401(k) plan ($13,500) and dividend equivalents paid in cash upon vesting of RSUs ($94,061).

40	RE/MAX Holdings, Inc.	2023 Proxy Statement

Grants of Plan-Based Awards

The following table provides information regarding equity grants to our Named Executive during 2022.

									All other
									stock				Grant date
									awards		All other		fair value
									Number of		option		of
		Estimated future payouts under			Estimated future payouts under				shares of		awards:	Exercise	stock and
		non-equity incentive plan awards (1)			equity incentive plan awards				stock or		Number of	or base	option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum		units		Securities	price	awards
Name	date	($)	($)	($)	(#)	(#)	(#)		(#)		(#)	($)	($) (5)
Stephen P. Joyce	1/10/2022	—	—	—	—	—	—		—		91,827	29.91	999,996
	9/7/2022	—	—	—	—	—	—		—		62,000	21.85	537,540
Nicholas R. Bailey	—	100,913	201,825	302,738	—	—	—		—				—
	3/1/2022	—	—	—	8,172	16,343	32,686	(2)	—				484,407
	3/1/2022	—	—	—	—	—	—		10,895	(3)			322,928
	3/1/2022	—	—	—	—	—	—		6,013	(4)			178,225
Karri R. Callahan	—	99,619	199,238	298,856	—	—	—		—				—
	3/1/2022	—	—	—	8,067	16,133	32,266	(2)	—				478,182
	3/1/2022	—	—	—	—	—	—		10,756	(3)			318,808
	3/1/2022	—	—	—	—	—	—		5,937	(4)			175,973
Ward M. Morrison	—	90,563	181,125	271,688	—	—	—		—				—
	3/1/2022	—	—	—	7,333	14,666	29,332	(2)	—				434,700
	3/1/2022	—	—	—	—	—	—		9,778	(3)			289,820
	3/1/2022	—	—	—	—	—	—		5,397	(4)			159,967
Serene M. Smith	—	93,150	186,300	279,450	—	—	—		—				—
	3/1/2022	—	—	—	7,543	15,086	30,172	(2)	—				447,149
	3/1/2022	—	—	—	—	—	—		10,057	(3)			298,089
	3/1/2022	—	—	—	—	—	—		5,550	(4)			164,502

(1)    Represents potential payouts under the 2022 Bonus Plan. Actual amounts paid are reflected above in the Summary Compensation Table.

(2)    Represents performance-based RSUs that are subject to vesting based on Company performance during 2022, 2023, and 2024.

(3)   Represents (i) time-based RSUs that are scheduled to vest on March 1, 2023, 2024, and 2025.

(4)	Represents vested shares of RE/MAX Holdings Class A stock issue for the portion of the bonus with respect to 2021 performance that was paid in stock.

(5)   Reflects the grant date fair value of stock and RSUs granted to each Named Executive Officer, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 13 to our audited consolidated financial statements in our 2022 Annual Report.

2023 Proxy Statement	RE/MAX Holdings, Inc.	41

COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding outstanding equity awards held by our Named Executive Officers as of the end of fiscal year 2022.

		Stock Awards						Option Awards
									Equity Incentive
							Equity Incentive		Plan Awards:
					Equity Incentive		Plan Awards:	Number of	Number of
					Plan Awards:		Market or Payout	Securities	Securities
		Number of		Market Value	Number of		value of unearned	Underlying	Underlying
		Shares or		of Shares or	unearned shares,		shares, units, or	Unexercised	Unexercised
		Units of Stock		Units of Stock	units, or other		other rights	Options	Unearned	Option
		That Have Not		That Have Not	rights that have		that have	Exercisable	Options	Exercise Price	Option
Name	Grant Date	Vested (#)		Vested ($) (1)	not vested (#)		not vested ($) (1)	(#)	(#)	($)	Expiration Date
Stephen P. Joyce	1/10/2022							91,827		29.91	1/10/2032
	9/7/2022							27,556	34,444	21.85	9/7/2032
Nicholas R. Bailey	3/1/2020	3,294	(2)	61,400
	3/1/2021	4,603	(3)	85,800
	9/27/2021	361	(3)	6,729
	3/1/2022	10,895	(4)	203,083
	3/1/2020				14,820	(5)	276,245
	3/1/2021				10,354	(5)	192,999
	9/27/2021				810	(5)	15,098
	3/1/2022				16,343	(5)	304,634
Karri R. Callahan	3/1/2020	3,294	(2)	61,400
	3/1/2021	4,922	(3)	91,746
	3/1/2022	10,756	(4)	200,492
	3/1/2020				14,820	(5)	276,245
	3/1/2021				11,074	(5)	206,419
	3/1/2022				16,133	(5)	300,719
Ward M. Morrison	3/1/2020	2,516	(2)	46,898
	3/1/2021	4,475	(3)	83,414
	3/1/2022	9,778	(4)	182,262
	3/1/2020				11,321	(5)	211,023
	3/1/2021				10,067	(5)	187,649
	3/1/2022				14,666	(5)	273,374
Serene M. Smith	3/1/2020	3,111	(2)	57,989
	3/1/2021	4,603	(3)	85,800
	3/1/2022	10,057	(4)	187,462
	3/1/2020				13,997	(5)	260,904
	3/1/2021				10,354	(5)	192,999
	3/1/2022				15,086	(5)	281,203

(1)   Value is calculated by multiplying the number of unvested RSUs by $18.64, which was the closing market price of our Class A common stock on December 31, 2022.

(2)   Represents time-based RSUs that vested on March 1, 2023.

(3)   Represents time-based RSUs, half of which vested on March 1, 2023, and half of which are scheduled to vest on March 1, 2024.

(4)   Represents time-based RSUs, one third of which vested on March 1, 2023, and the remainder of which are scheduled to vest on March 1, 2024 and 2025.

(5)   Represents performance-based RSUs which were subject to vesting based on Company performance during the three-year performance period beginning on January 1 of the year in which they were granted. The numbers set forth above represent the target number of RSUs.

42	RE/MAX Holdings, Inc.	2023 Proxy Statement

COMPENSATION TABLES

Option Exercises and Stock Vested for Fiscal Year 2022

The following table shows stock awards that vested during fiscal year 2022.

	Stock awards
	Number of shares	Value realized
	acquired on vesting	on vesting
Name	(#)(1)	($)(2)
Stephen P. Joyce	—	—
Nicholas R. Bailey	11,787	349,367
Karri R. Callahan	18,051	537,594
Ward M. Morrison	13,179	391,846
Serene M. Smith	16,958	505,051
Adam M. Contos	81,463	2,371,424

(1)   Includes shares from LTI awards that vested in 2022 and the portion of the bonus with respect to 2021 performance which was paid in vested shares of RE/MAX Holdings Class A stock in 2022

(2)   Represents the amounts realized based on the fair market value of our stock upon vesting or delivery, which is the closing price the day before the applicable vesting or delivery date.

2023 Proxy Statement	RE/MAX Holdings, Inc.	43

OTHER COMPENSATION INFORMATION

Employment Agreements

We have generally not entered into employment agreements with our Executive Officers. We currently have an employment agreement with Mr. Joyce, who is serving as Chief Executive Officer on an interim basis. Additionally, in January 2022, we entered into Reward and Retention Agreements with each of Mr. Bailey, Ms. Callahan, Ms. Smith and Mr. Morrison. The agreements provided for certain payments in the event the Executive Officer were terminated without Cause or terminated their employment with Good Reason (as such terms are defined in the agreements) prior to September 30, 2022. (The Reward and Retention Agreements were not renewed or extended after their expiration dates.) Additionally, our Named Executive Officers may be entitled to certain benefits upon separation from the Company or a change in control, as described below under “Potential Payments on Termination/Change in Control.”

Potential Payments on Termination/Change in Control

In 2018, we adopted a Severance Pay Benefit Plan (the “Severance Plan”) that is applicable to all employees, including Named Executive Officers, who meet certain eligibility requirements. The restricted stock unit agreements with our employees, including Named Executive Officers, provide for accelerated vesting in the event the executive’s employment is terminated within two years following a change in control or if outstanding equity awards are not converted into equivalent awards by the acquiring or successor entity following a change in control.

The Severance Plan sets forth benefits eligible employees will receive if they are involuntarily terminated due to position elimination or reduction in force or in other circumstances that the Company determines should result in the payment of severance benefits.

Involuntary Termination for Cause or Voluntary Resignation Without Good Reason

None of our Named Executive Officers serving as of December 31, 2022 was entitled to any severance payments or other payments following involuntary termination for cause or voluntary resignation without good reason.

Our former CEO, Adam Contos, reached an understanding with the Board regarding his decision to leave the Company and entered into a separation agreement on January 10, 2022. Mr. Contos’s service as an officer of the Company ceased on March 31, 2022. Pursuant to his separation agreement, and contingent upon Mr. Contos’s compliance with the agreement, Mr. Contos is entitled to 24 months of his annual base salary (for a total of $1,500,000), paid in the form of salary continuation beginning in April 2022, 24 months of continued employee benefits from the Company (with an estimated total value of $25,730), a 2021 performance bonus based on the Company’s achievement of financial metrics and strategic goals in accordance with the Company’s short-term incentive plan for executive officers (which amount is reflected in the Summary Compensation Table as part of his 2021 compensation), and a pro-rated 2022 bonus at the target level ($187,500). In addition, 30,893 of his unvested performance RSUs vested on March 31, 2022. The value of the RSUs, as of the date of the acceleration of their vesting, is reported in the Stock Awards column of the Summary Compensation Table.

Voluntary Resignation with Good Reason or Involuntary Termination Without Cause

As noted above, Mr. Joyce is our only employee with an employment agreement. The agreement provides certain benefits in the event he is terminated without cause.

Our other employees, including Named Executive Officers, are entitled to certain benefits under the Severance Plan if they are terminated involuntarily without cause or they voluntarily resign with good reason. Good reason means that, following a change in control, the employee is not offered a position with the acquiring or successor entity that has substantially the same level of responsibility and compensation and is at a location that would not increase such employee’s one-way commute by more than twenty miles. Payment of benefits under the Severance Plan is conditioned upon the employee signing an agreement and release in a form provided by the Company that (i) provides a comprehensive release of claims against the Company and (ii) contains non-solicitation and non-disparagement provisions.

The table below shows the amount Mr. Joyce would have received under his employment agreement based on hypothetical involuntary termination without cause on December 31, 2022 for reason other than the Company hiring a replacement Chief Executive Officer. The table below also sets forth the estimated amount each other Named Executive Officer serving as of December 31, 2022, would have received based upon a hypothetical voluntary resignation with good reason or involuntary termination without cause on such date. The benefits under the Severance Plan for our Named

44	RE/MAX Holdings, Inc.	2023 Proxy Statement

OTHER COMPENSATION INFORMATION

Executive Officers comprise one year’s salary, outplacement assistance, continuation of health benefits, and a pro-rated bonus.

	Cash	Cash	Other
	Severance	Bonus	Benefits	Total
Name	($)	($)	($)	($)
Stephen P. Joyce	800,000	—	—	800,000
Nicholas R. Bailey	403,650	100,913	14,700	519,263
Karri R. Callahan	398,475	99,619	14,700	512,794
Ward M. Morrison	362,250	90,563	14,700	467,513
Serene M. Smith	372,600	93,150	14,700	480,450

Change in Control

The table below sets forth the estimated value of accelerated vesting of options for Mr. Joyce and RSUs for each other Named Executive Officer serving as of December 31, 2022, based on a hypothetical change in control on such date, in connection with which the restricted stock units were not converted into an equivalent award by the acquiring or successor entity. (Vesting would not be accelerated if the awards were converted.) See “Voluntary Resignation with Good Reason” above for additional benefits that may be available in the event of a change in control where the Named Executive Officer is not offered a comparable position with the acquiring or successor entity.

	Restricted
	Stock	Option
	Vesting	Vesting
Name	($)	($)
Steve Joyce	—	235,951
Nicholas R. Bailey	1,111,731	—
Karri R. Callahan	1,102,548	—
Ward M. Morrison	963,302	—
Serene M. Smith	1,033,455	—

Principal Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Stephen Joyce, who served as our Principal Executive Officer beginning in March 2022.

We identified the median employee by examining the compensation (including annual base salary, bonuses, commissions, incentives, and overtime) of all of our employees, other than Mr. Joyce, as of November 15, 2022.

The total compensation for 2022 of the employee identified as the median employee was $101,792. This includes base salary of $85,284, a bonus of $6,396 (which was paid approximately half in cash and half in stock), and a 401(k) match of $6,396.

The total 2022 compensation for Mr. Joyce, our CEO since March 1, 2022, as reported in the Summary Compensation Table above was $2,637,536. The ratio of our CEO’s compensation to that of the median employee for 2022 was approximately 27 to 1.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s  pay-for-performance philosophy and how the Company’s executive compensation aligns with the Company’s performance, refer to “Compensation Discussion and Analysis.” The Compensation Committee did not

2023 Proxy Statement	RE/MAX Holdings, Inc.	45

OTHER COMPENSATION INFORMATION

consider the Compensation Actually Paid measure below in making its compensation decisions for any of the years shown below given the timing of the new required disclosure.

			Average	Average
	Summary		SCT	Compensation	Value of Initial Fixed $100
	Compensation	Compensation	Total for	Actually Paid to	Investment Based On:				Adjusted
	Table (SCT)	Actually Paid to	Non-PEO	to Non-PEO		Peer Group	Net Income	Revenue	EBITDA
Fiscal Year	Total for PEO[1]	PEO [2]	NEOs	NEOs [3]	TSR	TSR	($ thousands)	($ thousands)	($ thousands)
2022 (Joyce)	$ 2,637,536	$ 2,220,880	$ 1,578,851	$ 801,784	$ 53.19	$ 118.41	$ 10,757	$ 353,386	$ 121,632
2022 (Contos)	$ 1,943,210	$ 80,775
2021	$ 4,439,971	$ 3,179,434	$ 1,452,315	$ 1,096,371	$ 83.76	$ 141.13	($ 24,620)	$ 329,701	$ 119,583
2020	$ 2,394,169	$ 2,359,574	$ 1,127,829	$ 1,235,646	$ 97.26	$ 111.29	$ 20,546	$ 266,001	$ 92,558

(1)

During the year 2022, Adam Contos (bottom row) stepped down as Chief Executive Officer, effective March 31, 2022. During March 2022, Mr. Contos and Stephen Joyce (top row) served as Co-CEOs and Mr. Joyce became CEO, on an interim basis, upon Mr. Contos’s departure. For the years 2021 and 2020, Mr. Contos served as CEO for the full year.

(2)

The following table sets forth the adjustments made to the Summary Compensation Table (“SCT”) Total for Principal Executive Officer during each year presented to determine compensation actually paid (“CAP”) to PEO, with “fair value” calculated in accordance with ASC Topic 718 as of the end of the specified period:

	Fiscal Year
	2022	2022	2021	2020
	Current CEO	Former CEO
SCT Total for PEO	$2,637,536	$1,943,210	$4,439,971	$2,394,169
Deduct amounts reported under “Stock Awards” Column of the SCT	-	(966,175)	(2,960,458)	(1,420,087)
Deduct amounts reported under “Option Awards” Column of the SCT	(1,537,536)	-	-	-
Add the fair value of awards granted and vested during the fiscal year	884,929	779,182	175,015	189,009
Add the fair value of awards granted in the fiscal year that remain outstanding and unvested as of fiscal year-end	235,951	-	1,789,507	1,600,050
Add (Subtract) change in fair value of awards granted in any prior year that remain outstanding and unvested as of the fiscal year-end [a]	-	-	(113,141)	(60,409)
Add (Subtract) change in fair value from prior year-end to vesting date of awards granted in any prior year that vested during the fiscal year [b]	-	(96,975)	78,848	(55,022)
Subtract fair value of awards granted in any prior year that were forfeited or failed to vest during the fiscal year [c]	-	(1,578,467)	(230,309)	(288,136)
Add dividends on unvested awards paid during the fiscal year	-	-	-	-
Add incremental fair value of awards modified during the fiscal year	-	-	-	-
Compensation Actually Paid	$2,220,880	$80,775	$3,179,434	$2,359,574

(a) Includes the fair value of the current year RSU awards and all tranches of PSU awards, without respect to the award performance period. Per U.S. GAAP, if a PSU award does not have an established metric, there is no grant date and therefore would not be included for financial reporting purposes until the performance metrics are established. The values do not necessarily correspond to the actual value that will be received by the executive officers upon vesting.

(b) Includes the change in fair value of RSU awards that were issued in a prior year, relative to the respective fiscal year. In addition, as discussed above, all tranches of PSU awards issued in a prior year, relative to the respective fiscal year, are included without respect to the award performance period. Per U.S. GAAP, if a PSU award does not have an established metric, there is no grant date and therefore would not be included for financial reporting purposes until the performance metrics are established. The values do not necessarily correspond to the actual value that will be received by the executive officers upon vesting.

(c) The value in this row includes the aggregate fair value of awards forfeited by Mr. Contos when he left the Company on March 31, 2022.

46	RE/MAX Holdings, Inc.	2023 Proxy Statement

OTHER COMPENSATION INFORMATION

(3) The following table sets forth the adjustments made to the SCT during each year presented to determine the average CAP to the Non-PEO NEOs, with “fair value” calculated in accordance with ASC Topic 718 as of the end of the specified period:

	Fiscal Year
	2022	2021	2020
Average SCT Total for non-PEO NEOs	$1,578,851	$1,452,315	$1,127,829
Deduct amounts reported under “Stock Awards” Column of the SCT	(816,509)	(907,803)	(720,172)
Deduct amounts reported under “Option Awards” Column of the SCT	-	-	-
Add the fair value of awards granted and vested during the fiscal year	169,667	41,730	77,634
Add the fair value of awards granted in the fiscal year that remain outstanding and unvested as of fiscal year-end	483,307	631,942	871,870
Add (Subtract) change in fair value of awards granted in any prior year that remain outstanding and unvested as of the fiscal year-end [a]	(253,708)	(57,410)	(10,973)
Add (Subtract) change in fair value from prior year-end to vesting date of awards granted in any prior year that vested during the fiscal year [b]	(129,178)	10,591	(22,986)
Subtract fair value of awards granted in any prior year that were forfeited or failed to vest during the fiscal year	(230,647)	(74,995)	(87,555)
Add dividends on unvested awards paid during the fiscal year	-	-	-
Add incremental fair value of awards modified during the fiscal year	-	-	-
Compensation Actually Paid	$801,784	$1,096,371	$1,235,646

(a) Includes the fair value of the current year RSU awards and all tranches of PSU awards, without respect to the award performance period. Per U.S. GAAP, if a PSU award does not have an established metric, there is no grant date and therefore would not be included for financial reporting purposes until the performance metrics are established. The values do not necessarily correspond to the actual value that will be received by the executive officers upon vesting.

(b) Includes the change in fair value of RSU awards that were issued in a prior year, relative to the respective fiscal year. In addition, as discussed above, all tranches of PSU awards issued in a prior year, relative to the respective fiscal year, are included without respect to the award performance period. Per U.S. GAAP, if a PSU award does not have an established metric, there is no grant date and therefore would not be included for financial reporting purposes until the performance metrics are established. The values do not necessarily correspond to the actual value that will be received by the executive officers upon vesting.

Tabular List of Financial Performance Measures

As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The performance measures that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

●	Adjusted EBITDA
●	Revenue
●	RMAX rTSR Percentile

Analysis of the Information Presented in the Pay versus Performance Table

As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable “pay-for-performance” philosophy. The Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance Table.

2023 Proxy Statement	RE/MAX Holdings, Inc.	47

OTHER COMPENSATION INFORMATION

Compensation Actually Paid and Company TSR

Peer Group is S&P SmallCap 600 Index; Value of Initial Fixed Investment assumes that the value of the investment in our common stock and in the peer group (including reinvestment of dividends) was $100 at market close on December 31, 2019 (the last trading day of 2019), and tracks such investment through market close on the last trading day of each applicable year

Compensation Actually Paid and Net Income*

* Net income in 2021 was adversely impacted by a $40.9 million loss recorded on our contractual relationship with INTEGRA which was settled with the acquisition of INTEGRA. The loss represents the fair value of the difference between the historical contractual rates paid by INTEGRA and the current market rate. The loss is recorded in “Settlement and impairment charges” in the accompanying Consolidated Statements of Income (Loss). See Note 6, Acquisitions in the Annual Report on Form 10-K for the year ended December 31, 2021, for additional information about this acquisition.

48	RE/MAX Holdings, Inc.	2023 Proxy Statement

OTHER COMPENSATION INFORMATION

Compensation Actually Paid and Adjusted EBITDA1

1 Adjusted EBITDA is a non-GAAP measure. Please see Appendix 1 on page 78 of this Proxy Statement for a definition of this term and reconciliation with the most directly comparable GAAP measure.

Compensation Actually Paid and Revenue

2023 Proxy Statement	RE/MAX Holdings, Inc.	49

OTHER COMPENSATION INFORMATION

Peer Group TSR and Company TSR

Equity Compensation Plan Information

The following table provides information as of December 31, 2022 with respect to shares of our Class A common stock issuable under our equity compensation plan:

Number of
securities
		Weighted-	remaining available
	Number of shares	average	for future issuance
	to be issued upon	exercise	under equity
	vesting of	price of	compensation
	outstanding	outstanding	plans (excluding
	options, warrants,	options, warrants	securities reflected
Plan Category	and rights (1)	and rights	in column (a)) (2)
Equity compensation plans approved by stockholders	729,383		1,067,053
Equity compensation plans not approved by stockholders	—	—	—
Total

Employee Benefit and Stock Plans

Omnibus Incentive Plans

The RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan and the RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan are described under Proposal 4 below.

401(k) Plan

RE/MAX, LLC maintains a tax-qualified 401(k) retirement savings plan for participants who satisfy certain eligibility requirements, including a minimum hours of service requirement. The 401(k) plan participants, including certain of our Named Executive Officers, may elect to defer up to 60% of their eligible regular compensation and bonuses, subject to applicable annual limits set pursuant to the Code. The Company generally makes discretionary matching contributions. of 50% of contributions by plan participants. Plan participants may elect to invest their contributions in various established funds. Company contributions vest 33% each year for the first three years of an employee’s service, then vest 100% thereafter.

50	RE/MAX Holdings, Inc.	2023 Proxy Statement

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

What am I voting on? Stockholders will vote, on an advisory basis, on how often the Company should hold future advisory votes on executive compensation.

Pursuant to Section 14A of the Exchange Act, we are requesting that stockholders vote on whether future advisory votes on executive compensation, of the nature reflected in Proposal 2, should occur every year, every two years, or every three years.

Based on the stockholder vote at the Company’s 2017 annual meeting, the Company has held a say-on-pay vote every three years. The Board recommends that stockholders vote for annual say-on-pay votes.

While the Company’s compensation programs aim to promote a long-term connection between pay and performance, the Company provides annual disclosure on executive compensation. Holding an annual advisory vote on executive compensation will provide more direct stockholder feedback on executive compensation, which is consistent with our goal of seeking input from and engaging with stockholders on executive compensation matters and other corporate governance topics.

Although the vote on the frequency of future advisory votes on executive compensation is nonbinding, the Board will consider the voting results in determining the frequency of future say-on-pay votes. The board will announce its decision on the frequency of say-on-pay votes in a Form 8-K filed with the SEC no later than 150 days after the Annual Meeting. The Board may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis in the future.

.

What is the required vote? This vote is on an advisory basis, and the option receiving the most votes will be considered the approved option.

Recommendation of the Board: The Board recommends you vote to hold an advisory vote on executive compensation EVERY YEAR.

2023 Proxy Statement	RE/MAX Holdings, Inc.	51

PROPOSAL 4: RE/MAX HOLDINGS, INC. 2023 OMNIBUS INCENTIVE PLAN

What am I voting on? Stockholders will vote whether to approve the RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan.

We are asking stockholders to approve the RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan (“2023 Plan”). The 2023 Plan was approved by the Board, upon recommendation of the Compensation Committee on April 7, 2023, subject to stockholder approval of this Proposal 4.

A copy of the plan is attached as Appendix 2 to this Proxy Statement and the plan is summarized below.

What is the required vote? This item requires the vote of a majority of shares voted.

Recommendation of the Board: The Board recommends you vote FOR the approval of the 2023 Omnibus Incentive Plan.

Overview

We are asking stockholders to approve the RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan (the “2023 Plan”).

We have previously awarded equity compensation under the RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan (the “2013 Plan”), which will expire on September 30, 2023. The last day on which grants could be made under the 2013 Plan is September 30, 2023. On April 7, 2023, our Board of Directors, at the recommendation of the Compensation Committee, approved the 2023 Plan, subject to approval by our stockholders at the Annual Meeting. If stockholders approve the 2023 Plan, it will become effective on the date of the Annual Meeting (the “Effective Date”). Outstanding awards under the 2013 Plan will remain outstanding and subject to the terms of the 2013 Plan and the respective award agreements, until the vesting, expiration or lapse of such awards in accordance with their terms. No further awards will be made under the 2013 Plan as of the Effective Date, and the grant of any subsequent awards will be subject to the terms of the 2023 Plan.

Approval of the 2023 Plan is intended to enable us to continue granting stock-based incentive awards, which our Board of Directors believes is a critical element of our compensation program and vital to our continued ability to attract and retain skilled people in our competitive industry. We use stock-based awards to align the financial interests of award recipients with those of the Company’s stockholders. We believe that providing an equity stake in the future success of our business encourages and motivates award recipients to strive to achieve our business goals and to increase stockholder value.

Given that the 2013 Plan will expire on September 30, 2023, if the Proposal is not approved by our stockholders, we generally will not be able to continue to issue stock-based incentive compensation to our Directors or employees, subject to certain exceptional circumstances such as inducement awards for new hires. As a result, we would lose an important compensation tool that enables us to compete for, incentivize and retain employees, Directors, consultants, and other service providers. If the Proposal is not approved by our stockholders, we believe our ability to attract and retain key talent in the competitive market for human capital would be significantly and negatively impacted, and this could affect our long-term success. In assessing the Proposal, we encourage you to consider these factors and the potential negative impact on the Company if the 2023 Plan is not approved.

Accordingly, we believe approving the 2023 Plan is in the best interest of our stockholders and the Board unanimously recommends approval of the 2023 Plan.

Background

Equity is an important element of compensation. We operate in a highly competitive market for talent. Our corporate

52	RE/MAX Holdings, Inc.	2023 Proxy Statement

PROPOSAL 4: RE/MAX HOLDINGS, INC. 2023 OMNIBUS INCENTIVE PLAN

headquarters is located in Denver, Colorado, and we compete for executive talent with many other companies that offer equity incentives as a key element of their compensation programs. Because the 2013 Plan will expire on September 30, 2023, absent approval of the 2023 Plan, we will be extremely limited in our ability to utilize equity awards as part of our compensation and business strategies and may need to utilize cash awards or other forms of incentive compensation that are relatively unfriendly to our stockholders in order to attract and retain employees. Such alternatives can cause volatility in quarterly results, reduce alignment of interests between employees and stockholders, and reduce cash available for growth opportunities and potential future stock repurchases.

As a result, we believe that having a sufficient number of shares available for grant to our employees as part of our equity compensation is a critical element of our overall compensation approach.

We have determined the size of the 2023 Plan taking into account a range of factors including our historical equity grant practices as well as anticipated future needs of our business. We have sized the 2023 Plan in terms of share availability with the objective that it be sufficient for our needs for the next three years of equity awards. The exact rate at which we use shares under the 2023 Plan may be more or less than our anticipated future usage and will depend upon various unknown factors, such as our future stock price, participation levels, long-term incentive award mix and vehicles, and forfeiture rates.

Information Regarding the 2023 Plan Share Reserve and Outstanding Awards under the 2013 Plan

The 2,811,051 shares authorized under the 2023 Plan take into account that upon expiration of the 2013 Plan there were approximately 311,051 shares that will lapse under the 2013 Plan. Accordingly, we carried over such unused share balance into the 2023 Plan together with approximately 2,500,000 incremental shares resulting in a 2023 Plan size of 2,811,051 authorized shares.

The 2023 Plan provides for the issuance of up to 2,811,051 shares of our Class A common stock pursuant to awards granted under the 2023 Plan, plus shares covered by awards granted under the 2013 Plan if the award (or a portion of such award) is forfeited, is canceled, or expires without the issuance of shares or, except with respect to options and stock appreciation rights (“SARs”), if the shares underlying such award are surrendered or withheld in satisfaction of tax withholding obligations after the Effective Date of the 2023 Plan. The maximum theoretical number of shares that could be issued under the 2023 Plan if all shares covered by outstanding awards granted under the 2013 plan were forfeited, canceled, surrendered, withheld, or canceled, is 4,693,816 shares.

The information included in this Proxy Statement and our 2022 Annual Report is updated by the following information regarding all existing equity compensation plans as of March 31, 2023 (unless otherwise noted):

Total number of stock options outstanding (1)	310,830
Weighted average exercise price of outstanding options	$ 22.58
Weighted average remaining term of stock options outstanding	9.5 years
Total number of shares subject to full value awards outstanding (including time- and performance-based RSUs) (2)	1,882,765
Total number of shares remaining available for future grant under the 2013 Plan (3)	311,051
Total number of shares of common stock outstanding	18,121,947

(1)	No stock appreciation rights were outstanding as of March 31, 2023.
(2)	The number of shares subject to full-value awards outstanding includes PSUs outstanding assuming performance at targe performance level.
(3)	The 2013 Plan is the only equity plan maintained by the Company and is the only equity plan under which we may currently grant new equity awards. The number of shares remaining available for future grant under the 2013 Plan reflects PSUs at maximum payout.

As of March 31, 2023, the closing price of RE/MAX shares as reported on NYSE was $18.76 per share.

2023 Proxy Statement	RE/MAX Holdings, Inc.	53

PROPOSAL 4: RE/MAX HOLDINGS, INC. 2023 OMNIBUS INCENTIVE PLAN

Dilution, Burn Rate, and Equity Overhang

The Compensation Committee reviews our burn rate and equity overhang activity to thoughtfully manage our long-term stockholder dilution. The following table provides detailed information regarding our burn rate and equity overhang activity for the last three fiscal years.

	2022	2021	2020
Gross Burn Rate (1)	4.3%	1.7%	5.3%
Net Burn Rate (2)	2.2%	1.3%	4.9%
Equity Overhang (3)	9.1%	10.4%	12.8%

(1)	Gross burn rate is calculated as (a) the number of stock awards granted in the given fiscal year, divided by (b) the total number of RE/MAX shares outstanding as of the end of the fiscal year.
(2)

Net burn rate is calculated as (a) the number of stock awards granted, net of stock awards cancelled and forfeited during the fiscal year, divided by (b) the total number of RE/MAX shares outstanding as of the end of the fiscal year.

(3)

Equity overhang is calculated on a fully-diluted basis as (a) the number of shares subject to outstanding stock awards plus the number of shares available for grant under the 2013 Plan, divided by (b) the number of shares subject to outstanding stock awards, plus the number of shares available for grant under the 2013 Plan, plus the total number of RE/MAX shares outstanding as of the end of the fiscal year.

Best Practices

We recognize the dilutive impact of stock-based incentive awards on our stockholders. We strive to balance the impact of dilution with our need to attract and retain talent. As such, we have incorporated a number of investor friendly practices into the 2023 Plan, including the following:

No Evergreen Provision; Stockholder Approval Required for Additional Shares. Unlike the 2013 Plan, the 2023 Plan does not contain an annual “evergreen” provision that provides for automatic increases of shares of our Class A common stock authorized for issuance under the plan. The 2023 Plan authorizes a fixed share reserve. Therefore, we would have to obtain stockholder approval to increase the 2023 Plan’s share reserve.

No Repricing of Stock Options or Stock Appreciation Rights Without Stockholder Approval. Unlike the 2013 Plan, the 2023 Plan prohibits, without stockholder approval, actions to reprice, replace, or repurchase options or SARs when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

Limits on Non-Employee Director Compensation. The 2023 Plan includes a limit of $750,000 on the combined value of equity awards and cash compensation provided to any non-employee Director in any fiscal year.

No Discount Stock Options or Stock Appreciation Rights. All stock options and SARs will be granted with an exercise price equal to or greater than the fair market value of our Class A common stock on the date the stock option or SAR is granted.

No Liberal Share Recycling for Options or SARs. Shares retained by or delivered to the Company to pay the exercise price of a stock option, shares delivered to or withheld by the Company to pay withholding taxes related to a stock option or SAR, and unissued shares resulting from the settlement of SARs in stock will all count against the 2023 Plan’s share reserve. Additionally, shares purchased by the Company in the open market using the proceeds of option exercises do not become available for issuance as future stock options or SARs under the 2023 Plan.

No Dividends on Unearned Awards. The 2023 Plan prohibits the payment of dividends or dividend equivalent rights on unearned full value awards (whether performance or time-based), and it does not permit dividend equivalents with respect to stock options and SARs, whether vested or unvested.

Disclosure of Change of Control Vesting Treatment. The 2023 Plan discloses the specific vesting treatment for both performance and time-based stock awards in connection with a change of control.

No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee.

No Automatic Grants. The 2023 Plan does not provide for “reload” or other automatic grants to participants.

No Tax Gross-ups. The 2023 Plan does not provide for any tax gross-ups.

54	RE/MAX Holdings, Inc.	2023 Proxy Statement

PROPOSAL 4: RE/MAX HOLDINGS, INC. 2023 OMNIBUS INCENTIVE PLAN

Shares Subject to the 2023 Plan

The number of shares authorized for issuance under the 2023 Plan shall be 2,811,051, plus shares covered by awards granted under the 2013 Plan if the award (or a portion of such award) is forfeited, is canceled or expires without the issuance of shares or, except with respect to options and SARs, if the shares underlying such award are surrendered or withheld in satisfaction of tax withholding obligations after the Effective Date of the 2023 Plan. All share amounts authorized under the 2023 Plan will be subject to adjustment for stock splits and other changes in the Company’s capitalization. The shares issued pursuant to awards granted under the 2023 Plan may be shares that are authorized and unissued or issued shares that were reacquired by the Company. Subject to adjustments for stock splits and other changes in the Company’s capitalization, the aggregate number of shares that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the 2023 Plan is 2,811,051.

In the case of a stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding shares as a class without the Company’s receipt of consideration, we will adjust (a) the maximum number and kind of shares reserved for issuance under the 2023 Plan, (b) the number and kind of shares covered by, and with respect to options and SARs, the exercise or base price per share of, outstanding awards, and (c) the maximum aggregate ISO limit. Any such adjustments shall be made in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2023 Plan.

The plan administrator may issue awards in settlement or assumption of, or in substitution for, outstanding awards in connection with the Company or its subsidiary acquiring another entity, an interest in another entity or an additional interest in connection with a merger, stock purchase, asset purchase or other form of transaction, and the shares underlying such awards will not be counted against the share limit. Additionally, available shares under a stockholder approved plan of an acquired company, as appropriately adjusted to reflect such acquisition, may be used for awards under the 2023 Plan and will not be counted against the share limit, except as required by the rules of any applicable stock exchange.

For purposes of determining the share limits described in the paragraphs above, the aggregate number of shares issued under the 2023 Plan at any time will equal only the number of shares actually issued upon exercise or settlement of an award. Shares subject to awards that have been canceled, expired, forfeited, settled in cash, or otherwise not issued under an award, will not count as shares issued under the 2023 Plan. The 2023 Plan provides that shares delivered to, or withheld by, the Company to pay withholding taxes related to an award other than an option or SAR will be returned to the 2023 Plan’s share reserve, but shares delivered to, or withheld by, the Company to pay the exercise price of an option or to pay withholding taxes related to options and SARs, unissued shares resulting from the settlement of SARs in stock, and shares purchased by us in the open market using the proceeds of option exercises will not be returned to the 2023 Plan’s share reserve.

Certain Plan Terms and Conditions

The summary of the 2023 Plan provided herein sets forth the principal features of the 2023 Plan. This summary does not purport to be a complete description of all of the provisions of the 2023 Plan. It is qualified in its entirety by reference to the full text of the 2023 Plan, a copy of which is attached as Appendix 2 to this proxy statement.

General. The 2023 Plan permits the Company to issue stock options (non-qualified options and ISOs), SARs, restricted stock, restricted stock units, dividend equivalent rights and other equity and cash awards.

Eligibility. Employees, non-employee Directors and consultants of the Company and its subsidiaries would be eligible to receive awards under the 2023 Plan. As of the Record Date, 2023, we had approximately 600 employees and approximately 10 non-employee Directors who could be eligible receive awards under the 2023 Plan. The administrator of the 2023 Plan has discretion to grant awards to consultants; however, the administrator has not historically done so under the 2013 Plan and there are currently no consultants the administrator is likely to make grants to under the 2023 plan. Such persons are eligible to participate in the 2023 Plan on the basis that such participation provides an incentive, through ownership of our Class A common stock, to continue in service to us and any parent and subsidiary corporations, and to help us compete effectively with other enterprises for the services of qualified persons.

Limit on Awards to Directors. The 2023 Plan includes a limit of $750,000 on the combined value of equity awards and cash compensation provided to any non-employee Director in any fiscal year.

Share Reserve. The maximum number of shares of Class A common stock that may be issued pursuant to the 2023 Plan is described above under the heading “Shares Subject to 2023 Plan.”

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PROPOSAL 4: RE/MAX HOLDINGS, INC. 2023 OMNIBUS INCENTIVE PLAN

Administration. Our Board of Directors, or a committee of our Board of Directors, will administer the 2023 Plan. The administrator may determine and interpret the terms and conditions of the awards, including the employees, Directors, and consultants who will receive awards, the exercise price, the number of shares subject to each such award, the vesting schedule and exercisability of the awards, the restrictions on transferability of awards and the form of consideration payable upon exercise.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2023 Plan will prohibit repricing of any outstanding stock option or SAR awards without the prior approval of our stockholders. Specifically, without prior affirmative approval of Company’s stockholders, the Company may not (a) reduce the per share exercise price of an option or base amount of a SAR, (b) cancel, surrender, replace or otherwise exchange any outstanding option or SAR where the fair market value of a share of our Class A common stock underlying such option or SAR is less than its per share exercise price or base amount for a new stock option or SAR, another award, cash, shares or other securities or (c) take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the our shares of Class A common stock are listed or quoted.

Stock Options. The 2023 Plan will allow for the grant of non-qualified options and ISOs. ISOs may be granted only to employees. Non-qualified stock options may be granted to employees, Directors, and consultants. The exercise price of all options granted under the 2023 Plan must at least be equal to the fair market value of our Class A common stock on the date of grant, and the term of an option granted under the 2023 Plan may not exceed ten years, except that with respect to any employee who owns more than 10% of the voting power of all classes of our outstanding stock or any parent or subsidiary corporation as of the grant date, the term of an ISO must not exceed five years, and the exercise price must equal at least 110% of the fair market value on the grant date. After the service of an employee, Director, or consultant terminates, the option may be exercised, to the extent vested, for the period of time specified in the option agreement. However, an option may not be exercised later than the expiration of its term.

Stock Appreciation Rights (SARs). The 2023 Plan will allow for the grant of SARs. SARs allow the recipient to receive the appreciation in the fair market value of our Class A common stock between the date of grant and the exercise date. The administrator will determine the terms of SARs, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our Class A common stock, or a combination thereof, except that the base appreciation amount for the cash or shares to be issued pursuant to the exercise of a SAR will be no less than 100% of the fair market value per share on the date of grant and a SAR will not have a term of more than 10 years. After the continuous service of an employee, Director or consultant terminates, the SAR may be exercised, to the extent vested, for the period of time specified in the SAR agreement. However, a SAR may not be exercised later than the expiration of its term.

Restricted Stock Awards. The 2023 Plan will allow for the grant of restricted stock. Restricted stock awards are shares of our Class A common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, Director or consultant. The administrator may impose whatever conditions on vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. The 2023 Plan will allow for the grant of restricted stock units. Restricted stock units are awards that will result in payment to a recipient at the end of a specified period only if the vesting criteria established by the administrator are achieved or the award otherwise vests. The administrator may impose whatever conditions to vesting, or restrictions and conditions to payment that it determines to be appropriate. The administrator may set restrictions based on the achievement of specific performance goals or on the continuation of service or employment. Payments of earned restricted stock units may be made, in the administrator’s discretion, in cash, with shares of our Class A common stock or other securities, or a combination thereof.

Dividends and Dividend Equivalents. Dividends may be credited with respect to restricted stock awards and dividend equivalents may be credited with respect to other awards (other than stock options and SARs).However, participants are not entitled to receive any such credited dividends or dividend equivalents unless and until the award upon which the dividend or dividend equivalent is based vests.

Other Awards. The 2023 Plan also provides for the issuance of other awards relating to the Company’s shares (including vested shares issued in respect of bonus or other awards) and cash-based awards.

Terms of Awards. Subject to the terms of the 2023 Plan, the administrator will determine the provisions, terms, and conditions of each award including, but not limited to, the award vesting schedule, forfeiture provisions, form of payment

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PROPOSAL 4: RE/MAX HOLDINGS, INC. 2023 OMNIBUS INCENTIVE PLAN

(cash, shares, or other consideration) upon settlement of the award, payment contingencies, and satisfaction of any performance criteria. Subject to compliance with applicable tax and other laws, awards under the 2023 Plan may be deferred pursuant to any deferred compensation plan or program that we may adopt.

Performance Goals. The 2023 Plan allows for vesting, payment, settlement, and other entitlements with respect to awards to be subject to items or events that contain vesting or other terms that relate to performance-based conditions. Such performance-based conditions may be based on (by way of example and not as an exhaustive list) one of, or combination of the following: net earnings or net income (before or after taxes); agent count; franchise sales; earnings per share; revenues or sales (including net sales or revenue growth); net operating income; return measures (including return on assets, net assets, capital, invested capital, equity, sales, or revenue); cash flow (including operating cash flow, free cash flow, adjusted free cash flow, cash flow return on equity, and cash flow return on investment); earnings before or after taxes, interest, depreciation, and/or amortization (“EBITDA”); EBITDA adjusted for non-cash and non-recurring items as determined by the Board of Directors or a committee of the Board of Directors; gross or operating margins; productivity ratios; share price (including growth measures and total stockholder return); expense targets; margins; operating efficiency; market share; working capital targets and change in working capital; or economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

The performance goals may be applicable to the Company, affiliated entities and/or any individual business units of the Company or any affiliated entities and may be measured annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the administrator. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the award agreement. The performance goals will generally be calculated in accordance with generally accepted accounting principles, but excluding, unless otherwise specified by the administrator, the effect (whether positive or negative) of any change in accounting standards and any extraordinary, unusual, or nonrecurring item occurring after the establishment of the performance criteria.

Clawback. Generally, all awards, and any related payments made under the 2023 Plan will be subject to the requirements of any applicable clawback, repayment or recapture policy implemented by the Company, to the extent set forth in such policy and/or in an award or other agreement with the participant.

Transferability of Awards. Incentive stock options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the award recipient, only by the award recipient. Awards other than incentive stock options will be allowed to be transferred (i) by will or by the laws of descent and distribution, (ii) during the lifetime of the award recipient, to the extent and in the manner authorized by the administrator, but only to the extent such transfers are made in accordance with applicable laws to family members, to family trusts, to family controlled entities, to charitable organizations, and pursuant to domestic relations orders or agreements, in all cases without payment for such transfers to the award recipient and (iii) as otherwise expressly permitted by the administrator and in accordance with applicable laws.

Certain Adjustments. Subject to any required action by the Company’s stockholders, applicable laws and the change in control provisions as discussed below, (i) the number and kind of shares or other securities or property covered by any outstanding award, (ii) the number and kind of shares that have been authorized for issuance under the 2023 Plan, (iii) the exercise price, base amount or purchase price of any outstanding award and (iv) any other terms that the administrator determines require adjustment, will be proportionately adjusted for: (A) any increase or decrease in the number of issued shares of our Class A common stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, or similar transaction affecting the shares; (B) any other increase or decrease in the number of issued shares of our Class A common stock effected without receipt of consideration by the Company; or (C) any other transaction with respect to the shares of our Class A common stock, including any distribution of cash, securities or other property to stockholders (other than a normal cash dividend), a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), a “corporate transaction” as defined in Section 424 of the Internal Revenue Code of 1986 (the “Code”) or any similar transaction. Such adjustments to outstanding awards will be effected in a manner that is intended to preclude the enlargement or diminution of rights and benefits under such awards. Except as the administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, will affect, and no adjustment will be made with respect to, the number or price of shares of our Class A common stock subject to an award.

Changes in Control. In the event of a change in control, if the Company is the surviving entity or if the surviving or acquiring corporation assumes outstanding awards or substitutes similar awards (the “Continued, Assumed or Substituted Awards”), such awards will remain governed by their respective terms; provided, that (a) if, as of the change in control, the

2023 Proxy Statement	RE/MAX Holdings, Inc.	57

PROPOSAL 4: RE/MAX HOLDINGS, INC. 2023 OMNIBUS INCENTIVE PLAN

awards are subject to vesting conditions relating to items or events other than continuous service (for example performance-based vesting conditions), such vesting conditions shall be deemed to have been satisfied at the “target” performance level (or, if the applicable performance period has been completed as of the date of the change in control, at the performance level achieved based on actual performance) and the Continued, Assumed or Substituted Awards shall remain subject to any vesting conditions based on continuous service, without proration, and (b) if on, or within 24 months following, the date of the change in control, the participant’s continuous service is terminated by the Company or a related entity without cause, the Continued, Assumed or Substituted Awards held by the participant that were not then vested (and, with respect to Options and SARs, exercisable) shall immediately become fully vested and, if applicable, exercisable.

In the event of a change in control, if the Company is not the surviving entity and the surviving entity (or a parent entity thereof) does not assume or substitute awards, the holders of such awards shall be entitled to the benefits provided for Continued, Assumed or Substituted Awards as of the date of the change in control, to the same extent as if the holder’s continuous service had been terminated by the Company without cause as of the date of the change in control. The Committee may provide that each award that is vested (or vests) as of the change in control will be canceled in exchange for a payment in an amount equal to (a) the fair market value per share subject to the award immediately prior to the change in control over the exercise or base price (if any) per share subject to the award multiplied by (b) the number of shares granted under the award. If the fair market value per share subject to an option or SAR immediately before the change in control is less than the exercise or base price per share of such award, such awards will be cancelled for no consideration.

A change in control means, generally, (a) the acquisition by any person of 50% or more of the voting power of all classes of stock entitled to vote, (b) the current members of our Board, or their approved successors, cease to be a majority of the Board, or (c) a reorganization, merger, consolidation or sale or disposition of all or substantially all of our assets, unless our stockholders hold 50% or more of the voting power of the resulting company, no person owns 50% or more of the voting power of all classes of stock entitled to vote (except to the extent such ownership existed prior to the corporate transaction and at least a majority of the current members of our Board remain members of the Board following the corporate transaction.

Plan Amendments and Termination. The 2023 Plan will have a term of ten years following the date it becomes effective unless we terminate it sooner. In addition, our Board of Directors has the authority to amend, suspend or terminate the 2023 Plan, subject to stockholder approval in the event such approval is required by law. Upon expiration of the term, no further awards may be granted under the plan. No amendment, suspension, or termination of the 2023 Plan or any award shall materially adversely affect the rights under any outstanding award without the holder’s written consent. However, an amendment that may cause an incentive stock option to become a non-qualified stock option or the administrator considers necessary or advisable to comply with applicable laws will not be treated as materially adversely affecting the rights under any outstanding award.

Certain Interests of Directors and Officers. In considering the recommendation of the Board of Directors with respect to the approval of the 2023 Plan, stockholders should be aware that, as discussed above, Directors and officers are eligible to receive awards under the 2023 Plan. The Board of Directors recognizes that approval of this proposal may benefit our Directors and their successors.

Certain U.S. Federal Tax Consequences

The following is a summary of U.S. federal taxes applicable to awards that may be provided under the 2023 Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards, based on provisions of the Code and the regulations thereunder in effect on the date of this proxy statement. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local, and payroll tax considerations. This summary assumes that all awards described in the summary are exempt from, or comply with, the requirements of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Non-Qualified Stock Options. The grant of a non-qualified stock option under the 2023 Plan generally will not result in any U.S. Federal income tax consequences to the award recipient or to the Company. Upon exercise of a non-qualified stock option, the award recipient is generally subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. This income is generally subject to withholding for U.S. Federal income and employment tax purposes. The Company (or a subsidiary) generally is entitled to an income tax deduction in the amount of the income recognized by the award recipient, subject to possible limitations imposed by Section 162(m) or Section 280G of the Code. Any gain or loss on the

58	RE/MAX Holdings, Inc.	2023 Proxy Statement

PROPOSAL 4: RE/MAX HOLDINGS, INC. 2023 OMNIBUS INCENTIVE PLAN

award recipient’s subsequent disposition of the shares of our Class A common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain.

Incentive Stock Options. The grant of an incentive stock option under the 2023 Plan will not result in any U.S. Federal income tax consequences to the award recipient or to the Company. An award recipient recognizes no U.S. Federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the award recipient has held the shares of our Class A common stock. If the award recipient does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the award recipient will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

If the award recipient fails to satisfy either of the foregoing holding periods, the award recipient must recognize ordinary income in the year of the disposition, which is referred to as a “disqualifying disposition.” The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the award recipient, subject to possible limitations imposed by Section 162(m) and Section 280G of the Code.

The “spread” under an incentive stock option—i.e., the difference between the fair market value of the shares at exercise and the exercise price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If an award recipient’s alternative minimum tax liability exceeds such award recipient’s regular income tax liability, the award recipient will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the award recipient must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

Stock Appreciation Rights. Recipients of SARs generally should not recognize income until such rights are exercised, assuming there is no ceiling on the value of the right and Section 409A of the Code does not apply. Upon exercise, the award recipient will normally recognize taxable ordinary income for U.S. Federal income tax purposes equal to the amount of cash and fair market value the shares, if any, received upon such exercise. The Company (or a subsidiary) generally is entitled to an income tax deduction in the amount of the income recognized by the award recipient, subject to possible limitations imposed by Section 162(m) or Section 280G of the Code. Award recipients who are employees will be subject to withholding for U.S. Federal income and employment tax purposes with respect to income recognized upon exercise of a SAR. Award recipients will recognize gain upon the disposition of any shares received on exercise of a SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year.

Restricted Stock. The grant of restricted stock will generally subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is generally subject to withholding for U.S. Federal income and employment tax purposes. The Company (or a subsidiary) generally is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) and Section 280G of the Code. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain.

Recipients of restricted stock may make an election under Section 83(b) of the Code (a “Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock (if any) and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the restricted stock is issued.

2023 Proxy Statement	RE/MAX Holdings, Inc.	59

PROPOSAL 4: RE/MAX HOLDINGS, INC. 2023 OMNIBUS INCENTIVE PLAN

The Company (or a subsidiary) generally will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the award recipient, subject to possible limitations imposed by Section 162(m) and Section 280G of the Code.

Restricted Stock Units. Recipients of restricted stock units generally should not recognize income until such units are converted into cash or shares of stock unless Section 409A of the Code applies. Upon conversion, the award recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value the shares, if any, received upon such conversion. Award recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon conversion of the restricted stock units. The Company (or a subsidiary) generally is entitled to an income tax deduction in the amount of the income recognized by the award recipient, subject to possible limitations imposed by Section 162(m) or Section 280G of the Code. Award recipients will recognize gain upon the disposition of any shares received upon conversion of the restricted stock units equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year.

Other Stock-Based and Cash-Based Awards. Upon receipt of share-based awards, generally the value of shares and amount of cash received will be taxable as ordinary income to the participant. Upon receipt of cash in settlement of a cash-based award, a participant generally will recognize ordinary income equal to the cash received, and the Company (or a subsidiary) generally will be allowed a corresponding federal income tax deduction at that time, subject to potential deduction limitations under Sections 162(m) and 280G of the Code.

Dividends and Dividend Equivalents. Recipients of stock-based awards that earn dividends or dividend equivalents will recognize taxable ordinary income on any dividend and dividend equivalent payments received with respect to such awards, which income is subject to withholding for U.S. federal income and employment tax purposes. The Company (or a subsidiary) generally is entitled to an income tax deduction in the amount of the income recognized by a participant, subject to possible limitations imposed by Sections 162(m) or 280G of the Code and so long as the Company withholds the appropriate taxes with respect to such income, if required, and the individual’s total compensation is deemed reasonable in amount.

Compliance with Section 409A of the Code. To the extent applicable, it is intended that the 2023 Plan and any grants made under the 2023 Plan will comply with or be exempt from the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The 2023 Plan and any grants made under the 2023 Plan will be administered and interpreted in a manner consistent with this intent.

The foregoing is only a summary of the U.S. Federal income tax consequences of 2023 Plan transactions and is based upon U.S. Federal income tax laws in effect on the date of this proxy statement. Reference should be made to the applicable provisions of the Code. This summary does not purport to be complete and does not discuss the tax consequences of an award recipient’s death or the tax laws of any municipality, state or foreign country to which the award recipient may be subject.

New Plan Benefits

Except for the awards reflected in the table below, which have been granted under the 2023 Plan, subject to stockholder approval of the 2023 Plan (the “Contingent Awards”), awards under the 2023 Plan, if approved by stockholders, would be discretionary and no specific determination has been made as to the grant or allocation of awards under the 2023 Plan. Therefore, other than the Contingent Awards, at this time the benefits that may be received by the Company’s employees, Directors, consultants or other service providers under the 2023 Plan are not presently determinable.

The following table provides information concerning the Contingent Awards that have been granted to the following persons and groups under the 2023 Plan; each Named Executive Officer, all current executive officers as a group; all current Directors who are not executive officers as a group; each nominee for election as a Director, and all current employees, including current officers who are not executive officers, as a group. If stockholders do not approve the 2023 Plan, the Contingent Awards will automatically be forfeited.

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PROPOSAL 4: RE/MAX HOLDINGS, INC. 2023 OMNIBUS INCENTIVE PLAN

Number of
Shares
Underlying
Restricted
Stock Units
Name and Principal Position	Granted
Stephen P. Joyce, CEO	—
Nicholas R. Bailey, President and CEO of RE/MAX, LLC	51,303
Karri R. Callahan, Chief Financial Officer	56,768
Ward M. Morrison, President and CEO, Motto Mortgage and wemlo	46,042
Serene M. Smith, Chief of Staff and Chief Operating Officer	47,357
Adam M. Contos, Former CEO	—
All current executive officers as a group	240,087
All current Directors who are not executive officers as a group	37,863
Roger J. Dow, Director Nominee (and current Lead Independent Director)	5,409
Norman K. Jenkins, Director Nominee	—
Laura G. Kelly, Director Nominee (and current Director)	5,409
Katherine L. Scherping, Director Nominee (and current Director)	5,409
All current employees, including current officers who are not executive officers, as a group	—

2023 Proxy Statement	RE/MAX Holdings, Inc.	61

PROPOSAL 5: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What am I voting on? Stockholders are asked to ratify the Audit Committee’s appointment of EY as the independent registered public accounting firm for 2023.

Our Audit Committee has appointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Although stockholder ratification of the appointment of EY is not required by law, we are submitting the appointment to our stockholders for ratification as a matter of good corporate governance. The ratification of the appointment of EY requires the affirmative vote of a majority of the votes cast at the Annual Meeting. If stockholders do not ratify the appointment of EY, the Audit Committee will reconsider the appointment. Even if stockholders ratify the appointment of EY, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of EY are expected to attend the Annual Meeting and will be available to respond to stockholder questions and will have an opportunity to make a statement if they desire to do so.

RECOMMENDATION OF THE BOARD: The Board of Directors recommends that you vote FOR the ratification of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

What is the Board’s voting recommendation? The Board recommends voting FOR the ratification of EY.
What is the required vote? This item requires the vote of a majority of shares voted.

Change of Auditors

The Audit Committee, with the assistance of Company management, conducted a competitive process to select the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. The Committee invited multiple firms to participate in this process including KPMG LLP (“KPMG”), which has served as the Company’s independent registered public accounting firm since 2003.

As a result of this process, following the review and evaluation of proposals from participating firms, on March 7, 2023, the Committee approved the engagement of EY as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, and approved the dismissal of KPMG as the Company’s independent registered public accounting firm.

KPMG’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2021, and December 31, 2022, did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s two most recent fiscal years ended December 31, 2021 and December 31, 2022, and in the subsequent interim period through March 7, 2023: (i) there were no disagreements with KPMG (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference in connection with their opinion to the subject matter of the disagreement; and (ii) there were no reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

During the Company’s two most recent fiscal years ended December 31, 2021 and December 31, 2022, and during the subsequent interim period preceding EY’s engagement, neither the Company, nor anyone on its behalf, has consulted EY with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written

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PROPOSAL 5: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

report nor oral advice was provided to the Company that EY concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a disagreement (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

On March 13, 2023, the Company filed a Current Report on Form 8-K disclosing the appointment of EY and the dismissal of KPMG.

Auditor Fees

The following table presents aggregate fees billed to the Company for services rendered by KPMG, our independent registered public accounting firm for the fiscal years ended December 31, 2022, and 2021.

	2022	2021
Audit fees (1)	$1,051,850	$1,702,599
Audit-related fees (2)	—	20,719
Tax fees	—	—
All other fees (3)	5,000	5,000
Total	$1,056,850	$1,728,318
(1)	Audit fees include fees for the audit of our consolidated financial statements (including the audits required of internal control over financial reporting). This includes subsidiary company audits. The decrease in the current year reflects incremental audit work in 2021 of $0.5 million arising from the INTEGRA acquisition and $0.3 million for reviewing the corrections to purchase accounting for historical acquisitions of independent regions.
(2)	Audit-related fees include fees billed for audit consents, including consents required in relation to the INTEGRA acquisition, and professional consultations with respect to complex accounting matters.
(3)	All other fees are fees for access to certain training materials.

2023 Proxy Statement	RE/MAX Holdings, Inc.	63

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements as of and for the year ended December 31, 2022. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee makes the following report to the Board of Directors:

The Audit Committee consists of the following members of the Board: Kathleen Cunningham (Chair), Teresa Van De Bogart, Laura Kelly, and Katherine Scherping. Each of the members is independent and financially literate as defined under the applicable NYSE rules. Ms. Cunningham and Ms. Scherping have been designated as audit committee financial experts under Item 407(d)(5) of Regulation S-K.

The Audit Committee is responsible primarily for assisting the Board in fulfilling certain oversight responsibilities, including reviewing the financial information that will be provided to stockholders and others; appointing the independent registered public accounting firm; reviewing the services performed by the Company’s independent registered public accounting firm; directly overseeing the Internal Audit department; evaluating the Company’s accounting policies; reviewing the integrity of the financial reporting process and the internal control structure that management and the Board have established; reviewing significant financial transactions, earnings press releases and earnings guidance; and investigating reports of wrongdoing made through the Company’s Ethics Helpline or otherwise and ensuring implementation of corrective actions. Management of cybersecurity is the responsibility of the Company’s management, and the Audit Committee oversees the Company’s management of cybersecurity risks. Management of the Company is responsible for preparation and presentation of the Company’s consolidated financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements or disclosures.

Meeting agendas are established by the Audit Committee Chair and the Senior Vice President of Internal Audit and circulated to each Committee member in advance of the meeting. During 2022 the Audit Committee cybersecurity oversight included the Audit Committee receiving regular updates from the Vice President of Technology, Security and Risk, in areas such as rapidly evolving cybersecurity threats, cybersecurity technologies and solutions deployed internally, and major cybersecurity risk areas and efforts to mitigate those risks. The Audit Committee also discussed, in separate private sessions with each of the Company’s Chief Financial Officer, Chief Accounting Officer, General Counsel, the independent registered public accounting firm, and the Senior Vice President of Internal Audit, matters that the Committee believes should be discussed privately. The Audit Committee reviewed with management significant risks and exposures, including reports regarding the Enterprise Risk program and the overall adequacy and effectiveness of the Company’s legal, regulatory and ethical compliance programs, including the Company’s Code of Conduct and Supplemental Code of Ethics for Chief Executive Officer and Senior Officers.

In fulfilling its responsibility of appointment, compensation, and oversight of the services performed by the Company’s independent registered public accounting firm, the Audit Committee regularly meets with the independent registered public accounting firm and carefully reviews the responsibilities and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, overall audit strategy and timing, significant risks identified by the independent registered public accounting firm, any issues encountered during the audit, audit fees, auditor independence matters, and the extent to which the independent registered public accounting firm is retained to perform non-audit related services.

KPMG LLP (“KPMG”) served as the Company’s independent registered public accounting firm since 2003. To ensure that the appointment of the independent registered public accounting firm is in the best interests of the Company and its stockholders, the Audit Committee, with the assistance of management, conducted a competitive process to select the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. The Committee invited multiple firms to participate in this process including KPMG. The process considered several factors, including the firms’ qualifications, independence, audit approach, fees, and significant legal or regulatory proceedings related to the firms, along with the impact of changing auditors. The Committee has determined it is in the best interest of the

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AUDIT COMMITTEE REPORT

stockholders to appoint Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2023,after thoroughly evaluating these factors.

The Audit Committee has established an auditor independence policy and reviews and approves this policy on an annual basis. This policy mandates that the Audit Committee approve the audit and non-audit services and related budget in advance, unless pre-approval is waived pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X. This policy also mandates that the Company may not enter into engagements with its independent registered public accounting firm for non-audit services without the Audit Committee’s express approval. Pursuant to this policy, the Audit Committee has delegated authority to pre-approve services with fees up to $100,000 to the Audit Committee Chair, with such pre-approval subject to ratification by the Audit Committee at its next regularly scheduled meeting. In accordance with this policy, all services performed by KPMG were pre-approved by the Audit Committee in 2022 and 2021.

The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2022, with the Company’s management and KPMG. The Audit Committee has also discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301, as amended “Communications with Audit Committees,” as adopted by the PCAOB. The Audit Committee also has received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Audit Committee:

Kathleen J. Cunningham, Chair

Laura G. Kelly

Katherine L. Scherping

Teresa S. Van De Bogart

2023 Proxy Statement	RE/MAX Holdings, Inc.	65

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock by (i) each of our Directors and nominees, (ii) each of our Named Executive Officers, (iii) our Directors and Executive Officers as a group, and (iv) each person known to us to beneficially own more than 5% of our voting securities. For our Directors and Executive Officers, the information is as of the date of this Proxy Statement, unless otherwise noted. For stockholders who own more than 5% of our Class A common stock, the information is as of the most recent Form 13G filed by each such stockholder with the SEC. Unless otherwise noted, the address of each stockholder is c/o RE/MAX Holdings, Inc. 5075 S. Syracuse St., Denver, CO 80237.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options or conversion rights held by the respective person or group that may be exercised or converted within 60 days after March 30, 2023, which is the record date for the Annual Meeting (the “Record Date.”)

Pursuant to RMCO’s Fourth Amended and Restated Operating Agreement, common units in RMCO are redeemable at the unitholders’ election for, at our option, shares of Class A common stock of RE/MAX Holdings on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions and adjustments for stock splits, stock dividends and reclassifications) or a cash payment equal to the market price of one share of our Class A common stock for each common unit redeemed. Beneficial ownership of common units reflected in the following table is not reflected as beneficial ownership of shares of our Class A common stock for which such units may be redeemed.

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STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

							Combined
							Voting Power
							of Class A
							and
	Class A		RMCO Common Units		Class B (1)		Class B
Directors and Named Executive Officers	Number	Percentage	Number	Percentage	Number	Percentage	Percentage
David L. Liniger (2)	353,711	1.95%	12,559,600	40.67%	1	100.00%	42.09%
Gail A. Liniger (2) (3)	353,711	1.95%	12,559,600	40.67%	1	100.00%	42.09%
Nicholas R. Bailey	32,554	*	—	*	—	*	*
Karri R. Callahan	47,685	*	—	*	—	*	*
Adam M. Contos (4)	80,184	*	—	*	—	*	*
Kathleen J. Cunningham	24,298	*	—	*	—	*	*
Roger J. Dow	35,198	*	—	*	—	*	*
Ronald E. Harrison	20,098	*	—	*	—	*	*
Norman K. Jenkins	-	*	—	*	—	*	*
Stephen P. Joyce	201,669	1.10%	—	*	—	*	*
Laura G. Kelly	8,247	*	—	*	—	*	*
Annita M. Menogan	2,476	*	—	*	—	*	*
Ward M. Morrison	30,026	*	—	*	—	*	*
Christine M. Riordan	18,825	*	—	*	—	*	*
Katherine L. Scherping	1,238	*	—	*	1	*	*
Serene M. Smith	39,010	*	—	*	—	*	*
Teresa S. Van De Bogart	17,114	*	—	*	—	*	*
Directors and Executive Officers as a group (17 persons) (5)	834,733	5.02%	12,559,600	40.67%	1	100.00%	43.66%
5% Stockholders
RIHI (6)	—	*	12,559,600	40.67%	1	100.00%	40.94%
BlackRock, Inc. (7)	3,130,183	17.27%	—	*	—	*	10.20%
Magnolia Capital Fund L.P. (8)	2,371,051	13.08%	—	*	—	*	7.73%
The Vanguard Group (9)	2,139,396	11.81%	—	*	—	*	6.97%
Dimensional Fund Advisors LP (11)	1,389,361	7.67%	—	*	—	*	4.53%
RPD Fund Management LLC (10)	1,145,768	6.32%	—	*	—	*	3.73%
Renaissance Technologies LLC (12)	957,526	5.28%	—	*	—	*	3.12%

* Less than 1%

(1)   RIHI, Inc. (“RIHI”), as holder of Class B common stock, is entitled to, without regard to the number of shares of Class B common stock held, a number of votes on matters presented to stockholders of RE/MAX Holdings that is equal to the aggregate number of common units of RMCO that such stockholder holds. RIHI is majority owned and controlled by David Liniger, our Chair, and Co-Founder and Gail Liniger, our Vice Chair and Co-Founder. As such, Mr. and Mrs. Liniger have dispositive, voting, and investment control over the common units held by RIHI. For more information concerning RIHI, see “Certain Relationships and Related Party Transactions > Relationships Arising from Our Historical Ownership and Relationships with the Linigers and Liniger-Related Entities.”

(2)   Includes common units in RMCO held by RIHI which may be redeemed at RIHI’s election for, at our option, shares of Class A common stock of RE/MAX Holdings on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions, and adjustments for stock splits, stock dividends, and reclassifications) or cash.

(3)   The Class A common stock listed is owned by David Liniger, Gail Liniger’s husband.

(4)   Information for Mr. Contos is as of March 31, 2022, the last day of his employment with the Company.

(5)   Total does not include shares held by Mr. Contos because he is no longer an executive officer of the Company.

(6)   Includes common units in RMCO which may be redeemed at RIHI’s election for, at our option, shares of Class A common stock of RE/MAX Holdings on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions, and adjustments for stock splits, stock dividends, and reclassifications) or cash.

(7)   Based solely on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) on January 23, 2023. BlackRock reported sole voting power with respect to 3,089,416 shares and sole dispositive power with respect to 3,130,183 shares. In such filing, BlackRock lists its address as 55 East 52nd Street, New York, NY 10055.

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STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(8)   Based solely on a Schedule 13G/A filed by Magnolia Capital Fund, LP (“MCF”), The Magnolia Group, LLC (“TMG”) and Adam K. Peterson on February 14, 2023. Each of MCF, TMG and Mr. Peterson reported sole voting power and sole dispositive power with respect to 2,371,051 shares. TMG and Mr. Peterson disclaim beneficial ownership in such shares. In such filing, each of MCF, TMG and Mr. Peterson lists its or his address as 1601 Dodge Street, Suite 3300, Omaha, NE 68102.

(9)   Based solely on a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 9, 2023. Vanguard reported shared voting power with respect to 22,907 shares, sole dispositive power with respect to 2,101,484 shares, and shared dispositive power with respect to 37,912 shares. In such filing, Vanguard lists its address as 100 Vanguard Blvd., Malvern PA 19355.

(10) Based solely on a Schedule 13G/A filed by RPD Opportunity Fund LP (“RPDOF”), RPD Fund Management LLC. (“RPDFM”), RPD Opportunity LLC (“RPDO”) and Ahmet H. Okumus on February 3, 2023. Each of RPDOF, RPDFM, RPDO and Mr. Okumus reports shared voting power and shared dispositive power with respect to 1,145,768 shares. Each of RPDFM, RPDO, and Mr. Okumus disclaims beneficial ownership in such shares, except to the extent of its or his pecuniary interest therein. In such filing, each of RPDOF, RPDFM, RPDO, and Mr. Okumus lists its or his address as 767 Third Avenue, 35th Floor, New York, NY 10017.

(11) Based solely on a Schedule 13G filed by Dimensional Fund Advisors LP (“DFA”) on February 10, 2023. DFA reported sole voting power with respect to 1,364,967 shares and sole dispositive power with respect to 1,389,361. In such filing, DFA lists their address as 6300 Bee Cave Road, Building One, Austin, TX 78746.

(12) Based solely on a Schedule 13G/A filed by Renaissance Technologies, LLC (“RTC”) and Renaissance Technologies Holdings Corporation (“RTHC”) on February 13, 2023. RTC reported sole voting power with respect to 885,800 shares and sole dispositive power with respect to 957,526 shares. RTHC also reported sole voting power with respect to 885,800 shares and sole dispositive power with respect to 957,526 shares because of RTHC’s majority ownership of RTC. In such filing, RTC and RHTC lists their address as 800 Third Avenue, New York, NY 10022.

68	RE/MAX Holdings, Inc.	2023 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The RE/MAX Holdings Code of Conduct notes that a conflict of interest arises any time the personal interests of Company personnel (including Directors) interfere with, or could appear to interfere with, their ability to act in the best interests of the Company. Company personnel must disclose any potential conflicts of interest – including those involving an immediate family member – to the Chief Compliance Officer. Conflicts of interest involving any member of the RE/MAX Holdings Board of Directors are addressed by the Board of Directors or an applicable committee. Our Code of Conduct is supplemented by our Related Party Transactions Policy.

We describe below certain relationships between us and our executives and our historical owners, and the transactions described below include, in particular, any transactions and series of similar transactions, during 2022, to which we were a participant or will be a participant, in which:

●     the amounts involved exceeded or will exceed $120,000 and

●     any of our Directors, Executive Officers, holders of more than 5% of our capital stock, or any member of their immediate family had or will have a direct or indirect material interest, except that, for compensation arrangements with Directors and Executive Officers, agreements with our Executive Officers containing compensation and termination provisions, and separation agreements, please see “Compensation Disclosure and Analysis,” the “Compensation Tables,” “Employment Agreements and Separation Agreements,” and “Director Compensation” above.

Relationships Arising from Our Historical Ownership and Relationships with the Linigers and Liniger-Related Entities

The first RE/MAX company, our predecessor, was founded in 1973 by David and Gail Liniger, who continue to serve as our Chair and Vice Chair, respectively. RIHI, is (and has been since the time of our IPO) majority owned and controlled by the Linigers. As such, the Linigers have dispositive, voting, and investment control over the common units held by RIHI. RIHI remains a significant stockholder of the Company, and through its ownership of all of our Class B common stock, holds approximately 40% of the voting power of the Company’s common stock. (David Liniger also individually owns slightly less than 2% of our Class A common stock.)

As discussed above, the Linigers have a very close, family-like relationship with our former CEO, Adam Contos, and his family. As a result, Mr. Contos recused himself from any matters relating to the Company’s relationship with RIHI or the Linigers.

At the time of our IPO, we entered into several ongoing agreements with RIHI, and the Company has certain other relationships with Liniger entities, Sanctuary, Inc., and EDR Travel, Inc. (“EDR”), as discussed below.

Registration Rights Agreement

We entered into a registration rights agreement with RIHI in connection with our IPO. The registration rights agreement provides RIHI certain registration rights whereby it can require us to register, under the Securities Act of 1933, shares owned by it. The registration rights agreement also provides for piggyback registration rights for all stockholders that are parties to the agreement.

Tax Receivable Agreements

As discussed in our Annual Report on Form 10-K (see “Holdings Ownership of RMCO and Tax Receivable Agreements”), RE/MAX Holdings has twice acquired common units in RMCO from RIHI, a corporation that is majority owned and controlled by David and Gail Liniger. The first was at the time of our IPO in October 2013 and the second was in November and December 2015. These acquisitions are expected to reduce the amounts that we pay in taxes as a result of a step-up in tax basis on the underlying assets held by RMCO. The assets are amortizable and result in deductions on our tax returns for many years into the future. If RE/MAX Holdings acquires additional common units of RMCO from RIHI, the percentage of RE/MAX Holdings’ ownership of RMCO will increase, and additional tax assets will be created as additional tax basis step-ups occur. In connection with the first of these acquisitions, we entered into a tax receivable agreement with RIHI and a substantially similar agreement with RMCO’s other pre-IPO owner. These agreements require us to pay the counterparties 85% of the amount of cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that we realize, or in some circumstances are deemed to realize, as a result of the step-up in tax basis on RMCO’s assets.

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PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

For purposes of the tax receivable agreements, tax savings are computed by comparing our actual liability to the amount of taxes that we would have paid without the step-up in basis in RMCO’s assets. There is no maximum term for the tax receivable agreements; however, we may terminate the tax receivable agreements by paying the counterparties an agreed upon amount equal to the estimated present value of the remaining payments under the agreements.

The timing and amount of payments under the tax receivable agreements will vary based on facts and circumstances that are beyond our control (including the timing and amount of any redemption of common units by RIHI, the price of our shares of Class A common stock at the time of any such redemptions, the impact of foreign taxes, amount, and timing of our taxable income (if any), and the applicable tax rate). However, the payments to the counterparties could be substantial. If we do not make payments under the tax receivable agreements for any reason, the unpaid amounts will be deferred and will accrue interest until paid.

The tax receivable agreements provide that if certain forms of business combination or changes of control occur, or that if we elect an early termination of the agreements, then our obligations would be based on certain assumptions, including that we would have sufficient taxable income to utilize all potential future tax benefits that are subject to the tax receivable agreements. As a result, we could be required to make cash payments to the counterparties that are greater than the specified percentage of the benefits we ultimately realize.

We will also not be reimbursed for any cash payments previously made to the counterparties to the tax receivable agreements if any tax benefits initially claimed by us are subsequently disallowed by a taxing authority. Instead, any excess cash payments made by us to a counterparty would be netted against any future cash payments that we might make under the terms of the tax receivable agreements. Therefore, it is possible that we could make cash payments under the tax receivable agreements that substantially exceed our actual cash tax savings.

We entered into the tax receivable agreements on October 7, 2013. During 2022, we made payments under the tax receivable agreement with RIHI of approximately $1.9 million.

RMCO Operating Agreement

In connection with our IPO, RE/MAX Holdings, RIHI and RMCO entered into RMCO’s fourth amended and restated limited liability company agreement (the “RMCO Agreement”).

Appointment as Manager. Under the restated RMCO Agreement, RE/MAX Holdings, Inc. is a member and the sole manager of RMCO. As the sole manager, RE/MAX Holdings, through its officers and Directors, controls all of the day-to-day business affairs and decision-making of RMCO without the approval of any other member. Pursuant to the terms of the RMCO Agreement, RE/MAX Holdings cannot, under any circumstances, be removed as the sole manager of RMCO. Except as necessary to avoid being classified as an investment company or with the approval of RIHI, as long as RE/MAX Holdings is the sole manager of RMCO, its business is limited to owning and dealing with its common units of RMCO, managing the business of RMCO, and fulfilling its obligations under the Exchange Act, and activities incidental to the foregoing.

Compensation. RE/MAX Holdings is not entitled to compensation for services as manager except as provided in the management services agreement described below under “Management Services Agreement,” or as otherwise approved by a vote of the members holding a majority of the outstanding common units. RE/MAX Holdings is entitled to reimbursement by RMCO pursuant to the management services agreement for reasonable out-of-pocket expenses incurred on its behalf.

Distributions. The RMCO Agreement requires “tax distributions” to be made by RMCO to its members, as that term is defined in the agreement. Tax distributions will be made pro rata on a quarterly basis to each member of RMCO, including RE/MAX Holdings , such that each member will receive a tax distribution that is proportionate to its percentage interest in RMCO (based on the number of common units in RMCO that it holds relative to the total number of outstanding common units of RMCO) and that is sufficient to satisfy its tax liability based on such member’s allocable share of the taxable income of RMCO and an assumed tax rate that will be determined by RE/MAX Holdings. Tax distributions will also be made only to the extent all distributions from RMCO for the relevant period were otherwise insufficient to enable each member to cover its tax liabilities. The RMCO Agreement also allows for distributions to be made by RMCO to its members out of “distributable cash,” as that term is defined in the agreement. We expect that distributions out of distributable cash will be made pro rata on a quarterly basis to the extent necessary to enable RE/MAX Holdings to cover its operating expenses and other obligations, including any obligations that RE/MAX Holdings may have under the tax receivable agreements that it entered into with RMCO’s pre-IPO owners (as described above under “Tax Receivable Agreements”), and to make anticipated dividend payments to the holders of its Class A common stock.

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PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transfer Restrictions. The RMCO Agreement generally restricts transfers of common units of RMCO, subject to limited exceptions. Any transferee of common units must assume, by operation of law or written agreement, all of the obligations of a transferring member with respect to the transferred units, even if the transferee is not admitted as a member of RMCO.

Common Unit Redemption Right. The RMCO Agreement provides a redemption right to RIHI which entitles RIHI to have its common units of RMCO redeemed for shares of RE/MAX Holdings Class A common stock on a one-for-one basis, or at the option of RE/MAX Holdings, a cash payment equal to the market price of one share of common stock for each common unit redeemed. In connection with RIHI’s exercise of its redemption right, RE/MAX Holdings may instead elect to acquire RIHI’s common units in RMCO from RIHI, in which case RE/MAX Holdings would directly acquire RIHI’s common units in RMCO on the same terms as if RIHI had engaged in a redemption transaction with RMCO as previously described above.

Issuance of RMCO Common Units Upon Issuance of Equity Compensation. Upon the exercise of options RE/MAX Holdings has issued or the issuance of other types of equity compensation (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of restricted stock units or stock appreciation rights in stock), RE/MAX Holdings has the right to acquire from RMCO a number of common units equal to the number of shares of Class A common stock being issued as a result. RE/MAX Holdings will contribute to RMCO the amount of any consideration received for that equity compensation.

Dissolution. The RMCO Agreement provides that the unanimous consent of all members holding common units will be required to voluntarily dissolve RMCO. In addition to a voluntary dissolution, RMCO will be dissolved upon the entry of a decree of judicial dissolution in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay the expenses of winding up RMCO; (ii) second, to pay debts and liabilities owed to creditors of RMCO; and (iii) third, to the members pro rata in accordance with their respective percentage ownership interests in common units of RMCO.

Confidentiality. Each member agrees to maintain the confidentiality of RMCO’s intellectual property and other confidential information.

Indemnification. The RMCO Agreement provides for indemnification of the manager, members and officers of RMCO and their respective subsidiaries or affiliates.

Sanctuary Golf Course

Sanctuary, Inc. is a company owned by David and Gail Liniger that owns and manages Sanctuary, a private golf course located near Denver, Colorado. We pay Sanctuary, Inc. for corporate meetings and events held at Sanctuary and for catering services. Transactions between the Company and Sanctuary were below $120,000 in 2022.

Other Related Party Transactions

Management Services Agreement

In connection with our IPO, RE/MAX Holdings entered into a management services agreement with RMCO pursuant to which RE/MAX Holdings provides certain management services to RMCO. In exchange for the services provided, RMCO reimburses RE/MAX Holdings for compensation and other expenses of officers and employees and for certain out-of-pocket costs. RMCO also provides administrative and support services to RE/MAX Holdings, such as office facilities, equipment, supplies, payroll, and accounting and financial reporting. The management services agreement also provides that RE/MAX Holdings employees may participate in RMCO’s benefit plans, and that RMCO employees may participate in RE/MAX Holdings Omnibus Plans. RMCO will indemnify RE/MAX Holdings for any losses arising from its performance under the management services agreement, except that RE/MAX Holdings will indemnify RMCO for any losses caused by willful misconduct by or gross negligence of RE/MAX Holdings.

Director and Officer Indemnification and Insurance

We have entered into indemnification agreements with certain of our Directors and Executive Officers and purchased directors’ and officers’ liability insurance. The indemnification agreements and our Amended and Restated Certificate of Incorporation and Bylaws require us to indemnify our Directors and officers to the fullest extent permitted by Delaware law.

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PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Executive Compensation, Employment Arrangements, and Separation Agreements

Please see “Compensation Disclosure and Analysis,” “Compensation Tables,” and “Employment Agreements and Separation Agreements” for information on compensation arrangements with our Executive Officers and agreements with our Executive Officers containing compensation and termination provisions.

Policies and Procedures Regarding Related Party Transactions

We have adopted a written policy with respect to related party transactions. Under this policy, a “Related Party Transaction” is any financial transaction, arrangement or relationship (or series of similar transactions, arrangements, or relationships) in which we are, or any of our subsidiaries, is a participant and in which a Related Party has or will have a direct or indirect interest, other than any transactions, arrangements or relationships in which the aggregate amount involved will not or may not be expected to exceed $120,000 in any calendar year, subject to certain exceptions. A “Related Party” is any of our Executive Officers, Directors or Director nominees, any stockholder directly or indirectly beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, or any immediate family member of any of the foregoing persons.

Pursuant to our related party transaction policies and procedures, any Related Party Transaction must be reviewed by the Audit Committee. In connection with its review of a Related Party Transaction, the Audit Committee may take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the Related Party Transaction.

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INFORMATION REGARDING STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2024 Annual Meeting of Stockholders (the “2024 Meeting”), pursuant to Exchange Act Rule 14a-8 must be delivered to the Corporate Secretary at our principal executive offices no later than December 15, 2023, in order to be included in our proxy materials for that meeting. Such proposals must also comply with all applicable provisions of Exchange Act Rule 14a-8.

Stockholder proposals submitted for consideration at the 2024 Meeting but not submitted for inclusion in our proxy materials pursuant to Exchange Act Rule 14a-8, including nominations for candidates for election as Directors, must be delivered to the Corporate Secretary at our principal executive offices not less than 90 days or more than 120 days before the first anniversary of the date on which we first mailed these Proxy Materials. However, if the 2024 Meeting occurs more than 30 days before or after May 24, 2024, then, to be timely, proposals must be delivered by the later to occur of (i) the 90th day prior to the 2024 Meeting or (ii) the 10th day following the first public announcement of the date of the 2024 Meeting. Assuming the 2024 Meeting is held within 30 days before or after May 24, 2024, then stockholder proposals must be received no earlier than December 15, 2023 and no later than January 14, 2024. Stockholder proposals must include the specified information concerning the stockholder and the proposal or nominee as set forth in our Bylaws.

Nominations for candidates for Board membership should contain the following information:

●     the candidate’s name, age, business address, and home address;

●     the candidate’s biographical information, including educational information, principal occupation or employment, past work experience (including all positions held within the past five years), personal references, and service on boards of directors or other positions the candidate currently holds or has held during the past three years;

●     the class and number of shares of the Company the candidate beneficially owns;

●     any potential conflicts of interest that may prevent or otherwise limit the candidate from serving as an effective Board member;

●     any other pertinent information about the candidate and his or her qualifications;

●     the name and record address of the stockholder making the recommendation; and

●     the class and number of shares of the Company beneficially owned by the stockholder making the recommendation and the period of time the shares have been held.

Stockholder nominations should be submitted to the Company’s Corporate Secretary at the Company’s headquarters. Stockholder nominations may be made at any time. However, in order for a candidate to be included in the slate of Director nominees for approval by stockholders in connection with a meeting of stockholders and for information about the candidate to be included in the Company’s proxy materials for such a meeting, the stockholder must submit the information set forth above and other information reasonably requested by the Company within the timeframe set forth above.

In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of Director nominees other than our nominees must provide notice to us that sets forth the information required by Exchange Act Rule 14a-19, with such notice being delivered to the Corporate Secretary at our principal executive offices no later than March 25, 2024, or, if we change the date of our 2024 Meeting by more than thirty days from the anniversary of the Annual Meeting, then no later than sixty days prior to our 2024 Meeting or, if later, the tenth day following the day on which public announcement of the meeting date is made.

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GENERAL INFORMATION AND FREQUENTLY ASKED QUESTIONS

RE/MAX Holdings is making this proxy statement available to its stockholders on or about April 13, 2023, in connection with the solicitation of proxies by the Board of Directors for the RE/MAX Holdings 2023 Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, May 24, 2023, at 1:30 p.m. mountain time as a virtual meeting, which you may join by visiting www.virtualshareholdermeeting.com/RMAX2023. As a stockholder of RE/MAX Holdings, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposals described in this proxy statement. Further information about the meeting and how to attend is below.

RE/MAX Holdings is one of the world’s leading franchisors in the real estate industry, franchising real estate brokerages globally under the RE/MAX brand and mortgage brokerages within the United States under the Motto Mortgage brand. RE/MAX and Motto are 100% franchised—we do not own any of the brokerages that operate under these brands. RE/MAX Holdings is a holding company. Its only business is to act as the sole manager of RMCO, LLC, a Delaware limited liability company (“RMCO”). RE/MAX Holdings was formed in June 2013 and completed an initial public offering of its Class A common stock in October 2013. RMCO’s direct and indirect subsidiaries include our two franchise brands: RE/MAX, LLC and Motto Franchising, LLC as well as other companies involved in providing services to the real estate and mortgage industries. The Company also has subsidiary marketing funds that collect funds from franchisees and are contractually obligated to spend such funds for marketing and technology purposes. Our Class A common stock trades on the New York Stock Exchange under the symbol “RMAX.”

In this proxy statement, “we,” “our,” “us” and the “Company” refer collectively to RE/MAX Holdings, RMCO, and RMCO’s subsidiaries.

Below are answers to common questions stockholders may have about the Annual Meeting.

What are the Proxy Materials?

The “Proxy Materials” are this proxy statement and our annual report to stockholders for the fiscal year ended December 31, 2022. If you request printed versions of the Proxy Materials, you will also receive a proxy card.

How can I get a full set of printed Proxy Materials?

We furnish Proxy Materials to many of our stockholders on the internet, rather than mailing printed copies. If you received a one-page notice by mail, you will not receive a printed copy of the Proxy Materials unless you request one. Instead, the notice instructs you how to access and review the Proxy Materials on the internet. If you would like a printed copy of the Proxy Materials, please follow the instructions on the notice.

How do I attend the Annual Meeting?

This year’s meeting is completely virtual. You may participate in the meeting by visiting the following website: www.virtualshareholdermeeting.com/RMAX2023.

In order to attend, you will need to enter the control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card. You will be able to vote your shares electronically during the Annual Meeting. Even if you plan to attend, we encourage you to vote by proxy in advance of the Annual Meeting in case you are unable to attend.

What items are scheduled to be voted on at the Annual Meeting?

There are five proposals to be voted on at the Annual Meeting:

1.    electing four Directors to our Board of Directors;

2.    an advisory vote on our executive compensation;

3.    an advisory vote on the frequency of future advisory votes on executive compensation;

4.    to approve the RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan; and

5.    to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

We may also transact any other business as may properly come before the Annual Meeting or before any adjournment or postponement thereof.

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GENERAL INFORMATION

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

FOR each of the nominees to the Board of Directors (Proposal 1);

FOR the advisory vote on executive compensation (Proposal 2);

EVERY YEAR for the frequency of future advisory votes on executive compensation (Proposal 3);

FOR the approval of the RE/MAX Holdings, Inc. Omnibus Incentive Plan (Proposal 4); and

FOR the ratification of the appointment of EY as our independent registered public accounting firm (Proposal 5).

Could other matters be decided at the Annual Meeting?

We do not anticipate any other matters will come before the Annual Meeting. If any other matters come before the Annual Meeting, the proxy holders appointed by our Board of Directors will have discretion to vote on those matters.

Who may vote at the meeting?

Holders of Class A common stock and holders of Class B common stock as of the close of business on March 30, 2023 (referred to as the Record Date) may vote at the Annual Meeting.

How many votes do I have?

Holders of Class A common stock are entitled to one vote per share of Class A common stock held as of the Record Date. Holders of Class B common stock are entitled to one vote for each common unit in RMCO owned by such holder as of the Record Date, regardless of the number of Class B shares owned.

As of the Record Date, there were 18,121,947 shares of Class A common stock outstanding, which will each carry one vote and one share of Class B common stock outstanding, which will carry 12,559,600 votes. (The Class B share’s voting power corresponds to the Class B shareholder’s ownership interest in RMCO. RMCO is owned by RE/MAX Holdings and RIHI, Inc. and is the parent company of all of our operating subsidiaries. For more information on our ownership structure, please see page 24 of our Annual Report.)

What vote is required for each proposal?

For the election of Directors, each Director must be elected by a plurality of the votes cast. This means that the four nominees receiving the largest number of “FOR” votes will be elected as Directors. We do not have cumulative voting.

The approval of the RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan, the advisory vote on executive compensation, the advisory vote on the frequency of future advisory votes on executive compensation, and the ratification of the Company’s independent registered public accounting firm and any other proposals that may come before the Annual Meeting will be determined by the majority of the votes cast.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are a stockholder of record.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are a beneficial owner of shares held in street name. The organization holding your account is considered the stockholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the shares you hold in your account.

How do I vote?

There are four ways for stockholders to vote:

●     Via the internet. You may vote via the internet by visiting http://www.proxyvote.com and entering the unique control number for your shares located on the Notice of Internet Availability of Proxy Materials.

●     By telephone. You may vote by phone by calling (800) 690-6903. You will need the control number from your Notice of Internet Availability of Proxy Materials.

●     By mail. If you requested that Proxy Materials be mailed to you and you are a stockholder of record, you will receive a proxy card with your Proxy Materials and may vote by filling out and signing the proxy card and

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GENERAL INFORMATION

returning it in the envelope provided. If you are a beneficial owner of shares held in street name, you may vote by filling out the card you received from the organization holding your shares and returning it as instructed by that organization.

●    By electronically voting during the Annual Meeting. You may also vote your shares by attending the Annual Meeting (see “How do I attend the Annual Meeting?” above) and voting during the meeting.

Can I change my vote after submitting a proxy?

Street name stockholders who wish to change their votes should contact the organization that holds their shares.

Stockholders of record may revoke their proxy before the Annual Meeting by delivering to the Company’s Corporate Secretary a written notice stating that a proxy is revoked, by signing and delivering a proxy bearing a later date, by voting again via the internet or by telephone, or by voting electronically during the Annual Meeting.

What happens if I abstain or don’t vote?

Abstentions (shares present at the meeting or by proxy that are voted “abstain”) and broker non-votes (explained in the next question below) are counted only for the purpose of establishing the presence of a quorum at the Annual Meeting. Abstentions are not counted as votes cast.

If I hold shares in street name through a broker, can the broker vote my shares for me?

If you hold your shares in street name and you do not vote, the broker or other organization holding your shares can vote on certain “routine” proposals but cannot vote on other proposals. Proposal 5 (ratification of the Company’s independent registered public accounting firm) is a “routine” proposal. The other proposals are not “routine” proposals. If you hold shares in street name and do not vote on any proposal, other than Proposal 5, your shares will be counted as “broker non-votes.”

Who is paying for this proxy solicitation?

The Company is paying the costs of solicitating proxies. Members of our Board of Directors and officers and employees may solicit proxies by mail, telephone, email, or in person. We will not pay Directors, officers, or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks, or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

Why are you holding a virtual meeting instead of an in-person meeting?

We believe that holding a virtual meeting expands stockholder access to the meeting, improves communication, and reduces costs both for the Company and for stockholders who attend the meeting.

Will I be able to participate in the virtual meeting?

Yes, as noted above, stockholders can vote during the meeting. Further, we plan to give stockholders an opportunity to ask questions about each matter voted on during the meeting and, following the official business portion of the meeting, stockholders may ask questions about the business generally.

Where can I find voting results?

Final voting results from the Annual Meeting will be filed with the SEC on a Current Report on Form 8-K within four business days of the Annual Meeting.

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GENERAL INFORMATION

I share an address with another stockholder. Why did we receive only one set of Proxy Materials?

Some banks, brokers, and nominees may “household” Proxy Materials. This means that only one copy of the Proxy Materials or the Notice of Availability of Proxy Materials may have been sent to multiple stockholders who share an address. If you hold your shares in street name and want to receive separate copies of the Proxy Materials or the Notice of Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact the bank, broker, or other nominee who holds your shares.

Upon request, the Company will promptly deliver a separate copy of the Proxy Materials or the Notice of Internet Availability of Proxy Materials to any stockholder at a shared address to which a single copy was delivered. To receive a separate copy, you can contact our Investor Relations department. The department’s contact information is below.

Whom should I contact if I have additional questions?

You can contact our Investor Relations department at (303) 224-5458, investorrelations@remax.com or 5075 S. Syracuse St., Denver, CO 80237. Stockholders who hold their shares in street name should contact the organization that holds their shares for additional information on how to vote.

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APPENDIX 1: Reconciliation of Non-GAAP Measures

The Company defines Adjusted EBITDA as EBITDA (consolidated net income before depreciation and amortization, interest expense, interest income and the provision for income taxes, each of which is presented in the unaudited consolidated financial statements included earlier in this press release), adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: loss or gain on sale or disposition of assets and sublease, settlement and impairment charges, equity-based compensation expense, acquisition-related expense, gain or losses from changes in the tax receivable agreement liability, expense or income related to changes in the estimated fair value measurement of contingent consideration, restructuring charges and other non-recurring items.

A reconciliation of Adjusted EBITDA to net income (loss) is set forth in the following table (in thousands):

	Year Ended December 31,
	2022	2021	2020
Net income (loss)	$10,757	$(24,620)	$20,546
Depreciation and amortization	35,769	31,333	26,106
Interest expense	20,903	11,344	9,223
Interest income	(1,460)	(217)	(340)
Provision for income taxes	7,371	2,459	9,162
EBITDA	73,340	20,299	64,697
Loss on contract settlement (1)	—	40,900	—
Loss on extinguishment of debt (2)	—	264	—
Impairment charge - leased assets (3)	6,248	—	7,902
Impairment charge - goodwill (4)	7,100	5,123	—
Loss on lease termination (5)	2,460	—	—
Equity-based compensation expense	22,044	34,298	16,267
Acquisition-related expense (6)	1,859	17,422	2,375
Fair value adjustments to contingent consideration (7)	(133)	309	814
Restructuring charges (8)	8,690	—	—
Other	24	968	503
Adjusted EBITDA	$121,632	$119,583	$92,558

(1)

Represents the effective settlement of the pre-existing master franchise agreements with INTEGRA that was recognized with the acquisition. See Note 6, Acquisitions and Dispositions to our audited consolidated financial statements in the 2022 Annual Report for additional information.

(2)

The loss was recognized in connection with the amended and restated Senior Secured Credit Facility. See Note 10, Debt to our audited consolidated financial statements in the 2022 Annual Report for additional information.

(3)

Represents the impairment recognized on portions of our corporate headquarters office building. See Note 3, Leases to our audited consolidated financial statements in the 2022 Annual Report for additional information.

(4)

During the fourth quarter of 2022, in connection with the restructuring of our business and technology offerings, we made the decision to wind down the Gadberry Group, resulting in an impairment charge to the Gadberry Group reporting unit goodwill. In addition, during 2021, lower than expected adoption rates of the First technology resulted in downward revisions to long-term forecasts, resulting in an impairment charge to the First reporting unit goodwill. See Note 8, Intangible Assets and Goodwill to our audited consolidated financial statements in the 2022 Annual Report for additional information.

(5)

During the second quarter of 2022, a loss was recognized in connection with the termination of the booj office lease. See Note 3, Leases to our audited consolidated financial statements in the 2022 Annual Report for additional information.

(6)	Acquisition-related expense includes personnel, legal, accounting, advisory and consulting fees incurred in connection with acquisition activities and integration of acquired companies.
(7)

Fair value adjustments to contingent consideration include amounts recognized for changes in the estimated fair value of the contingent consideration liabilities. See Note 11, Fair Value Measurements to our audited consolidated financial statements in the 2022 Annual Report for additional information.

(8)

During the second half of 2022, we incurred expenses related to the restructuring of our business and technology offerings, including $7.6 million of severance and related expenses and a $1.2 million write off of capitalized software development costs. See Note 2, Summary of Significant Accounting Policies to our audited consolidated financial statements in the 2022 Annual Report for additional information.

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APPENDIX 2: re/max holdings, inc. 2023 omnibus incentive plan

1.Purposes of the Plan. The purposes of the Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company.
2.Definitions. The following definitions shall apply as used herein and in the individual Award Agreements, except as defined otherwise in an individual Award Agreement. If a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.
(a)“Administrator” means the Board or any Committee appointed to administer the Plan.
(b)“Applicable Laws” means the requirements applicable to the Plan and Awards under (i) any U.S. or non-U.S. federal, state or local law, statute, ordinance, rule, regulation or published administrative guidance or position, (ii) the rules of any stock exchange or national market system and (iii) generally accepted accounting principles or international financial reporting standards.
(c)“Award” means an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit or Other Award.
(d)“Award Agreement” means the written agreement or other instrument evidencing the grant of an Award, including any amendments thereto.
(e)“Beneficial Ownership” has the meaning defined in Rule 13d-3 under the Exchange Act.
(f)“Board” means the Board of Directors of the Company.
(g)“Cause” means, with respect to the termination by the Company or a Related Entity of a Grantee’s Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity, (ii) dishonesty, misconduct or breach of any agreement with, or written policy of, the Company or a Related Entity or (iii) commission of, or indictment for, a felony or a crime involving dishonesty, breach of trust or physical or emotional harm.
(h)“Change in Control” means the occurrence of any of the following events:
(i)the acquisition by any Person of Beneficial Ownership of securities possessing more than 50% of the total combined voting power of the Company’s then outstanding securities; provided, however, that for purposes of this Subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition by the Company; (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Entity; or (3) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of Subsection (ii) below;
(ii)consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities that had Beneficial Ownership of the Company’s outstanding securities immediately prior to such Corporate Transaction have Beneficial Ownership, directly or indirectly, of more than 50% of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company’s then outstanding equity securities and the combined voting power of the then outstanding voting securities, (B) no Person (excluding any employee benefit plan or related trust of the Company, a Related Entity or a corporation or other entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of the corporation resulting from such Corporate

Transaction or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership of the Company existed prior to the Corporate Transaction and (C) at least a majority of the members of the board of directors of the corporation (or other governing board of a non-corporate entity) resulting from such Corporate Transaction were members of the Incumbent Board (as defined in Subsection (iii)) at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or
(iii)individuals who, as of the date the Plan was adopted, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after the date the Plan was adopted whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least 2/3 of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

With respect to Awards that are “deferred compensation” under Section 409A of the Code, to the extent necessary to avoid incurring adverse tax consequences under Section 409A of the Code with respect to such Awards, each of the foregoing events shall only be deemed to be a Change in Control for purposes of the Plan to the extent such event qualifies as a “change in control event” for purposes of Section 409A of the Code.

(i)“Code” means the Internal Revenue Code of 1986.
(j)“Committee” means the Compensation Committee of the Board or any other committee composed of members of the Board that is appointed by the Board or the Compensation Committee of the Board to administer the Plan and constituted in accordance with Applicable Laws. Once appointed, the Committee shall continue to serve in its designated capacity until otherwise directed by the Board or the Committee.
(k)“Company” means RE/MAX Holdings, Inc., a Delaware corporation, or any successor entity that adopts the Plan in connection with a Corporate Transaction.
(l)“Consultant” means any natural person and other permitted recipients under the Applicable Laws (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.
(m)“Continuous Service” means that the provision of services to the Company and any Related Entities in any capacity as an Employee, Director or Consultant is not interrupted or terminated. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company or any Related Entity in any capacity as an Employee, Director or Consultant or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity as an Employee, Director or Consultant (in each case, except as otherwise provided in the Award Agreement). Notwithstanding the foregoing, except as otherwise determined by the Administrator, in the event of any spin-off of a Related Entity, service as an Employee, Director or Consultant for such Related Entity following such spin-off shall be deemed to be Continuous Service for purposes of the Plan and any Award. An approved leave of absence shall include sick leave, military leave or any other authorized personal leave. For purposes of an Incentive Stock Option, if such leave exceeds three months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then employment will be deemed terminated on the first day immediately following such three-month period and the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the date that is three months and one day following such deemed termination of employment.
(n)“Director” means a member of the Board or the board of directors or board of managers of any Related Entity.
(o)“Disability” means such term (or word of like import) as defined under the long-term disability policy of the Company or the Related Entity to which a Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides services does not have a long-term disability policy in place, “Disability” means that the Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for

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a period of not less than 90 consecutive days. A Grantee will not be considered to have incurred a Disability unless the Grantee furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.
(p)“Dividend Equivalent Right” means a right granted under the Plan entitling the Grantee to compensation measured by dividends paid to stockholders with respect to Shares.
(q)“Employee” means any employee of the Company or any Related Entity.
(r)“Exchange Act” means the Securities Exchange Act of 1934.
(s)“Fair Market Value” means, as of any date, the value of a Share determined as follows:
(i)if the Shares are listed on one or more established stock exchanges or national market systems, the closing sales price for a Share (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Shares are listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported);
(ii)if the Shares are regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, the closing sales price for a Share as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for a Share on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported); or
(iii)in the absence of an established market for the Shares of the type described in (i) and (ii) above, the Fair Market Value shall be determined by the Administrator in good faith and in a manner consistent with Applicable Laws.
(t)“Grantee” means an Employee, Director or Consultant who receives an Award under the Plan (and any permitted transferee of an Award or Shares).
(u)“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
(v)“Non-Qualified Stock Option” means an Option that is not intended to, or that does not, qualify as an incentive stock option within the meaning of Section 422 of the Code.
(w)“Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act.
(x)“Option” means an option to purchase Shares granted under the Plan.
(y)“Other Award” means an entitlement to Shares or cash (other than an Option, SAR, Restricted Stock or Restricted Stock Unit) granted under the Plan that may or may not be subject to restrictions upon issuance, as established by the Administrator.
(z)“Parent” means a “parent corporation,” whether now or hereafter existing, of the Company, as defined in Section 424(e) of the Code.
(aa)“Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act).
(bb)“Plan” means this RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan, as may be amended, modified or restated from time to time.
(cc)“Prior Plan” means the RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan.
(dd)“Post-Termination Exercise Period” means, with respect to an Option or SAR, the period commencing on the Termination Date and ending on the date specified in the Award Agreement during which the vested portion of the Option or SAR may be exercised.

(ee)“Related Entity” means any (i) Parent or Subsidiary and (ii) other entity controlling, controlled by or under common control with the Company (including, for clarity, RMCO, LLC).
(ff)“Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to specified restrictions on transfer, forfeiture provisions and other specified terms and conditions.
(gg)“Restricted Stock Unit” means a right granted under the Plan entitling the Grantee to receive the value of one Share in cash, Shares or a combination thereof.
(hh)“SAR” means a stock appreciation right granted under the Plan entitling the Grantee to Shares or cash or a combination thereof, as measured by appreciation in the value of a Share.
(ii)“Section 409A” means Section 409A of the Code.
(jj)“Securities Act” means the Securities Act of 1933.
(kk)“Share” means a share of the common stock of the Company.
(ll)“Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least 50% of the total combined voting power of all classes of stock, or any other entity (including partnerships and joint ventures) in which the Company owns, directly or indirectly, at least 50% of the combined equity thereof; provided, however, that for purposes of determining whether any individual may be a Grantee for purposes of any grant of an Incentive Stock Option, “Subsidiary” shall have the meaning ascribed to such term in Section 424(f) of the Code.
(mm)“Termination Date” means the date of termination of a Grantee’s Continuous Service, subject to Section 7(c)(ii).
3.Stock Subject to the Plan.
(a)Subject to Section 10, the maximum number of Shares that may be issued pursuant to all Awards is 2,811,051 Shares, plus any Shares underlying awards granted under the Prior Plan that are forfeited, canceled or expire without the issuance of Shares or that otherwise would have become available for issuance under this Plan had the Prior Plan award been granted under this Plan, as described in Section 3(b). Subject to the provisions of Section 10, below, the maximum number of Shares available for issuance pursuant to Incentive Stock Options shall be 2,811,051 Shares. The Shares to be issued pursuant to the Awards may be authorized, but unissued, or reacquired Shares. As of the date stockholders initially approve the Plan, the Company shall cease granting awards under the Prior Plan; however, awards granted under the Prior Plan shall remain subject to the terms of the Prior Plan.
(b)Any Shares covered by an Award (or portion of an Award) that (i) is forfeited, is canceled or expires (whether voluntarily or involuntarily) without the issuance of Shares or (ii) is granted in settlement or assumption of, or in substitution for, an outstanding award pursuant to Section 6(e), shall be deemed not to have been issued for purposes of determining the maximum number of Shares that may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, such Shares shall become available for future issuance under the Plan. To the extent not prohibited by Applicable Laws, except with respect to Options and SARs, any Shares that are surrendered or withheld in satisfaction of tax withholding obligations with respect to such Award shall not be deemed to have been issued for purposes of determining the maximum number of Shares that may be issued under the Plan, unless otherwise determined by the Administrator. For clarity, any Shares that are surrendered or withheld (i) in payment of the exercise price of an Option or SAR (including pursuant to the “net exercise” of an Option pursuant to Section 7(b)(vii)) or (ii) in satisfaction of tax withholding obligations with respect to an Option or SAR shall be deemed to have been issued for purposes of determining the maximum number of Shares that may be issued under the Plan, and SARs payable in Shares shall reduce the maximum aggregate number of Shares which may be issued under the Plan by the gross number of Shares subject to the SAR (or the portion thereof that is exercised). Additionally, each award granted under the Prior Plan that is outstanding as of the date the Plan is approved by the Company’s stockholders will be treated as an “Award” for purposes of this Section 3, such that Shares covered by such award (or portion of such award) will be added to the Plan’s authorized Share limit if the award (or a portion of such award) is forfeited, is canceled or expires (whether voluntarily or involuntarily) without the issuance of Shares or, except with respect to stock options and stock appreciation rights, if the Shares that are surrendered or withheld in satisfaction of tax withholding obligations with respect to such award would, pursuant to the preceding sentence, be deemed not to

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have been issued for purposes of determining the maximum number of Shares that may be issued under the Plan had such award been an Award.
4.Administration of the Plan.
(a)Plan Administrator. The Plan shall be administered by the Board or a Committee designated by the Board in accordance with Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. To the extent permitted by Applicable Law, the Board or Committee may also authorize one or more Officers to administer the Plan with respect to Awards to Employees or Consultants who are neither Directors nor Officers (and to grant such Awards) and may limit such authority as the Board or Committee, as applicable, determines from time to time.
(b)Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:
(i)to select the Employees, Directors and Consultants to whom Awards may be granted;
(ii)to determine whether, when and to what extent Awards are granted;
(iii)to determine the number of Shares or the amount of cash or other consideration to be covered by each Award;
(iv)to approve forms of Award Agreements;
(v)to determine the terms and conditions of any Award, including the vesting schedule, forfeiture provisions, payment contingencies, purchase price and any performance criteria, and whether to waive or accelerate any such terms and conditions;
(vi)to grant Awards to Employees, Directors and Consultants residing outside the U.S. or to otherwise adopt or administer such procedures or sub-plans on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purposes of the Plan or comply with Applicable Laws;
(vii)to amend the terms of any outstanding Award, subject to Section 13(c);
(viii)to determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Grantee or of the Administrator;
(ix)to establish one or more programs under the Plan to permit selected Grantees to exchange an Award for one or more other types of Awards on such terms and conditions as determined by the Administrator;
(x)to establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees;
(xi)to construe and interpret the terms of the Plan and Awards, including any Award Agreement;
(xii)to approve corrections in the documentation or administration of any Award; and
(xiii)to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision or interpretation made, or action taken, by the Administrator in connection with the administration of the Plan shall be final, conclusive and binding on all Grantees.

(c)Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees, members of the Board and any Officers or Employees to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by Applicable Laws on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such individual is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within 30 days after the institution of such claim, investigation, action, suit or proceeding, such individual shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.
(d)No Repricing of Options or SARs. Except as otherwise provided in Sections 10 and 11 hereof, the Administrator shall not (a) reduce the per Share exercise price of an Option or base amount of a SAR previously awarded to any Grantee, (b) cancel, surrender, replace or otherwise exchange any outstanding Option or SAR when the Fair Market Value of a Share underlying such Option or SAR is less than its per Share exercise price or base amount for a new Stock Option or SAR, another Award, cash, Shares or other securities or (c) take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, without the requisite prior affirmative approval of the stockholders of the Company.
5.Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or Subsidiary. Notwithstanding the foregoing, any Option or SAR intended to qualify as an exempt “stock right” under Section 409A may only be granted with respect to “service recipient stock” (as defined in Section 409A).
6.Terms and Conditions of Awards.
(a)Types of Awards. The Administrator may award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR or a similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events or the satisfaction of performance criteria or other conditions. Such awards may include Options, SARs, Restricted Stock, Restricted Stock Units, Other Awards or Dividend Equivalent Rights, and an Award may consist of one such security or benefit, or two or more of them in any combination.
(b)Dividends and Dividend Equivalent Rights. Dividends may be granted in connection with Restricted Stock, and Dividend Equivalent Rights may be granted in connection with Awards other than Options, SARs and Restricted Stock; provided, that dividends and Dividend Equivalents will only be paid with respect to such Awards only if and to the extent the Award (or portion of the Award to which the Dividend or Dividend Equivalent relates) vests.
(c)Conditions of Award. Vesting, payment, settlement and other entitlements with respect to an Award may be conditioned upon such items or events as the Administrator may determine, including the passage of time, Continuous Service, the occurrence of one or more events or the satisfaction of one or more performance goals selected by the Administrator, either individually, alternatively or in any combination, applied to the Company, one or more Related Entities and/or a business unit, group, division of the Company or one or more Related Entities, and measured over an annual or other period, on an absolute or relative basis, as specified by the Administrator. Such performance goals may include (by way of example and not as an exhaustive list): net earnings or net income (before or after taxes); agent count; franchise sales; earnings per share; revenues or sales (including net sales or revenue growth); net operating profit; return measures (including return on assets, net assets, capital, invested capital, equity, sales, or revenue); cash flow (including operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); earnings before or after taxes, interest, depreciation, and/or amortization; gross or operating margins; productivity ratios; share price (including growth measures and total stockholder return); expense targets; margins; operating efficiency; market share; working capital targets and change in working capital; economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); or net operating income or any other performance criteria established by the Administrator. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement. Performance

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goals generally will be measured in accordance with generally accepted accounting principles, but excluding, unless otherwise specified by the Administrator, the effect (whether positive or negative) of any change in accounting standards and any extraordinary, unusual or non-recurring events occurring after the establishment of the performance criteria.
(d)Designation of Options. Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. Any Option designated as an Incentive Stock Option shall comply with the requirements of Section 422 of the Code, including the requirement that Incentive Stock Options may only be granted to individuals who are employed by the Company. Notwithstanding any designation as an Incentive Stock Option, to the extent the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Grantee during any calendar year (under this Plan or any other stock plan maintained by the Company or any of its affiliates) exceeds $100,000, such excess Options shall be treated as Non-Qualified Stock Options. If the Code is amended after the date the Plan becomes effective to provide for a different limit on the Fair Market Value of Shares permitted to be subject to Incentive Stock Options, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.
(e)Acquisitions and Other Transactions. The Administrator may issue Awards in settlement or assumption of, or in substitution for, outstanding awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction. Any Shares issuable pursuant to such Awards shall not be counted against the Share limit set forth in Section 3(a). Additionally, available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect such acquisition) may be used for Awards under the Plan and shall not be counted against the Share limit set forth in Section 3(a), except as required by the rules of any applicable stock exchange.
(f)Term of Award. The term of each Award, if any, shall be the term stated in the Award Agreement; provided, however, that the term of an Award shall be no more than 10 years from the grant date. In the case of an Incentive Stock Option granted to a Grantee who, on the grant date, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary, the term of the Incentive Stock Option shall be no more than five years from the grant date. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.
(g)Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Awards other than Incentive Stock Options shall be transferable (i) by will or by the laws of descent and distribution, (ii) during the lifetime of the Grantee, to the extent and in the manner authorized by the Administrator, but only to the extent such transfers are made in accordance with Applicable Laws to family members, to family trusts, to family controlled entities, to charitable organizations, and pursuant to domestic relations orders or agreements, in all cases without payment for such transfers to the Grantee and (iii) as otherwise expressly permitted by the Administrator and in accordance with Applicable Laws.
(h)Grant Date of Awards. The grant date of an Award shall, for all purposes, be the date on which the Administrator makes the determination to grant such Award, or such later date as determined by the Administrator.
(i)Deferral of Award Payment. The Company may establish one or more programs to permit selected Grantees the opportunity to elect to defer receipt of consideration to be received under an Award, other than an Award of Options or SARs. The Company may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Company deems advisable for the administration of any such deferral program.
(j)Non-Employee Director Limit. Notwithstanding any other provision of the Plan to the contrary, during any fiscal year, the sum of (i) the aggregate grant date fair value of Shares granted and (ii) cash paid to any Director who is not an Employee and shall not exceed $750,000; provided, that (i) the limit set forth in this sentence shall be multiplied by two in the year in which a Director who is not an Employee commences service on the Board, and (ii) the limit set forth in this sentence shall not apply to awards made pursuant to an election by a Director to receive an Award in lieu of all or a portion of a cash retainer for service on the Board or any committee thereunder. This limit will not be increased except with stockholder approval.

7.Exercise Price, Base Amount, Consideration and Taxes.
(a)Exercise Price and Base Amount. The per Share exercise price of an Option and the base amount of a SAR shall be such price as determined by the Administrator in accordance with Applicable Laws; provided, that, other than an Option or SAR issued pursuant to Section 6(e) or adjusted pursuant to Section 10, the per Share exercise price of an Option and the base amount of a SAR shall not be less than the Fair Market Value on the grant date and, in the case of an Incentive Stock Option granted to an Employee who, on the grant date, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall not be less than 110% of the Fair Market Value on the grant date. Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(e), the exercise price, base amount or purchase price shall be determined in the manner described in the definitive transaction agreement to which the Company is party (or if there is no such agreement, in the manner determined by the Administrator).
(b)Consideration. In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan, and subject to Applicable Laws, the following:
(i)cash;
(ii)check;
(iii)wire transfer;
(iv)delivery of the Grantee’s promissory note with such recourse, interest, security and redemptions provisions as the Administrator deems appropriate;
(v)surrender of Shares, or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require, that have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise or purchase price of the Award;
(vi)with respect to Options, if the exercise occurs when the Shares are listed on one or more established stock exchanges or national market systems, payment through a broker-assisted cashless exercise program;
(vii)with respect to Options, payment through a “net exercise” procedure established by the Company such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares equal to (A) the number of Shares as to which the Option is being exercised, multiplied by (B) a fraction, the numerator of which is the Fair Market Value on the exercise date less the exercise price per Share, and the denominator of which is such Fair Market Value (with the number of net Shares to be received rounded down to the nearest whole number of Shares); or
(viii)any combination of the foregoing methods of payment.

The Administrator may grant Awards that do not permit all of the foregoing forms of consideration to be used in payment for the Shares or that otherwise restrict one or more forms of consideration.

(c)Taxes.
(i)A Grantee shall, no later than the date as of which taxes are required by Applicable Laws to be withheld with respect to an Award, pay to the Company or a Related Entity, or make arrangements satisfactory to the Administrator regarding payment of, such withholding taxes. The obligations of the Company under the Plan shall be conditional on the making of such payment or arrangements, and the Company shall, to the extent permitted by Applicable Laws, have the right to deduct any such taxes from any payment of any kind otherwise due to the Grantee. The Administrator may require or may permit a Grantee to elect that the withholding requirement be satisfied in whole or in part, by having the Company withhold or by tendering to the Company, Shares having a Fair Market Value equal to the minimum statutory withholding with respect to an Award or such greater amount that is permitted by Applicable Law, provided such greater amount does not exceed the maximum statutory rates in the applicable jurisdictions or cause adverse accounting consequences for the Company. The Company may also use any

86	RE/MAX Holdings, Inc.	2023 Proxy Statement

other method of obtaining the necessary payment or proceeds, as permitted by Applicable Laws, to satisfy its withholding obligation with respect to an Award.
(ii)The Plan and Awards (and payments and benefits thereunder) are intended to be exempt from, or to comply with, Section 409A, and, accordingly, to the maximum extent permitted, the Plan, Award Agreements and other agreements or arrangements relating to Awards shall be interpreted accordingly. Notwithstanding anything to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, (A) a Grantee shall not be considered to have terminated Continuous Service and no payment or benefit shall be due to the Grantee under the Plan or an Award until the Grantee would be considered to have incurred a “separation from service” from the Company and the Related Entities within the meaning of Section 409A and (B) if the Grantee is a “specified employee” (as defined in Section 409A), amounts that would otherwise be payable and benefits that would otherwise be provided under the Plan or an Award during the six-month period immediately following the Grantee’s separation from service shall instead be paid or provided on the first business day after the date that is six months following the Grantee’s separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under the Plan or an Award shall be construed as a separate identified payment for purposes of Section 409A. The Company makes no representation that any or all of the payments or benefits provided under the Plan or an Award will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment or benefit. The Grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A, and the Company, the Related Entities and their respective employees, officers, directors, agents and representatives (including legal counsel) will not have any liability to any Grantee with respect to any taxes, penalties, interest or other costs or expenses the Grantee or any related party may incur with respect to or as a result of Section 409A or for damages for failing to comply with Section 409A.
8.Exercise of Options and SARs.
(a)Procedure for Exercise.
(i)An Option or SAR shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.
(ii)An Option or SAR shall be deemed exercised when written notice of such exercise has been given to the Company (or a broker pursuant to Section 7(b)(vi)) in accordance with the terms of the Award by the Grantee and, if applicable, full payment for the Shares with respect to which the Option or SAR is exercised has been made (together with applicable tax withholding).
(b)Exercise Following Termination of Continuous Service. If a Grantee’s Continuous Service terminates, all or any portion of the Grantee’s Options or SARs that were vested at the Termination Date (including any portion thereof that vested as a result of such termination) may be exercised during the applicable Post-Termination Exercise Period. Except as otherwise determined by the Administrator or as set forth in the Grantee’s Award Agreement, if the Grantee’s Options or SARs are unvested on the Termination Date (and do not vest as a result of such termination), or if the vested portion of the Grantee’s Options or SARs is not exercised within the applicable Post-Termination Exercise Period, the Options and SARs shall terminate.
(i)Termination for Cause. Except as otherwise determined by the Administrator or set forth in the Grantee’s Award Agreement, upon the termination of the Grantee’s Continuous Service for Cause, the Grantee’s right to exercise an Option or SAR (whether vested or unvested) shall terminate concurrently with the termination of the Grantee’s Continuous Service.
(ii)Change in Status. If a Grantee’s status changes from Employee to Consultant or non-Employee Director, the Employee’s Incentive Stock Option shall automatically become a Non-Qualified Stock Option on the day that is three months and one day following such change of status.
(iii)Termination Due to Disability. If a Grantee’s Continuous Service terminates as a result of Disability, if such Disability is not a “permanent and total disability” as such term is defined in Section 22(e)(3) of the Code, in the case of an Incentive Stock Option, such Incentive Stock Option shall automatically become a Non-Qualified Stock Option on the day that is three months and one day following such termination.
(c)Extension If Exercise Prevented by Applicable Laws. Notwithstanding the foregoing, if the exercise of an Option or SAR during the applicable Post-Termination Exercise Period is prevented by the provisions of Section 9, the Option or SAR shall remain exercisable until the 30th day (or such later date as determined by the

Administrator) after the date the Grantee is notified by the Company that the Option or SAR is exercisable, but in no event later than the expiration date of the term of such Option or SAR specified in the Award Agreement and only in a manner and to the extent permitted under Section 409A.
9.Conditions upon Issuance of Shares.
(a)If the Administrator determines that the delivery of Shares with respect to an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares with respect to an Award shall be suspended until the Administrator determines that such delivery is lawful. An Incentive Stock Option may not be exercised until the Plan has been approved by the stockholders of the Company. The Company shall have no obligation to effect any registration or qualification of the Shares under Applicable Laws. A Grantee’s right to exercise an Award may be suspended for a limited period of time if the Administrator determines that such suspension is administratively necessary or desirable. In no event shall the Company issue fractional Shares.
10.Adjustments upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, Applicable Laws and Section 11, (i) the number and kind of Shares or other securities or property covered by each outstanding Award, (ii) the number and kind of Shares that have been authorized for issuance under the Plan, (iii) the exercise price, base amount or purchase price of each outstanding Award and (iv) any other terms that the Administrator determines require adjustment, shall be proportionately adjusted for: (A) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Shares, or similar transaction affecting the Shares; (B) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; or (C) any other transaction with respect to the Shares, including any distribution of cash, securities or other property to stockholders (other than a normal cash dividend), a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), a “corporate transaction” as defined in Section 424 of the Code or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Any such adjustments to outstanding Awards shall be effected in a manner that is intended to preclude the enlargement or diminution of rights and benefits under such Awards. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.
11.Change in Control. Subject to Section 10 and except as otherwise provided in an Award Agreement, employment or similar agreement or in the definitive Change in Control transaction agreement, in the event of a Change in Control, the Awards shall be treated as follows:
(a)Awards Continued or Assumed or Substituted by Surviving Entity.
(i)If the Company is the surviving entity (in which case the Awards will continue) or if the Company is not the surviving entity, but the surviving entity (or a parent entity thereof) assumes an Award or substitutes for an Award another award relating to the stock of such surviving entity (or parent thereof), such awards (the “Continued, Assumed or Substituted Awards”) shall remain governed by their respective terms; provided, that (A) if, as of the Change in Control, the Awards are subject to vesting conditions relating to items or events other than Continuous Service (e.g., performance-based vesting conditions), such vesting conditions shall be deemed to have been satisfied at the “target” (or term of similar import) performance level (or, if the applicable performance period has been completed as of the date of the Change in Control, at the performance level achieved based on actual performance) and the Continued, Assumed or Substituted Awards shall remain subject to any vesting conditions based on Continuous Service, without proration, and (B) if on, or within 24 months following, the date of the Change in Control, the Grantee’s Continuous Service is terminated by the Company or a Related Entity without Cause, the Continued, Assumed or Substituted Awards held by the Grantee that were not then vested (and, with respect to Options and SARs, exercisable) shall immediately become fully vested and, if applicable, exercisable.
(ii)If the Company is not the surviving entity and the surviving entity (or a parent entity thereof) does not assume or substitute Awards, the holders of such Awards shall be entitled to the benefits set forth in Section 11(a)(i) as of the date of the Change in Control, to the same extent as if the holder’s Continuous Service had been terminated by the Company without Cause as of the date of the Change in Control; provided, that, to the extent any Award constitutes deferred compensation for purposes of Section 409A, if the settlement or other payment event resulting from the vesting of such Award pursuant to this Section 11(a)(ii) would not be permitted by Section 409A, such Award shall vest pursuant to this Section 11(a)(ii), but the settlement or other payment event with respect to such Award

88	RE/MAX Holdings, Inc.	2023 Proxy Statement

shall not be accelerated and shall instead occur when it would have occurred had the Award been Continued, Assumed or Substituted pursuant to Section 11(a)(i) (or on such earlier date as is permitted under Section 409A). The Administrator may provide that each Award that is vested (or vests) as of the Change in Control shall be canceled in exchange for a payment in an amount equal to (A) the Fair Market Value per Share subject to the Award immediately prior to the Change in Control over the exercise or base price (if any) per Share subject to the Award multiplied by (B) the number of Shares granted under the Award. For avoidance of doubt, if the Fair Market Value per Share subject to an Option or SAR immediately prior to the Change in Control is less than the exercise or base price per Share of such Award, such Awards shall be cancelled for no consideration.
(b)For the purposes of this Section 11, an Award shall be considered assumed or substituted for if immediately following the Change in Control the award is of substantially equal value, with the determination of such substantial equality of value being made by the Administrator before the Change in Control.
12.Effective Date and Term of Plan. The Plan shall become effective upon the earlier of its adoption by the Board or its approval by the stockholders of the Company. The Plan shall continue in effect for a term of 10 years, unless sooner terminated pursuant to Section 13(a). For clarity, no Awards may be granted after the Plan has terminated; however, Awards granted prior to the Plan’s termination will remain subject to the terms of the Plan and the applicable Award Agreement.
13.Amendment, Suspension or Termination of the Plan or Awards.
(a)The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws.
(b)No Award may be granted during any suspension of the Plan or after termination of the Plan.
(c)No amendment, suspension or termination of the Plan or any Award shall materially adversely affect the Grantee’s rights under an Award without the Grantee’s written consent; provided, however, that an amendment or modification that (i) may cause an Incentive Stock Option to become a Non-Qualified Stock Option or (ii) the Administrator considers, in its sole discretion, necessary or advisable to comply with, take into account or otherwise respond to Applicable Laws, shall not be treated as materially adversely affecting the Grantee’s right under an outstanding Award.
14.Clawback, Repayment or Recapture Policy. Notwithstanding anything to the contrary, to the extent allowed under Applicable Laws, all Awards, and any related payments made under the Plan, shall be subject to the requirements of any applicable clawback, repayment or recapture policy implemented by the Company, to the extent set forth in such policy and/or in an Award Agreement or other agreement with the Grantee.
15.Limitation of Liability. The Company is under no duty to ensure that Shares may legally be delivered under the Plan, and shall have no liability in the event such delivery of Shares may not be made.
16.No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with the Grantee’s right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without Cause, and with or without notice.
17.No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a compensation or benefit plan, program or arrangement of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of such plans, programs or arrangements. The Plan is not a “pension plan” or “welfare plan” under the Employee Retirement Income Security Act of 1974.
18.Unfunded Obligation. A Grantee shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan or an Award shall be unfunded and unsecured obligations for all purposes, including Title I of the Employee Retirement Income Security Act of 1974. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, to create any trusts, or to establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, that the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. A Grantee shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.
19.Construction. The following rules of construction shall apply to the Plan and Award Agreements. Captions and titles are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan or Award Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the word “or” is not intended to be exclusive, unless the context clearly requires otherwise. The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The words “writing” and “written” and comparable words refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Any reference to any federal, state or other statute or law shall be deemed also to refer to such statute or law as amended, and to all rules and regulations promulgated thereunder. References to “stockholders” shall be deemed to refer to “shareholders” to the extent required by Applicable Laws. References to the Company or any Related Entity shall include such entity’s successors.
20.Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval nor any provision of the Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable.
21.Governing Law. Except as otherwise provided in an Award Agreement, the Plan, the Award Agreements and any other agreements or arrangements relating to Awards shall be interpreted and construed in accordance with the laws of Delaware, without regard to the conflicts of laws rules of such state, to the extent not preempted by federal law. If any provision of the Plan, the Award Agreements or any other agreements or arrangements relating to Awards is determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by Applicable Laws and the other provisions shall nevertheless remain effective and shall remain enforceable.

90	RE/MAX Holdings, Inc.	2023 Proxy Statement

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V03539-P89585 ! ! ! For All Withhold All For All Except For Against Abstain For Against Abstain To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. RE/MAX HOLDINGS, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 RE/MAX HOLDINGS, INC. 4. Approval of the RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan. 2. Advisory vote on the compensation of our named executive officers. 3. Advisory vote on the frequency of future advisory votes on executive compensation. The Board of Directors recommends you vote FOR the following proposals: 5. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. 01) Roger Dow 02) Norman Jenkins 03) Laura Kelly 04) Katherine Scherping 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposal: The Board of Directors recommends you vote 1 YEAR for the following proposal: Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. ! ! ! ! ! ! 1 Year 2 Years 3 Years Abstain ! ! ! ! ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/RMAX2023 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V03540-P89585 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. This proxy is solicited by the Board of Directors for the Annual Meeting of Stockholders to be held on May 24, 2023. The undersigned, revoking all prior proxies, hereby appoints Stephen Joyce, Karri Callahan and Susan Winders, and any of them, each with full power of substitution, as proxies to represent the undersigned and vote all shares of Class A or Class B Common Stock of RE/MAX Holdings, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Stockholders to be held online at www.virtualshareholdermeeting.com/RMAX2023 on May 24, 2023 at 1:30 pm (Mountain Time) and at any adjournments or postponements thereof. When properly executed, this proxy will be voted as directed. If no direction is indicated, this proxy will be voted "FOR" each director nominee in Proposal 1, "FOR" Proposal 2, "1 YEAR" for Proposal 3, and "FOR" Proposals 4 and 5. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting. RE/MAX HOLDINGS, INC. Annual Meeting of Stockholders May 24, 2023 1:30 pm Mountain Time This proxy is solicited by the Board of Directors Continued and to be signed on reverse side